EXHIBIT 10.1
Execution Copy
AGREEMENT FOR REINSURANCE
AND PURCHASE AND SALE OF ASSETS
By and among
THE CHESAPEAKE LIFE INSURANCE COMPANY,
MID-WEST NATIONAL LIFE INSURANCE COMPANY OF TENNESSEE,
THE MEGA LIFE AND HEALTH INSURANCE COMPANY
and
HEALTHMARKETS, LLC
and
WILTON REASSURANCE COMPANY

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
1.1 Administrative Services	2
1.2 Affiliate	2
1.3 Ancillary Agreements	2
1.4 Applicable Law	2
1.5 Appraisal	2
1.6 Asset Purchase Price	2
1.7 Assets	2
1.8 Assumed Liabilities	2
1.9 Bill of Sale	3
1.10 Books and Records	3
1.11 Business	3
1.12 Business Day	3
1.13 Business Employees	3
1.14 Closing	3
1.15 Closing Date	3
1.16 Code	4
1.17 Coinsurance Agreement	4
1.18 Coinsurance Effective Date	4
1.19 Coinsured Policy	4
1.20 Computer Software	4
1.21 Dedicated Agent Commission Schedules	4
1.22 Dedicated Agent Commission Payments	4
1.23 ERISA	4
1.24 Excluded Liabilities	4
1.25 Existing Reinsurance Agreements	4
1.26 GAAP	5
1.27 Governmental Authority	5
1.28 Independent Accounting Firm	5
1.29 Insurance Liabilities	5
1.30 Intellectual Property	5
1.31 Intellectual Property Contracts	5
1.32 Knowledge of the Ceding Companies	5
1.33 Knowledge of HealthMarkets	5
1.34 Knowledge of the Reinsurer	6
1.35 Loss or Losses	6
1.36 Material Adverse Effect	6
1.37 Offshore Assets	6
1.38 Oklahoma City Sublease	6
1.39 Permitted Transactions	7
1.40 Person	7
1.41 Policies	7
1.42 Policyholder	7
1.43 Post-Closing Period	7

i

1.44 Pre-Closing Period	7
1.45 Producer	7
1.46 Producer Agreement	7
1.47 Producer Payments	7
1.48 Purchase Price	7
1.49 Required Closing Date Approvals	8
1.50 SAP	8
1.51 Service Notice	8
1.52 Settlement Amount	8
1.53 Statutory Reserves and Liabilities	8
1.54 Straddle Period	8
1.55 Taxes	8
1.56 Tax Return	8
1.57 Total Consideration	8
1.58 Transferred Amount	8
1.59 Transferred Assets	9
1.60 Transferred Companies	9
1.61 Transferred Companies Purchase Price	9
1.62 Transition Date	9
1.63 Transition Period	9
1.64 Transition Services	9
1.65 The following terms are defined herein in the Section listed below:	9

ARTICLE II REINSURANCE; PURCHASE AND SALE OF ASSETS	11
2.1 Estimate of Transition Employee Cost	11
2.2 Reinsurance of Policies	11
2.3 Transfer of Books and Records	11
2.4 Producer Payments	12
2.5 Purchase and Sale of Assets	12
2.6 Purchase and Sale of Offshore Assets	12
2.7 Resignations	13
2.8 Adjustments to Purchase Price and Transferred Companies Purchase Price	13

ARTICLE III CEDING COMPANIES’ REPRESENTATIONS AND WARRANTIES	15
3.1 Ceding Companies’ Existence and Authority	15
3.2 Sufficiency of Statutory Reserves and Liabilities	17
3.3 Policies	17
3.4 Accuracy of Books and Records	18
3.5 Premium Taxes	18
3.6 Reinsurance Coverage	18
3.7 Producer Payments	19
3.8 Compliance with Applicable Law	19
3.9 Litigation	20
3.10 Ceding Companies’ Brokers	20
3.11 Title to and Sufficiency of Assets	20

3.12 Intellectual Property	20
3.13 Real Property	21
3.14 Absence of Certain Changes	21
3.15 Financial Statements	22
3.16 Material Contracts	23
3.17 List of Business Employees	23
3.18 Employee Benefits Plans	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED COMPANIES	24
4.1 HealthMarkets Existence and Authority	24
4.2 Taxes	25
4.3 Offshore Assets	28
4.4 Accuracy of Books and Records	28
4.5 Compliance with Applicable Law	29
4.6 Litigation	29
4.7 Title to Assets	29
4.8 Real Property	30
4.9 Transferred Company Financial Statements	30
4.10 Absence of Certain Changes	30
4.11 Material Contracts	30

ARTICLE V REINSURER REPRESENTATIONS AND WARRANTIES	31
5.1 Reinsurer’s Corporate Existence and Authority	31
5.2 Availability of Funds; Financial Impact	33
5.3 Financial Statements	33
5.4 Ratings	33
5.5 Absence of Certain Changes	34
5.6 Compliance with Applicable Law	34
5.7 Litigation Against Reinsurer	34
5.8 Reinsurer’s Brokers	34
5.9 Non-Reliance	34
5.10 Investment Intent	34
5.11 No Knowledge of Material Adverse Effect	34

ARTICLE VI COVENANTS OF THE PARTIES	34
6.1 Maintenance of Business by the Ceding Companies and the Transferred Companies	34
6.2 No Change in Reserving Policies, Methods or Assumptions	36
6.3 Existing Reinsurance Agreements	37
6.4 Continued Access to Books and Records Retained by the Ceding Companies	37
6.5 Notice of Actions Received by the Ceding Companies	38
6.6 Continued Access to Books and Records Transferred to the Reinsurer	38
6.7 Access prior to Closing	38
6.8 Filings, Consents and Approvals	39
6.9 Conduct Pending Closing	40

6.10 Further Assurances	40
6.11 Use by the Reinsurer of HealthMarkets’ or the Ceding Companies’ Name, Logo or Service Marks	40
6.12 Communications with Policyholders	41
6.13 Expenses	41
6.14 Closing Adjustments; Intercompany Balances and Agreements	41
6.15 Non-Compete	41
6.16 Internal Replacement	42
6.17 Employee Matters	42
6.18 Certain Collateral Requirements	44
6.19 Oklahoma City Sublease	44
6.20 Separate Account Contracts	44
6.21 Quarterly Financial Information	44
6.22 Certain Claims	45
6.23 Administration of Business Not Assumed	45

ARTICLE VII CONDITIONS TO CLOSING	45
7.1 Conditions to the Reinsurer’s Obligations to Close	45
7.2 Conditions to the Ceding Companies’ and HealthMarkets’ Obligations to Close	46

ARTICLE VIII TAX MATTERS	47
8.1 Access to Tax Records; Cooperation	47
8.2 Liability for Taxes and Related Matters	48
8.3 Survival of Obligations	50
8.4 Tax Sharing Agreement	51
8.5 Certain Taxes	51
8.6 Allocation	51
8.7 Tax Treatment of Payments	51
8.8 Refunds	51

ARTICLE IX ARBITRATION	52
9.1 Agreement to Arbitrate	52
9.2 Method	52

ARTICLE X INDEMNIFICATION	53
10.1 Indemnification Under Ancillary Agreements	53
10.2 Indemnification Under this Agreement	54
10.3 Notice of Claim	56
10.4 Opportunity to Defend	56
10.5 Limitation on Indemnification	57
10.6 Survival of Representations and Warranties	57
10.7 Exclusive Remedy	58

ARTICLE XI TERMINATION	58
11.1 Termination	58
11.2 Effect of Termination	59

ARTICLE XII MISCELLANEOUS PROVISIONS	59
12.1 Notice	59
12.2 Entire Agreement	60
12.3 Assignment	60
12.4 Waivers and Amendments	60
12.5 No Third Party Beneficiaries	60
12.6 Public Announcements	60
12.7 Confidentiality	61
12.8 Governing Law	61
12.9 Counterparts	61
12.10 Headings	62
12.11 Exhibits/Schedules	62
12.12 Severability	62

v

AGREEMENT FOR REINSURANCE AND PURCHASE AND SALE OF ASSETS
     THIS AGREEMENT FOR REINSURANCE AND PURCHASE AND SALE OF ASSETS (this “Agreement”), dated as of June 12, 2008, is entered into by and among THE CHESAPEAKE LIFE INSURANCE COMPANY, an Oklahoma stock life and health insurance company; MID-WEST NATIONAL LIFE INSURANCE COMPANY OF TENNESSEE, a Texas stock life and health insurance company (“Mid-West”); and THE MEGA LIFE AND HEALTH INSURANCE COMPANY, an Oklahoma stock life and health insurance company (“MEGA Life”), (each, individually the “Ceding Company,” and, collectively, the “Ceding Companies” or the “Companies”) and HEALTHMARKETS, LLC, a Delaware limited liability company and the direct or indirect parent of the Companies (“HealthMarkets”); and WILTON REASSURANCE COMPANY, a Minnesota stock life insurance company (the “Reinsurer”).
     WHEREAS, the Companies have issued or assumed certain insurance Policies (as defined herein); and
     WHEREAS, each of the Ceding Companies desires to indemnity reinsure or retrocede on a 100% coinsurance basis the Policies of such Ceding Company to the Reinsurer, and the Reinsurer desires to reinsure the Policies in accordance with the terms of each Coinsurance Agreement (as defined below) and this Agreement; and
     WHEREAS, HealthMarkets and each of the Ceding Companies desire to sell certain assets related to the Policies to the Reinsurer, and the Reinsurer desires to purchase such assets; and
     WHEREAS, concurrently with entering into this Agreement, HealthMarkets and the Reinsurer are entering into that certain Stock Purchase Agreement (the "Student Loan Purchase Agreement”) for the sale by HealthMarkets to the Reinsurer of all of the issued and outstanding shares of capital stock of CFLD-I, Inc., a Delaware corporation, all of the issued and outstanding shares of capital stock of UICI Funding Corp. 2, a Delaware corporation, and its 100% membership interest in National Student Association, LLC, a Texas limited liability company (collectively, the “Student Loan Companies”).
     WHEREAS, MEGA Life or another HealthMarkets Affiliate will undertake to provide certain Transition Services (as defined below) to the Reinsurer for a period of time following the Closing Date under this Agreement pursuant to the Coinsurance Agreements, and, on and after the Closing Date, the Reinsurer shall undertake and assume full responsibility for providing all Administrative Services (as defined below) pursuant to the terms of the Coinsurance Agreements.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants herein contained, and intending to be legally bound hereby, the Ceding Companies, HealthMarkets and the Reinsurer do hereby agree as follows:

ARTICLE I
DEFINITIONS
     Capitalized terms used in this Agreement, but not defined in this Article I, shall have the meaning given them in the other articles of this Agreement. The following capitalized words and terms shall have the following meanings when used in this Agreement:
     1.1 Administrative Services. The services to be provided in connection with the Business as set forth in the Coinsurance Agreements.
     1.2 Affiliate. Any Person that directly, or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with any other Person. For purposes of this definition "control” means having the power to direct, or cause the direction of, the management and policies of a Person, which may be possessed directly or indirectly by any means, including, without limitation, the ownership of a majority of the voting securities of a Person, or by contract, other than a contract for nonmanagement services.
     1.3 Ancillary Agreements. The Coinsurance Agreements, the Bill of Sale, and the Oklahoma City Sublease.
     1.4 Applicable Law. Any domestic or foreign federal, state or local statute, law, ordinance, code or common law or any rules, regulations, publicly available administrative interpretations, or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, administrative interpretation, judgment or decree applicable to a Person or such Person’s business, subsidiaries, properties, assets, officers, directors, employees or agents.
     1.5 Appraisal. The Actuarial Appraisal of HealthMarkets Individual Life and Annuity Business as of June 30, 2007 prepared by Milliman and dated as of January 18, 2008, together with the Model Refinement Memorandum prepared by Milliman on April 11, 2008.
     1.6 Asset Purchase Price. Cash, in the amount of One Million Dollars ($1,000,000.00), which shall be the purchase price related to the purchase and sale of the Assets.
     1.7 Assets. All of the Ceding Companies’ and HealthMarkets’s rights, title and interest in the service marks, software, Books and Records and other assets or contracts of any of the Ceding Companies (other than the Policies and the Existing Reinsurance Agreements) and HealthMarkets used in the conduct of the Business and that will be transferred to the Reinsurer, all as identified on Schedule 1.7 attached hereto and made a part hereof.
     1.8 Assumed Liabilities. Without duplication, (a) all Insurance Liabilities, and (b) all other liabilities, obligations or indemnities relating to the Business which are expressly assumed by the Reinsurer under the terms of this Agreement and the Ancillary Agreements.
     1.9 Bill of Sale. The Bill of Sale and Assignment and Assumption Agreement for the transfer of the Transferred Assets in the form mutually agreed to by the parties hereto prior to the Closing.
     1.10 Books and Records. All original files and records (or copies thereof), in whatever form (including computer generated, recorded or stored records, and any database, magnetic or optical media, to the extent not subject to licensing restrictions), in the possession or under the control of the Transferred Companies, HealthMarkets or the Ceding Companies relating primarily to the Business as currently conducted, including, but not limited to policy files, claims files, underwriting files, sales records, advertising files, customer lists, compliance records, financial records, policy form files (including all files relating to the filing and approval of policy forms, applications and riders with any Governmental Authority), copies of all Producer Agreements (except those related to individual Producers associated with Ceding Companies’ dedicated agency sales force including, without limitation, Producers associated with UGA-Association Field Services and Cornerstone America), records relating to the Transferred Assets, rate filings and actuarial data developed or utilized by each Ceding Company or on its behalf in support of premium rates charged under the Policies, and data from premium Tax records and reports for the Policies covering any period prior to the Closing Date.
     1.11 Business. The business of selling, issuing and administering the Policies and the other business activities of HealthMarkets, the Ceding Companies and the Transferred Companies to the extent reasonably related thereto and to the Transferred Assets. For the avoidance of doubt, “Business” does not include any New Policy as defined in the Coinsurance Agreements.
     1.12 Business Day. Any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     1.13 Business Employees. All employees of MEGA Life and its Affiliates who are required in the administration of the Business, except for employees who primarily provide Transition Services.
     1.14 Closing. The closing of the transactions contemplated in Article II of this Agreement, which shall take place at the offices of HealthMarkets in North Richland Hills, Texas, unless the parties agree to close by facsimile transmission and wire transfer.
     1.15 Closing Date. The date upon which the Closing shall take place, which shall be the first business day of the month immediately following the month in which the last of the conditions to Closing set forth in this Agreement is satisfied or waived; provided, however, that if such conditions are satisfied or waived less than five Business Days before the end of such month, the Closing Date shall be the first Business Day of the second month immediately following such month, and provided further, that the Closing may occur on such other date as the parties may agree to in writing.
     1.16 Code. The Internal Revenue Code of 1986, as amended.
     1.17 Coinsurance Agreement. Each coinsurance agreement to be entered into between each Ceding Company and the Reinsurer pursuant to the provisions of Section 2.2 of this Agreement, which shall be in the form shown at Exhibit A hereto.
     1.18 Coinsurance Effective Date. The date upon which the coinsurance of the Policies by the Reinsurer under the terms of the Coinsurance Agreements shall be effective.
     1.19 Coinsured Policy. Each Policy reinsured by the Reinsurer under the Coinsurance Agreements.
     1.20 Computer Software. All applications needed to administer the Business and the business of the Student Loan Companies, including all object code, all executables, copy books and modules, if any, required to compile related programs, and any available source code relating thereto.
     1.21 Dedicated Agent Commission Schedules. The commission fee schedules setting forth amounts payable to Producers in the Ceding Companies’ UGA Association Field Services and Cornerstone America marketing divisions. Complete and accurate copies of the Dedicated Agent Commission Schedules are attached in Schedule 3.7.
     1.22 Dedicated Agent Commission Payments. Payments pursuant to the Dedicated Agent Commission Schedules with respect to the Coinsured Polices, subject to any offset to which the Ceding Companies are entitled with respect to any such payments.
     1.23 ERISA. The Employee Retirement Income Security Act of 1974, as amended
     1.24 Excluded Liabilities. (i) Any claims or liability under, in connection with or with respect to the Policies not assumed by the Reinsurer and defined as “Excluded Liabilities” under the terms and provisions of the Coinsurance Agreements, (ii) any existing or threatened action, suit or proceeding identified or required to be identified on Schedule 3.9 hereof, (iii) any obligation or liability transferred by U.S. Managers Life Insurance Company, Ltd. to United Group Reinsurance, Inc. pursuant to that certain Agreement of Transfer of Business dated December 22, 2003, (iv) any obligation or liability transferred by Financial Services Reinsurance, Ltd. to United Group Reinsurance pursuant to that certain Agreement of Transfer of Business dated December 22, 2004, and (v) any claims against or liabilities of the Ceding Companies or HealthMarkets that are not Assumed Liabilities.
     1.25 Existing Reinsurance Agreements. All contracts, agreements and treaties of reinsurance between any of the Ceding Companies or Transferred Companies and a third-party reinsurer (whether or not affiliated with any Ceding Company or Transferred

Company) that (a) are in force and effect as of the date hereof and (b) cover any risks associated with the Policies.
     1.26 GAAP. Generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.
     1.27 Governmental Authority. Any federal, state, local or foreign governmental or regulatory authority, agency, commission, court or other legislative, executive or judicial governmental authority.
     1.28 Independent Accounting Firm. An accounting or actuarial firm of national standing selected as follows: No later than sixty (60) days after delivery of a Dispute Notice, if no agreement has been reached in connection with such Dispute Notice, each of the Reinsurer, on one hand, and the Ceding Companies and HealthMarkets, on the other hand, (the "Parties") will distribute to the other Party a list of three (3) accounting firms or actuarial firms of national standing. If there is a match on the lists exchanged by the Parties, the firm so identified will be the Independent Accounting Firm. If more than one name on each list matches, the Independent Accounting Firm shall be chosen by lot from the matching names. If no names on the list match, the Parties will exchange a new list consisting of three (3) additional accounting firms or actuarial firms within ten (10) Business Days (of which at least two selections shall not be any of the firms identified on the first list), and repeat the process set forth above until a match is made, which shall be the Independent Accounting Firm.
     1.29 Insurance Liabilities. Liabilities and obligations arising under, or related to the Coinsured Policies, other than Excluded Liabilities, as such terms are defined in each Coinsurance Agreement.
     1.30 Intellectual Property. Collectively, all United States and foreign registered, unregistered and pending (i) trademarks, (ii) Computer Software, (iii) copyrights (including those in Computer Software, and all registrations and applications therefor), (iv) patents, (v) trade secrets, and (vi) all other intellectual property rights and rights of a similar nature.
     1.31 Intellectual Property Contracts. All license, assignment, distribution, Computer Software (including maintenance), trademark consent, trademark coexistence, non-assertion or other contracts relating to Intellectual Property to which the Ceding Companies or Affiliates of the Ceding Companies are a party (or under which they otherwise derive or grant Intellectual Property rights) primarily used in the Business and the business of the Student Loan Companies.
     1.32 Knowledge of the Ceding Companies. The actual knowledge of those Persons listed on Schedule 1.32 after reasonable inquiry.
     1.33 Knowledge of HealthMarkets. The actual knowledge of those Persons listed on Schedule 1.33 after reasonable inquiry.

     1.34 Knowledge of the Reinsurer. The actual knowledge of those Persons listed on Schedule 1.34 after reasonable inquiry.
     1.35 Loss or Losses. All costs and expenses (including interest, penalties, reasonable attorneys’, accountants’ and actuaries’ fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments sustained by any Person who is a party to or entitled to indemnification under this Agreement or one or more of the Ancillary Agreements.
     1.36 Material Adverse Effect. Any change, event or effect that is materially adverse to the Business and the business or operations of the Student Loan Companies, taken as a whole, on the one hand, or the Reinsurer, on the other hand, or any change, event or effect that is materially adverse to the ability of the Companies, HealthMarkets or the Reinsurer to consummate the transactions contemplated by this Agreement and the agreements contemplated hereby, or to perform their obligations hereunder or thereunder, in each case excluding any such change, event or effect to the extent resulting from the following:
     (a) general political, economic or business conditions or changes therein;
     (b) financial and capital market conditions, including interest rates, or changes therein;
     (c) general industry conditions affecting the health and life insurance industry generally (including changes in Applicable Law, GAAP or SAP, or authoritative interpretations thereof, after the date of this Agreement) to the extent not having a disproportionate effect on the Business and the business of the Student Loan Companies, on the one hand, or the Reinsurer, on the other hand, relative to other competitors of the Companies, HealthMarkets or the Reinsurer;
     (d) any action, change or effect attributable to the announcement of this Agreement or the identity of the Reinsurer, the announcement of the Coinsurance Agreement or the transactions contemplated thereby, or other transactions contemplated by this Agreement; or
     (e) any change, effect or event to the extent affecting solely the Excluded Liabilities or policies and assets retained by the Companies or HealthMarkets.
     1.37 Offshore Assets. The issued and outstanding shares of capital stock of each of the Transferred Companies owned by HealthMarkets.
     1.38 Oklahoma City Sublease. The sublease agreement to be entered into between MEGA Life and the Reinsurer or an Affiliate of the Reinsurer with respect to certain premises leased by MEGA Life pursuant to the lease agreement between

Continental Group Investments Limited Partnership and The Mega Life and Health Insurance Company dated December 15, 2006.
     1.39 Permitted Transactions. Reinstatements, renewals, the exercise of purchase options under, or the exercise of contractual conversion rights under the Policies if and to the extent required by the provisions of the Policies.
     1.40 Person. Shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority or business organization.
     1.41 Policies. Collectively, all of those insurance policy contracts issued or assumed by the Companies that are “Policies” as that term is defined in Section 1.26 of each of the Coinsurance Agreements.
     1.42 Policyholder. Any individual or entity which is the owner of a Policy or which has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy.
     1.43 Post-Closing Period. The portion of any Straddle Period that begins after the Closing Date.
     1.44 Pre-Closing Period. The portion of any Straddle Period that ends on the Closing Date.
     1.45 Producer. Any agent, broker, representative, or subagent of any Person who is contractually entitled to receive any compensation for the solicitation, sale, marketing, production or servicing of any of the Policies.
     1.46 Producer Agreement. Any written agreement, contract, understanding or arrangement between any Ceding Company (or an agent of any Ceding Company) and any Producer, including any assignment of commissions or compensation thereunder, relating to the solicitation, sale, marketing, production or servicing of any of the Policies issued through NEAT Management Group, Life Professionals Holding Company, LLC, or any other agreement with a Producer, in each case as listed on Schedule 3.7.
     1.47 Producer Payments. Any expense allowance, commission, override commission, service fee or other compensation payable by any Ceding Company to a Producer pursuant to (i) a Producer Agreement, (ii) the Dedicated Agent Commission Schedules, or (iii) any other commission schedule listed on Schedule 3.7, in each case subject to any offset to which such Ceding Company is entitled with respect to any such payments.
     1.48 Purchase Price. The ceding allowance or purchase price payable by the Reinsurer to the Ceding Companies collectively in connection with the coinsurance of the

Policies under the Coinsurance Agreements, which amount shall equal One Hundred Thirty Four Million Five Hundred Thousand Dollars ($134,500,000.00) less the sum of the Estimated Transition Employees Cost. The allocation of the Purchase Price, as determined by the Ceding Companies, shall be credited to each Ceding Company as a reduction in the Transferred Amount that would otherwise be payable by such Ceding Company to the Reinsurer at Closing under Section 2.2 of this Agreement.
     1.49 Required Closing Date Approvals. The consent or approval of any Governmental Authority and any other Person designated as a “Required Closing Date Approval” on Schedule 3.1(d) or Schedule 4.1(d).
     1.50 SAP. The accounting practices prescribed by the National Association of Insurance Commissioners and the insurance regulatory authorities in the states of domicile of the Companies, or the Reinsurer, as applicable, consistently applied throughout the specified period and in the immediately prior comparable period.
     1.51 Service Notice. The notice to be sent by the Reinsurer to the Policyholders of the Coinsured Policies in the form provided in the Coinsurance Agreements.
     1.52 Settlement Amount. The Transferred Amount less the Purchase Price.
     1.53 Statutory Reserves and Liabilities. “Statutory Reserves and Liabilities” shall have the same meaning as set forth in the Coinsurance Agreements.
     1.54 Straddle Period. Any taxable period that begins on or before the Closing Date and ends after the Closing Date.
     1.55 Taxes. All taxes, whether imposed in the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, including, without limitation, income, sales, use, gross receipts, excise, payroll, withholding, unemployment, social security, stock, franchise, stamp, minimum, estimated, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any Governmental Authority.
     1.56 Tax Return. Any report, return, declaration, claim for refund or other statement or filing, including any schedule or attachment thereto, and any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or any Tax information report or statement.
     1.57 Total Consideration. Collectively, the Purchase Price, the Asset Purchase Price and the Transferred Companies Purchase Price.
     1.58 Transferred Amount. The aggregate amount of the initial premium payment payable by each of the Ceding Companies to the Reinsurer at Closing (without netting of the Purchase Price) in consideration of the coinsurance of the Policies pursuant to the terms of the Coinsurance Agreements.

     1.59 Transferred Assets. Collectively, the Assets and the Offshore Assets.
     1.60 Transferred Companies. U.S. Managers Life Insurance Company, Ltd. and Financial Services Reinsurance, Ltd.
     1.61 Transferred Companies Purchase Price. Cash, in the amount equal to seventy-nine percent (79.0%) of the GAAP shareholders’ equity of the Transferred Companies as of June 30, 2008.
     1.62 Transition Date. As defined in the Coinsurance Agreements.
     1.63 Transition Period. As defined in the Coinsurance Agreements.
     1.64 Transition Services. As defined in the Coinsurance Agreements.
     1.65 The following terms are defined herein in the Section listed below:
     1.65.1. Actual Transferred Companies Purchase Price. Section 2.8.1
     1.65.2. Actual Transition Employees Cost. Section 2.8.2.
     1.65.3. Actual Triple X Costs. Section 2.8.4.
     1.65.4. Agreement. The first paragraph of this Agreement.
     1.65.5. Assumed Triple X Cost. Section 2.8.4.
     1.65.6. Benefit Plan(s). Section 3.18(a).
     1.65.7. Calculation. Section 2.8.5(a).
     1.65.8. Ceding Company. The first paragraph of this Agreement.
     1.65.9. Ceding Company Indemnified Parties. Section 10.1
     1.65.10. Claim. Section 10.3.
     1.65.11. Claims Notice. Section 10.3.
     1.65.12. Closing Adjustments. Section 6.14.
     1.65.13. Companies. The first paragraph of this Agreement.
     1.65.14. Confidential Information. Section 12.7.
     1.65.15. Continuing Employees. Section 6.17(a).
     1.65.16. Controlling Party. Section 8.2.4.

1.65.17.	Dispute Notice. Section 2.8.5(b).

1.65.18.	Enforceability Exception. Section 3.1(b).

1.65.19.	Estimated Transferred Companies Purchase Price. Section 2.6.

1.65.20.	Estimated Transition Employees Cost. Section 2.1.

1.65.21.	Excess Reserves. Section 2.8.4.

1.65.22.	Fidelity First Policies. Section 6.22.

1.65.23.	Financial Statements. Section 3.15(a).

1.65.24.	HealthMarkets. The first paragraph of this Agreement.

1.65.25.	Indemnification Threshold. Section 10.2.4.

1.65.26.	Licensed Software. Section 3.12.

1.65.27.	Life-Only Statutory Statements. Section 3.15(c).

1.65.28.	Material Contract. Section 3.16.

1.65.29.	MEGA Life. The first paragraph of this Agreement.

1.65.30.	Mid-West. The first paragraph of this Agreement.

1.65.31.	Mini Threshold. Section 10.2.4.

1.65.32.	Non-Controlling Party. Section 8.2.4.

1.65.33.	Non-Transferred Employee. Section 6.17(b).

1.65.34.	Owned Software. Section 3.12.

1.65.35.	Quarterly Financial Statements. Section 6.21(b).

1.65.36.	Quarterly Statutory Statements. Section 6.21(a).

1.65.37.	Real Property. Section 3.13.

1.65.38.	Real Property Leases. Section 3.13.

1.65.39.	Reinsurer. The first paragraph of this Agreement.

1.65.40.	Reinsurer Financial Statements. Section 5.3.

1.65.41.	Reinsurer Indemnified Parties. Section 10.1.

1.65.42.	Retained Books and Records. Section 6.4.

1.65.43.	Statutory Statements. Section 3.15(a).

1.65.44.	Student Loan Companies. The Recitals.

1.65.45.	Student Loan Purchase Agreement. The Recitals.

1.65.46.	Subject Operating Earnings. Section 2.8.3.

1.65.47.	Transferred Companies Contracts. Section 4.11.

1.65.48.	Transferred Company Assets. Section 4.7.

1.65.49.	Transferred Company Financial Statements. Section 4.9.

1.65.50.	Transferred Employee. Section 6.17(b).

1.65.51.	Transition Employees. Section 6.17(a).

1.65.52.	Triple X Facility. Section 2.8.4.

1.65.53.	Triple X Calculation. Section 2.8.4.

1.65.54.	Triple X Savings. Section 2.8.4.

1.65.55.	WARN Act. Section 6.17(g).
ARTICLE II
REINSURANCE; PURCHASE AND SALE OF ASSETS
     2.1 Estimate of Transition Employee Cost. Five days prior to the Closing Date, MEGA Life shall provide to the Reinsurer a good faith estimate as of the Closing Date of the aggregate amount of the retention bonuses payable to the Transition Employees who are expected to be Transferred Employees pursuant to the retention arrangement referenced in Section 6.17(c) hereof and the amount of severance and related benefits payable to such Transition Employees in accordance with the terms described on Schedule 2.1 attached hereto (the “Estimated Transition Employees Cost”).
     2.2 Reinsurance of Policies. Subject to the terms and conditions of this Agreement, on or before the Closing Date, each Ceding Company and the Reinsurer shall enter into the applicable Coinsurance Agreement. At the Closing, the Reinsurer shall reinsure the Policies, effective as of the Coinsurance Effective Date, and the Ceding Companies, in consideration of the Reinsurer’s reinsurance of the Policies, shall each pay an amount, collectively, equal to the Settlement Amount to the Reinsurer.
     2.3 Transfer of Books and Records. On the Closing Date, the Companies shall transfer the Books and Records relating to the Policies to the Reinsurer; except that data from premium Tax records and reports for the Policies covering any period prior to the Closing Date shall not be transferred at Closing but shall be made available to the Reinsurer upon request. The Companies and HealthMarkets shall transfer to the Reinsurer all Books and Records relating to the Transferred Assets on the Closing Date. All Books and Records in electronic form shall be transferred in an electronic format mutually acceptable to the Reinsurer and the Companies.
          2.4 Producer Payments. On and after the Closing Date the Reinsurer will be responsible for calculating and paying (i) to Producers, all Producer Payments and (ii) to the relevant Ceding Company, the aggregate amount of the Dedicated Agent Commission Payments, in each case, with respect to premiums collected and received by the Reinsurer or for the Reinsurer’s account under the Policies for any periods on and after the Coinsurance Effective Date. Without the Reinsurer’s prior consent, the Ceding Companies will not effect any change to the Dedicated Agent Commission Schedules applicable to the Policies nor will the Ceding Companies amend any Producer Agreement or related commission schedule. Any liability for compensation to Producers not set forth in the forms of Producer Agreements, commission schedules identified on Schedule 3.7 or in the Dedicated Agent Commission Schedules shall remain the obligation of the respective Ceding Company, and the Reinsurer shall be indemnified and held harmless by each Ceding Company for any compensation to its Producers in excess of that set forth in the Producer Agreements, the commission schedules identified on Schedule 3.7 or in the Dedicated Agent Commission Schedules. The Reinsurer shall have no obligation with respect to Producer Agreements and related commissions schedules or Dedicated Agent Commission Schedules to the extent such Producer Agreements, commission schedules or Dedicated Agent Commission Schedules relate to insurance policies and contracts other than the Policies.
     2.5 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, each Ceding Company and HealthMarkets, as applicable, shall sell, transfer and convey the Assets to the Reinsurer in accordance with a Bill of Sale, and the Reinsurer shall pay to the Ceding Companies and HealthMarkets the Asset Purchase Price by wire transfer to an account designated by the Companies in writing at least two (2) Business Days before the Closing Date.
     2.6 Purchase and Sale of Offshore Assets. Five days prior to the Closing Date, HealthMarkets shall provide to the Reinsurer a good faith estimate of the GAAP shareholders’ equity of the Transferred Companies as of June 30, 2008 and calculate the amount equal to 79% thereof (the “Estimated Transferred Companies Purchase Price”), together with a certification of the chief accounting officer of HealthMarkets certifying that the Estimated Transferred Companies Purchase Price was calculated (i) based on the Books and Records of the Transferred Companies, and (ii) in a manner consistent with GAAP and the methodologies utilized in preparing the Transferred Company Financial Statements. Subject to the terms and conditions of this Agreement, on the Closing Date, HealthMarkets shall sell, transfer and convey to the Reinsurer (i) the Offshore Assets free and clear of any liens and shall deliver to the Reinsurer certificates representing the Offshore Assets, duly executed, in proper form for transfer; and (ii) the Reinsurer shall pay to HealthMarkets the Estimated Transferred Companies Purchase

Price by wire transfer to an account designated by HealthMarkets in writing at least two (2) Business Days before the Closing Date.
     2.7 Resignations. At Closing, HealthMarkets shall deliver the resignations of such officers and directors of each Transferred Company as may be requested by the Reinsurer in writing at least five (5) days prior to the Closing Date.
     2.8 Adjustments to Purchase Price and Transferred Companies Purchase Price.
     2.8.1. No later than 60 days following the Closing Date, the Reinsurer shall prepare and deliver to HealthMarkets a good faith calculation of the GAAP shareholders’ equity of the Transferred Companies as of June 30, 2008 and calculate the amount equal to 79% thereof (the “Actual Transferred Companies Purchase Price”), together with a certification of the chief financial officer of the Reinsurer certifying that the Actual Transferred Companies Purchase Price was calculated (i) based on the Books and Records of the Transferred Companies, (ii) in a manner consistent with GAAP and the methodologies utilized in preparing the Transferred Company Financial Statements. Subject to Section 2.8.5 below, if the Actual Transferred Companies Purchase Price exceeds the Estimated Transferred Companies Purchase Price, the Reinsurer shall pay the difference by wire transfer to an account designated by HealthMarkets at the time of delivery of such calculation. If the Actual Transferred Companies Purchase Price is less than the Estimated Transferred Companies Purchase Price, HealthMarkets shall pay the difference by wire transfer to an account or accounts designated by the Reinsurer within two Business Days of receiving such calculation. Any adjustment under this Section shall be treated by HealthMarkets and the Reinsurer for all purposes as an adjustment to the Transferred Companies Purchase Price.
     2.8.2. Within 10 days following the first anniversary of the Closing Date, the Reinsurer shall provide MEGA Life a calculation of the actual amount of the aggregate retention bonuses paid pursuant to the retention arrangement referenced in Section 6.17(c) hereof and severance and related benefits paid in accordance with the terms and limits described on Schedule 2.1 attached hereto, in each case to the Transition Employees who are Transferred Employees (the “Actual Transition Employees Cost”), together with reasonable supporting detail. Subject to Section 2.8.5 below, if the Actual Transition Employees Cost exceeds the Estimated Transition Employees Cost, MEGA Life shall pay the difference by wire transfer to an account designated by the Reinsurer within two Business Days of receiving such calculation. If the Actual Transition Employees Cost is less than the Estimated Transition Employees Cost, the Reinsurer shall pay the difference by wire transfer to an account or accounts designated by MEGA Life in connection with delivery of such calculation. Any adjustment under this Section shall be treated by MEGA Life and the Reinsurer for all purposes as an adjustment to the Purchase Price.
     2.8.3. General Earn-out. (a) Not later than 60 days following the fifth anniversary of the Closing Date, the Reinsurer shall prepare and deliver to

HealthMarkets a calculation setting forth an amount (the “Subject Operating Earnings”) equal to 65% of the result of the following calculation: (i) the aggregate pre-tax statutory operating earnings generated by the Business during the five year period following Closing minus (ii) the Triple X Savings, if any. For the avoidance of doubt, the Subject Operating Earnings shall not include the amount of any operating earnings that inure to the shareholders (other than the Reinsurer) of the Transferred Companies. The calculation of Subject Operating Earnings shall be in the form of, and shall be calculated in accordance with, the sample calculation set forth on Schedule 2.8.3.
       (b) If the Subject Operating Earnings exceed $38,663,000, simultaneously with the delivery of the calculation required by Section 2.8.3(a) to HealthMarkets, the Reinsurer shall pay to HealthMarkets an amount equal to 20% of such excess by wire transfer of immediately available funds to an account designated by HealthMarkets.
          2.8.4. Triple X Financing Earn-out. (a) In the event that the Reinsurer closes a permanent financing facility (a “Triple X Facility”) on or prior to the second anniversary of the Closing Date for the funding of the excess of the Statutory Reserves and Liabilities with respect to the Policies over the “economic reserves” based on current actuarial assumptions necessary to fund all future obligations on the Policies (the “Excess Reserves”), within 60 days of the closing of the Triple X Facility, the Reinsurer will provide to HealthMarkets a calculation (the “Triple X Calculation”) setting forth (i) 65% of the present value (computed using a 10% discount rate) of the pre-tax financing costs the Reinsurer would have incurred with respect to the funding of the Excess Reserves had such financing costs been 2.25% of the Excess Reserves over the term of the Triple X Facility (the “Assumed Triple X Costs”), and (ii) 65% of the present value (computed using a 10% discount rate) of the pre-tax costs the Reinsurer is likely to incur in connection with the Triple X Facility (“Actual Triple X Costs”). The Triple X Statement shall be in the form of, and shall be calculated consistent with, the sample calculation set forth on Schedule 2.8.4. The excess (if any) of the Assumed Triple X Costs over the Actual Triple X Costs shall be referred to herein as the “Triple X Savings”.
       (b) Concurrently with its delivery of the Triple X Calculation, the Reinsurer will pay to HealthMarkets an amount equal to 20% of the Triple X Savings.
          2.8.5. Resolution of Certain Disputes.
          (a) HealthMarkets shall have sixty (60) days following receipt of any calculation provided by the Reinsurer pursuant to Sections 2.8.1, 2.8.2, 2.8.3 or 2.8.4 of this Agreement (each, a “Calculation”) to review the Reinsurer’s Calculation and make such investigation of the Calculation it deems reasonable or necessary to determine its agreement or disagreement therewith. In connection with HealthMarkets’ review, Reinsurer shall provide HealthMarkets and its representatives with reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other financial information prepared by the Reinsurer or its representatives in connection with its preparation of the relevant Calculation, and the Reinsurer shall, and shall cause any of its representatives to, cooperate reasonably with HealthMarkets and its representatives in connection therewith and provide timely responses to requests for information from HealthMarkets and its representatives.
     (b) If within sixty (60) days following receipt of any Calculation, HealthMarkets notifies the Reinsurer in writing of any dispute regarding the calculation of any amount set forth on such Calculation (a “Dispute Notice”), specifying the reasons therefor in reasonable detail, the Reinsurer and HealthMarkets shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, any adjustments to the calculation of any amount contained in the relevant Calculation shall be made in accordance with the agreement of the Reinsurer and HealthMarkets. If the Reinsurer and HealthMarkets are unable to resolve any such dispute within sixty (60) days (or such longer period as the Reinsurer and HealthMarkets shall mutually agree in writing) of HealthMarkets’ delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination by the Independent Accounting Firm shall be final and binding on the parties; provided that the Reinsurer and HealthMarkets shall submit to the Independent Accounting Firm statements with respect to their respective positions on disputed issues and will cooperate with the Independent Accounting Firm by promptly providing any requested information. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.8.5(b) shall be shared fifty percent (50%) by the Reinsurer and fifty percent (50%) by HealthMarkets. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission by the Reinsurer and HealthMarkets of their respective statements with respect to the disputes and, in any case, as promptly as practicable after such submission. If no Dispute Notice is timely delivered by HealthMarkets with respect to any Calculation, the Calculation shall be final and no additional amounts shall be payable with respect to such Calculation. If a Calculation as modified by agreement of the parties or a determination of the Independent Accounting Firm results in an additional amount payable by the Reinsurer, the Reinsurer shall pay that amount within five Business Days of the date of its receipt of the determination.
ARTICLE III
CEDING COMPANIES’ REPRESENTATIONS AND WARRANTIES
     Each of the Ceding Companies (as to itself, and not jointly) hereby represents and warrants to the Reinsurer as follows:
     3.1 Ceding Companies’ Existence and Authority.
     (a) Each Ceding Company is a stock life and health insurance company duly incorporated, existing and in good standing under the laws of the state of its domicile and has all requisite power and authority to own, lease and operate its assets, properties and Business and to carry on the operation of its Business as it is now being conducted. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) Each Ceding Company has all requisite corporate power and authority to execute, deliver and perform its obligation under this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Ceding Company of this Agreement and the applicable Ancillary Agreements and the consummation by each Ceding Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Ceding Company. This Agreement has been duly and validly executed and delivered to the Reinsurer by each Ceding Company and assuming due authorization, execution, delivery and performance by the other parties hereto, constitutes, and each Ancillary Agreement, when executed and delivered by each Ceding Company (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, the valid and legally binding obligation of each Ceding Company, enforceable against each Ceding Company in accordance with its terms except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity (the “Enforceability Exception”).
     (c) The execution, delivery and performance by each Ceding Company of this Agreement and the Ancillary Agreements and the consummation by each Ceding Company of the transactions contemplated hereby and thereby do not and will not (1) subject to obtaining the consents, approvals and authorizations set forth in Schedule 3.1(d), conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) (i) the bylaws or certificate of incorporation of any Ceding Company or (ii) any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which any Ceding Company is a party or by which such Ceding Company is or may be bound, excluding from the foregoing such breaches, violations or defaults that would not have a Material Adverse Effect; and (2) subject to obtaining the Required Closing Date Approvals, violate any Applicable Law to which any Ceding Company is subject.
     (d) Except as set forth in Schedule 3.1(d), no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Authority or any other Person is required on the part of any Ceding

Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by the Ceding Companies of, the transactions contemplated hereby and thereby.
     3.2 Sufficiency of Statutory Reserves and Liabilities. Except as set forth on Schedule 3.2, the Statutory Reserves and Liabilities have been calculated by each Ceding Company (for purposes of the Settlement Amount payment to be made at Closing) (a) in accordance with the terms and conditions of the Policies; (b) in accordance with applicable SAP and actuarial principles and practices applicable to each Ceding Company under Applicable Law; (c) based on actuarial assumptions that were reasonable in relation to relevant Policy and contract provisions, and in accordance with the applicable requirements of the insurance laws and regulations of the jurisdiction of domicile of such Ceding Company; and (d) consistent with the methodologies used by each Ceding Company in calculating Statutory Reserves and Liabilities for the Policies for the purposes of the most recent annual and quarterly statements of each Ceding Company filed in accordance with SAP with the Governmental Authorities in its State of domicile, consistently applied with prior periods and the Life-Only Statutory Statements and consistent with the methodologies used in the Appraisal.
     3.3 Policies. Except as set forth in Schedule 3.3 hereof:
     (a) To the Knowledge of the Ceding Companies, each policy, amendment, rider and form used in connection with the Policies has been properly approved or deemed approved by appropriate Governmental Authorities, and any of these items issued to Policyholders have been validly issued on approved forms in compliance, in all material respects, with Applicable Law, except where the failure to obtain such approvals would not reasonably be expected to have a Material Adverse Effect. Each Ceding Company has provided or agrees to provide the Reinsurer with true, correct and complete specimen copies of all forms representing the Policies. To the Knowledge of the Ceding Companies, the rates charged for insurance under the Policies (a) have been determined in accordance with usual and customary actuarial principals and practices; (b) have been approved, where required, by Governmental Authorities in each state in which such Policies have been issued and are not in excess of such approved rates, except where the failure to obtain such approvals would not reasonably be expected to have a Material Adverse Effect; and (c) are not directly or indirectly based on the race or national origin of the proposed insureds under the Policies.
     (b) To the Knowledge of the Ceding Companies, the Policies have been administered in all material respects in accordance with the terms of each applicable Policy form and legal requirements, and all benefits claimed by any Person, and all cash values, charges and other amounts required to be calculated, under any insurance policy or annuity contract of any Ceding Company have since January 1, 2006 been paid (or provision for payment thereof has been made) or calculated, as the case may be, in accordance with the terms of the Policy forms under which they arose, any such payments were not delinquent in any material respect and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the Ceding Company reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.
     (c) (1) except as disclosed on Schedule 3.3(c), none of the Ceding Companies has changed the “cost of insurance” or similar charges on or in respect of the Policies and (2) the Ceding Company does not have any agreements, written or otherwise, with any Policyholders or groups of Policyholders regarding credited interest rates to be paid with respect to any of the policies reinsured hereunder except as set forth in the Policies.
     (d) each Ceding Company has made available to the Reinsurer copies of all market conduct and financial examination reports (including drafts thereof to the extent available, in the case of any report not available in final form) of the Governmental Authority with respect to such Ceding Company which have been completed and issued, or commenced, since January 1, 2006, to the extent such reports pertain to the Policies. Other than those reports and except as set forth on Schedule 3.3(d), since January 1, 2006, no Ceding Company has received any notice (written or oral) of any review or investigation by any Governmental Authority of any market conduct and/or selling practices of the Ceding Company or any of the Ceding Company’s independent agents, each as pertaining to the Policies.
     (e) The Policies do not contain any provision entitling the policyholder to any voting rights or to participate in the revenue, earnings or surplus of any Ceding Company.
               3.4 Accuracy of Books and Records. The Books and Records of the Ceding Companies have been maintained in accordance with Applicable Law and the Ceding Companies’ customary business practices, including the maintenance of a commercially reasonable system of internal control. To the Knowledge of the Ceding Companies, all of the Books and Records of each Ceding Company relating to the Policies and which will be transferred by each Ceding Company to the Reinsurer pursuant to the terms and provisions of this Agreement are current, complete and accurate in all material respects.
               3.5 Premium Taxes. Each Ceding Company has paid, and will cause to be paid, all premium Taxes and guaranty fund assessments due with respect to the Policies for all periods prior to the Coinsurance Effective Date, except where the failure to make such payments would not reasonably be expected to have a Material Adverse Effect.
               3.6 Reinsurance Coverage. Schedule 3.6 lists all Existing Reinsurance Agreements in connection with the Policies. Each Ceding Company has maintained all Existing Reinsurance Agreements in connection with the Policies in full force and effect, and has paid all reinsurance premiums due with respect to such Existing Reinsurance Agreements, and, except as set forth on Schedule 3.6, the Ceding Companies have provided the Reinsurer with true, correct and complete copies of all contracts, agreements or treaties representing the Existing Reinsurance Agreements. Except as disclosed in Schedule 3.6, none of the Ceding Companies is in default under any Existing

Reinsurance Agreements and, to the Knowledge of the Ceding Companies, no third parties are in default under any of the Existing Reinsurance Agreements, and such Existing Reinsurance Agreements, including amendments thereto, are in full force and effect and enforceable by the applicable Ceding Company in accordance with their terms, subject to the Enforceability Exceptions. Subject to obtaining the consents, approvals or authorizations set forth on Schedule 3.6, the consummation of the transactions contemplated by this Agreement will not constitute a breach of any of the Existing Reinsurance Agreements or permit the reinsurer counterparties to the Existing Reinsurance Agreements to terminate such agreement.
          3.7 Producer Payments. Schedule 3.7 sets forth (i) a list of forms of Producer Agreements; (ii) to the extent that a form of any Producer Agreement is unavailable, a commission schedule setting forth commissions payable to Producers in connection with the Business; and (iii) the Dedicated Agent Commission Schedules. All obligations of each Ceding Company to pay any Producer compensation in connection with the Policies are set forth in the forms of Producer Agreements and commission schedules identified on Schedule 3.7 and the Dedicated Agent Commission Schedules, and, to the Knowledge of the Ceding Companies, each Ceding Company is not liable for any compensation to any Producers with respect to the Policies except to the extent set forth in the forms of Producer Agreements and commission schedules identified on Schedule 3.7 and the Dedicated Agent Commission Schedules.
     3.8 Compliance with Applicable Law.
     (a) The Ceding Companies have conducted their respective business, including, without limitation, any underwriting, sale, issuance and administration of the Policies conducted by the Ceding Companies, in material compliance with all Applicable Law. Except as disclosed in Schedule 3.8(a), since January 1, 2006 each of the Ceding Companies is in compliance in all material respects with Applicable Law applicable to the Ceding Companies and the Business. No Ceding Company has committed any breach of any Applicable Law that may reasonably be expected to result in any suspension or loss of any license listed in Schedule 3.8(b) or otherwise result in any Material Adverse Effect on the Business. To the extent relating to the Business, since January 1, 2006 each Ceding Company has complied in all material respects with all requirements to file reports with Governmental Authorities under Applicable Law.
     (b) Schedule 3.8(b) lists each license of the Ceding Companies used in the conduct of the Business. Schedule 3.8(b) specifies each jurisdiction in which the Ceding Companies are licensed as an insurance company and the date of expiration of such license, if any. Each such license is currently effective and is not the subject of any proceedings by which such license might reasonably be expected to be suspended, restricted or revoked. The licenses listed in Schedule 3.8(b) constitute all of the licenses that are necessary for the conduct of the Business as the Business is currently conducted by the Ceding Companies, except for municipal or county business licenses and similar local licenses obtainable as a matter of right upon payment of a fee.

     3.9 Litigation. Except as disclosed on Schedule 3.9 hereto, there are no actions, suits, investigations, arbitrations or proceedings pending or, to the Knowledge of the Ceding Companies, threatened against any of the Ceding Companies or any of the Assets, by or before any court, arbitrator or administrative or governmental body, in each case that involve the Business or the Transferred Assets. Except as set forth on Schedule 3.9, since January 1, 2006, there has not been any action, suit, investigation, arbitration or proceeding pending or, to the Knowledge of the Ceding Companies, threatened against any Ceding Company in relation to the Business, any Transferred Asset or any properties or rights thereof, by or before any court, arbitrator or administrative or governmental body, including, without limitation, with respect to any dispute or disagreement with any reinsurer of the Ceding Companies.
     3.10 Ceding Companies’ Brokers. Except for the persons or entities identified on Schedule 3.10 hereto (and for whose compensation HealthMarkets and/or the Ceding Companies shall be solely responsible), no broker or finder has acted directly or indirectly for the Ceding Companies, nor has any Ceding Company incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby.
     3.11 Title to and Sufficiency of Assets. Except as disclosed in Schedule 3.11, one of the Ceding Companies or HealthMarkets owns, and has all right, title and interest in or a license to use the Assets, free and clear of any liens or rights of other Persons. Except as disclosed in Schedule 3.11, as of the Closing Date (after giving effect to the Ancillary Agreements, including without limitation the provision of Transition Services, and assuming the receipt of all Required Closing Date Approvals), the Reinsurer will own, possess, license, lease or have control of all tangible and intangible assets and contractual rights as would be necessary to conduct the Business in a manner consistent with the operation of such business and operations by HealthMarkets and the Ceding Companies as of the date hereof, except as may result from the failure of the Reinsurer to employ any Non-Transferred Employee.
     3.12 Intellectual Property.
     (a) To the Knowledge of the Ceding Companies, the Ceding Companies have set forth on Schedule 3.12(a) hereto a true and complete listing of all Computer Software programs which are owned or licensed by the Ceding Companies or any Affiliate of the Ceding Companies that are used primarily in the conduct or administration of the Business, except for generally available “off the shelf,” “shrinkwrap,” “clickwrap” or other Computer Software programs for which the annual fee is less than $50,000. Schedule 3.12(a) hereto also sets forth whether each such Computer Software program is: (i) owned by the Ceding Companies or any Affiliate of the Ceding Companies (the “Owned Software”); or (ii) licensed by the Ceding Companies or any Affiliate of the Ceding Companies from a third party (the “Licensed Software”). Except as set forth on Schedule 3.12(a), and to the Knowledge of the Ceding Companies, the Ceding Companies have: (i) the right to use all Owned Software, free and clear of any royalty or other similar payment obligations, claims of infringement or alleged infringement or other lien, charge, claim or other encumbrance of any kind, except for any such claims, liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) the right to use the Licensed Software.
     (b) Except as set forth on Schedule 3.12(b) hereto, the Ceding Companies have the right to use the Intellectual Property that is used in the Business. To the Knowledge of the Ceding Companies, neither any of the Ceding Companies nor their Affiliates have received any notice from any Person that the use of any such Intellectual Property in the operation of the Business infringes in any material respect upon the intellectual property rights of any other Person and neither any of the Ceding Companies nor their Affiliates have any Knowledge of any such infringement.
     (c) As of the date of this Agreement, and subject to obtaining the consents, approvals, or authorizations set forth on Schedule 3.12(c), none of the Ceding Companies’ agreements with respect to Licensed Software will by their terms terminate or be terminable by any other party thereto as a direct result of the transactions contemplated by this Agreement or the Ancillary Agreements.
     3.13 Real Property. Schedule 3.13 sets forth (i) the location of all real property used in the Business (the “Real Property”) and leased to the Ceding Companies by any Person pursuant to a lease, sublease or other similar agreement under which any of the Ceding Companies or any of its Affiliates is the lessee or sublessee (collectively, the “Real Property Leases”) and (ii) a list of all Real Property Leases. True and complete copies of all Real Property Leases, together with all material modifications, extensions, amendments and assignments thereof, if any, have been furnished or made available to the Reinsurer. Except as set forth in Schedule 3.13, the Ceding Companies have good and valid leasehold title to the properties leased pursuant to the Real Property Leases, free and clear of any lien and have full and sufficient and legally enforceable rights to use such properties. None of the Ceding Companies is in default of its obligations under any Real Property Lease, and none of the Ceding Companies has received written notice from any landlord or sublandlord under any Real Property Lease that the applicable tenant or subtenant is in default thereunder. To the Knowledge of the Ceding Companies, no landlord or sublandlord under any Real Property Lease is in default of its obligations under the applicable Real Property Lease. The Real Property Leases are in full force and effect.
     3.14 Absence of Certain Changes. Except as set forth in Schedule 3.14, since December 31, 2007, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Material Adverse Effect on any of the Transferred Assets or the Business. Except as set forth in Schedule 3.14 and as otherwise contemplated hereby, since December 31, 2007, each of the Ceding Companies has conducted the Business in the ordinary course consistent with past practice and has not taken any action that, if taken during the period from the date of this Agreement through the Closing without the Reinsurer’s consent, would be prohibited under Section 6.1(b) of this Agreement.

     3.15 Financial Statements.
     (a) Delivery of Financial Statements. The Ceding Companies have delivered or previously made available to the Reinsurer the following financial statements:
          (i) the annual audited statutory financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2007 of the Ceding Companies, together with the exhibits, schedules and notes thereto (including the audit reports thereon);
          (ii) the annual statements of the Ceding Companies filed with the Department of Insurance of the State of Texas and the State of Oklahoma, respectively, for each of the fiscal years ended December 31, 2006 and December 31, 2007 (including the supporting memoranda to the actuarial opinions given in connection with such annual statements);
          (iii) any annual statements of the Ceding Companies that were filed for the year ended December 31, 2007 in any jurisdiction which differ in any material respect from the annual statements for the year ended December 31, 2007 referred to in above clause (ii); and
          (iv) the unaudited quarterly statements of the Ceding Companies for the calendar quarter ended March 31, 2008, as filed with the Department of Insurance of the State of Texas and the State of Oklahoma
(the financial statements, excluding the supporting memoranda to the actuarial opinions given in connection with the annual statements, referred to in clauses (i) through (iv) collectively being the “Statutory Statements”).
     (b) Statutory Statements. Except as set forth on Schedule 3.15(b), the Statutory Statements present fairly, in all material respects, the financial condition and results of operations of the Ceding Companies, respectively, as of and for the periods therein specified and were prepared in accordance with SAP, applied on a consistent basis for the periods presented; provided, however, that the unaudited statutory balance sheets and statements of income of the Ceding Companies, as of and for the period ended March 31, 2008, will be subject to normal recurring year-end adjustments.
     (c) Life-Only Statutory Statements. The Ceding Companies have previously delivered or made available to the Reinsurer balance sheets and income statements relating to the Business for each Ceding Company as of and for the twelve months ending December 31, 2007, and as of and for the three months ending March 31, 2008 in the form attached as Schedule 3.15(c) hereto (collectively, the “Life-Only Statutory Statements”). Except as set forth on Schedule 3.15(c) hereto, the Life-Only Statutory Statements (i) fairly present, in all material respects, the financial position and results of operations of the

Business as of the respective dates therein and for the respective periods then ended, (ii) were prepared in accordance with SAP applied on a consistent basis, except for items that were treated differently for presentation purposes and except as otherwise described in Schedule 3.15(c) hereto, (iii) contain data that was derived from the Books and Records and the same general ledger as was used in preparing the Statutory Statements with respect to the Business and reflect all Policies included in the Business and do not reflect any policy or annuity not included in the Business.
     (d) Appraisal. The data furnished to Milliman, Inc., in connection with its preparation of the Appraisal (i) was obtained from the Books and Records, (ii) was generated from the same underlying sources and systems that were utilized by the Ceding Companies to prepare their statutory financial statements and the Life-Only Statutory Statements for the relevant periods, and (iii) to the Knowledge of the Ceding Companies, was accurate in all material respects. Nothing in this Section 3.15(d) shall be deemed to be a representation as to the accuracy or completeness of the Appraisal itself or any work product of Milliman.
     3.16 Material Contracts. Schedule 3.16 contains an accurate and complete list of each contract or agreement (other than the Policies, Existing Reinsurance Agreements, Producer Agreements, or real property leases or any other agreements set forth specifically in any other schedules to this Agreement) to which any Ceding Company or any of its Affiliates is a party and which is related to the operation by the Ceding Companies or any of their Affiliates of, the Business and (i) under which any party thereto is obligated to make payments to the other party during any year that would be in excess of $50,000, (ii) is with any Affiliate of any Ceding Company, (iii) involves the administration by any Ceding Company or any of its Affiliates of business on behalf of another company, or (iv) is otherwise material to the operation by the Ceding Companies of the Business (each, a “Material Contract”). True and correct copies of each Material Contract, including amendments thereto, have been made available or provided to the Reinsurer. Each Material Contract is in full force and effect and enforceable by the relevant Ceding Company or Affiliate and no party thereto has received or provided written notice to or from the other party thereto of any termination or cancellation thereof, and, to the Knowledge of the Companies, no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by the relevant Ceding Company or Affiliate, or would permit material modification, acceleration, termination or cancellation thereof by the other parties thereto.
     3.17 List of Business Employees. Schedule 3.17 sets forth a true and complete list of all Business Employees, including each such employee’s name, department designation, title, direct supervisor, direct reports, years of service, whether or not each such employee is now party to any special employment agreement or commitment, including, without limitation, any stay agreement or severance agreement, and whether any such employee is now on maternity leave, disability or any other type of leave of absence. MEGA Life has previously provided to the Reinsurer the current base salary, 2007 total compensation, and 2008 year-to-date compensation of each Business Employee.

     3.18 Employee Benefits Plans.
     (a) Schedule 3.18 sets forth a true and complete list of each written employment, consulting, non-competition, non-solicitation, deferred compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance, or other material written compensation or benefit plans, programs, arrangements, agreements or commitments, whether or not an “employee benefit plan” as defined in Section 3(3) of ERISA (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”), in which any of the Business Employees participate or otherwise providing benefits for any Business Employee.
     (b) HealthMarkets has delivered or made available to Reinsurer true, complete and correct copies of each Benefit Plan that is established in writing, a description of each other Benefit Plan and the most recent summary plan description for each Benefit Plan subject to ERISA.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING
TO THE TRANSFERRED COMPANIES
HealthMarkets hereby represents and warrants to the Reinsurer as follows:
     4.1 HealthMarkets Existence and Authority.
     (a) HealthMarkets is a single member limited liability company duly formed, existing and in good standing under the laws of the State of Delaware, whose sole member is HealthMarkets, Inc., a Delaware corporation, and has all requisite limited liability company power and authority to own lease and operate its assets, properties and Business and to carry on the operation of its Business as it is now being conducted. HealthMarkets is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary for its conduct of the Business, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) HealthMarkets has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by HealthMarkets of this Agreement and the applicable Ancillary Agreements and the consummation by HealthMarkets of the transactions contemplated to be performed by HealthMarkets hereby and thereby have been duly authorized by all necessary limited liability company action on the part of HealthMarkets. This Agreement has been duly and validly executed and delivered to the Reinsurer by

HealthMarkets and assuming due authorization, execution, delivery and performance by the other parties hereto, constitutes, and each Ancillary Agreement, when executed and delivered by HealthMarkets (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, solely to the extent of HealthMarkets’ obligations set forth herein and therein, the valid and legally binding obligation of HealthMarkets, enforceable against HealthMarkets in accordance with its terms except as the same may be limited by the Enforceability Exception.
     (c) The execution, delivery and performance by HealthMarkets of this Agreement and the Ancillary Agreements and the consummation by HealthMarkets of the transactions contemplated hereby and thereby do not and will not (1) subject to obtaining the consents, approvals and authorizations set forth in Schedule 4.1(d), conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) (i) the bylaws or certificate of incorporation, memorandum of association or similar organizational documents of HealthMarkets or either Transferred Company or (ii) any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which HealthMarkets or either Transferred Company is a party or by which HealthMarkets or either Transferred Company is or may be bound, excluding from the foregoing such breaches, violations or defaults as would not have a Material Adverse Effect; and (2) subject to obtaining the Required Closing Date Approvals, violate any Applicable Law to which HealthMarkets or either Transferred Company is subject.
     (d) Except as set forth in Schedule 4.1(d), no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Authority or any other Person is required on the part of HealthMarkets or either Transferred Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by HealthMarkets, of the transactions contemplated hereby and thereby.
     4.2 Taxes. Except as set forth in Schedule 4.2:
     (a) Taxes and Tax Returns.
          (i) All Tax Returns required to be filed on or before the Closing Date by or on behalf of either Transferred Company have been or will be timely filed with the appropriate Governmental Authorities or appropriate requests for extensions have been timely filed and any such extensions have been granted and have not expired.
          (ii) Each such Tax Return was or will be when filed true, accurate and complete in all material respects.

          (iii) All Taxes (including estimated Taxes) of each Transferred Company that have or will become due before the Closing Date (after giving effect to applicable extensions) or that relate to taxable periods or portions thereof ending on or before the Closing Date have been or will be timely paid in full on or before the Closing Date or are properly reflected on the Transferred Company Financial Statements.
          (iv) Each Transferred Company has withheld and timely paid to the appropriate Governmental Authority all Taxes required to be withheld and paid in connection with amounts due or owing to any Person.
     (b) Audits.
               (i) All Taxes due with respect to any completed and settled audit, examination or deficiency action with any Governmental Authority for which either Transferred Company is or might otherwise be liable have been paid in full.
               (ii) There is no audit, examination, deficiency or refund action pending with respect to any Taxes for which either Transferred Company is or might otherwise be liable, and no Governmental Authority has given written notice of the commencement of any audit, examination or deficiency action with respect to any such Taxes.
     (c) Procedural Issues.
               (i) There are no liens for Taxes upon the assets of either Transferred Company, other than Taxes not yet due and payable.
               (ii) Neither of the Transferred Companies is doing or has done business in, engaged in a trade or business in, or has business in force in, any jurisdiction in which it has not filed all required Tax Returns.
               (iii) There are no outstanding commitments or agreements with any Governmental Authority extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of either Transferred Company due for any taxable period and no power of attorney is currently in force or has been requested with respect to any matter relating to Taxes that could affect such Transferred Company following the Closing.
     (d) Additional Tax Representations.
               (i) Neither of the Transferred Companies is party to any formal or informal Tax-sharing, allocation, indemnity or similar agreement or arrangement (whether written or unwritten) that will be in effect following the Closing; and each Transferred Company is in compliance in all material respects with respect to all backup withholding and information reporting requirements in the Code and the regulations thereunder, including, but not limited to, the proper and timely filing of all Internal Revenue Service forms.
          (ii) Neither of the Transferred Companies (1) is required to include in income any adjustment pursuant to Section 481(a) of the Code (or analogous provisions of state or local laws) in its current or any future taxable period by reason of a change in accounting method, (2) has knowledge that the Internal Revenue Service (or any other Governmental Authority) has proposed in writing any such change in accounting method, or (3) has an application pending with any Governmental Authority requesting permission for any change in accounting method.
          (iii) Each Transferred Company has disclosed, or has had disclosed on its behalf, in its federal income Tax Returns, all positions required by law to be disclosed therein by or on behalf of such Transferred Company.
          (iv) Neither of the Transferred Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code), in conjunction with this Agreement.
          (v) Each of the Transferred Companies is taxable as a U.S. corporation under section 953(d) of the Code.
          (vi) Since January 1, 2006, neither of the Transferred Companies has agreed to, and is required to make, any adjustment under Section 446(e) or Section 807(f) of the Code (or any analogous provisions of state or local laws), has entered into any closing agreement pursuant to Section 7121 of the Code or any other agreement with similar Tax effect, has requests for rulings, determinations or advice pending with or before any Governmental authority, or has received any such rulings or determinations.
          (vii) HealthMarkets is not a foreign person within the meaning of Section 1445 of the Code.
          (viii) Neither of the Transferred Companies is or was a member of any consolidated, affiliated, combined or unitary group for Tax purposes or has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or operation of law or otherwise.
          (ix) As of the date hereof, (1) none of the assets of either Transferred Company is “tax exempt use property” within the meaning of Section 168(h) of the Code, (2) neither of the Transferred Companies has filed a consent under Section 341(f) of the Code (or corresponding provision of state, local or foreign law) concerning collapsible corporations and (3) the sale of either Transferred Company will not trigger deferred intercompany gains in such any Transferred Company.
     4.3 Offshore Assets.
     (a) U.S. Managers Life Insurance Company, Ltd. is a life insurance company duly organized, existing and in good standing under the laws of the Turks & Caicos Islands and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. The authorized capital stock of U.S. Managers Life Insurance Company, Ltd. consists of 5,000 ordinary shares, par value US$1.00 per share, of which 100 shares are validly issued and outstanding, fully paid and non-assessable, and of which seventy-nine percent (79.0%) are owned beneficially and of record by HealthMarkets, free and clear of all liens, except as disclosed on Schedule 4.3, and the remaining twenty-one percent (21.0%) are owned by Tim McCoy & Associates, Inc. Financial Services Reinsurance, Ltd. is a life insurance company duly organized, existing and in good standing under the laws of the Turks & Caicos Islands and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operation of its business as it is now being conducted. The authorized capital stock of Financial Services Reinsurance, Ltd. consists of 5,000 ordinary shares, par value US$1.00 per share, of which 100 shares are validly issued and outstanding, fully paid and non-assessable, and of which seventy-nine percent (79.0%) are owned beneficially and of record by HealthMarkets, free and clear of all liens, except as disclosed on Schedule 4.3, and the remaining twenty-one percent (21.0%) are owned by Life Professionals Reinsurance Holding Company, LLC.
     (b) Except as disclosed on Schedule 4.3, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or (except for this Agreement) other contracts or agreements of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any equity interest in either Transferred Company or any security or liability of any kind convertible into or exchangeable for any equity interest in either Transferred Company, or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of any equity interest in either Transferred Company, or any rights to participate in the equity, income, or election of directors or officers of either Transferred Company.
     4.4 Accuracy of Books and Records. The Books and Records of the Transferred Companies have been maintained in accordance with Applicable Law and HealthMarkets’ and the Transferred Companies’ customary business practices, including the maintenance of a commercially reasonable system of internal control. All of the Books and Records of each Transferred Company which will be transferred by HealthMarkets to the Reinsurer pursuant to the terms and provisions of this Agreement are current, complete and accurate in all material respects.

     4.5 Compliance with Applicable Law.
     (a) Except as disclosed in Schedule 4.5(a), (1) each of the Transferred Companies is conducting, and since January 1, 2006 has conducted its business in compliance in all material respects with Applicable Law applicable to such Transferred Company; (2) no Transferred Company has committed any breach of any Applicable Law that may reasonably be expected to result in any suspension or loss of any license listed in Schedule 4.5(b) or otherwise result in any Material Adverse Effect on either Transferred Company; and (3) since January 1, 2006, each Transferred Company has complied in all material respects with all requirements to file reports with Governmental Authorities required to be filed by such Transferred Company under Applicable Law.
     (b) Schedule 4.5(b) lists each license of the Transferred Companies used in the conduct of its respective business. Schedule 4.5(b) specifies each jurisdiction in which either of the Transferred Companies is licensed as an insurance company and the date of expiration of such license, if any. Each license is currently effective and is not the subject of any proceedings by which such license might reasonably be expected to be suspended, restricted or revoked. The licenses listed in Schedule 4.5(b) constitute all of the licenses that are necessary for the conduct of business as currently conducted by the Transferred Companies, except for municipal or county business licenses and similar local licenses obtainable as a matter of right upon payment of a fee.
     4.6 Litigation. Except as set forth on Schedule 4.6, there are no actions, suits, investigations, arbitrations or proceedings pending or, to the Knowledge of the HealthMarkets, threatened against either of the Transferred Companies or any properties or rights thereof, by or before any court, arbitrator or administrative or governmental body. Except as set forth on Schedule 4.6, since January 1, 2006, there has not been any action, suit, investigation, arbitration or proceeding pending or, to the Knowledge of HealthMarkets, threatened against either Transferred Company or any properties or rights thereof, by or before any court, arbitrator or administrative or governmental body.
     4.7 Title to Assets. Except as stated in Schedule 4.7¸ each Transferred Company has good and marketable title to all of the assets shown on the most recent balance sheet of such Transferred Company included in the Transferred Company Financial Statements (the “Transferred Company Assets”), except for assets disposed of in the ordinary course of business between the date hereof and the Closing Date. Except as disclosed on Schedule 4.7, none of the Transferred Company Assets is subject to any lien. Except as disclosed in Schedule 4.7, as of the Closing Date the Reinsurer and the Transferred Companies, taken together and assuming the receipt of all Required Closing Date Approvals, will own, possess, license, lease or have control of all tangible and intangible assets and contractual rights necessary to conduct the business and operations of each of the Transferred Companies in a manner consistent with the conduct of such business and operations as of the date hereof.

     4.8 Real Property. Neither Transferred Company owns or leases any real property.
     4.9 Transferred Company Financial Statements. HealthMarkets has delivered or made available to the Reinsurer the annual financial statements of each Transferred Company as of and for the fiscal years ended December 31, 2006 and December 31, 2007, and the unaudited balance sheet and related statement of income of each Transferred Company as of and for the three-month period ended March 31, 2008 (collectively, the “Transferred Company Financial Statements”). Except as set forth on Schedule 4.9, the Transferred Company Financial Statements fairly present the financial condition and results of operations of each Transferred Company at the dates thereof or for the periods referred to therein, all in accordance with GAAP, applied on a consistent basis for the periods presented, except that (i) with respect to the unaudited balance sheets and statements of income of the Transferred Companies, as of and for the period ended March 31, 2008, no notes were prepared therefor and no statements of changes to stockholders equity and cash flow were made therewith, and (ii) the unaudited balance sheets and statements of income of the Transferred Companies, as of and for the three month period ended March 31, 2008, are subject to normal recurring year-end adjustments. Since December 31, 2007, neither Transferred Company has made any distribution to shareholders nor has either Transferred Company disposed of or acquired any assets other than investment assets disposed of or acquired in the ordinary course of business. Except as set forth in Schedule 4.9, neither of the Transferred Companies has liabilities that should be reflected in the Transferred Company Financial Statements, including, without limitation, contingent liabilities required to be disclosed under GAAP, except for liabilities that were incurred after March 31, 2008 in the ordinary course of business.
     4.10 Absence of Certain Changes. Except as set forth in Schedule 4.10, since December 31, 2007, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Material Adverse Effect on either of the Transferred Companies. Except as set forth in Schedule 4.10 and as otherwise contemplated hereby, since December 31, 2007, the Transferred Companies have conducted their business in the ordinary course consistent with past practice and have not taken any action that, if taken during the period from the date of this Agreement through the Closing without the Reinsurer’s consent, would be prohibited under Section 6.1(b) of this Agreement.
     4.11 Material Contracts. Schedule 4.11 contains an accurate and complete list of the following contracts to which (i) either HealthMarkets or any of its Affiliates is a party and which relate primarily to the business of the Transferred Companies or (ii) either Transferred Company is a party:
     (a) any limited liability company, partnership, joint marketing, strategic alliance or joint venture agreement;
     (b) any indemnification agreement or guarantee other than in a personal property lease;

     (c) any agreement, contract or arrangement under which either Transferred Company administers business on behalf of another company;
     (d) each binding contract, understanding or arrangement between either Transferred Company, on the one hand, and HealthMarkets or any of its Affiliates (other than the Transferred Companies), on the other hand;
     (e) each power of attorney (whether revocable or irrevocable) as may have been granted by or on behalf of either Transferred Company to any Person that is or may hereafter be in force for any purpose;
     (f) any agreement relating to the purchase or sale of any equity interest in either Transferred Company; and
     (g) each other contract or agreement to which either Transferred Company is a party or by which any of its respective assets are bound, in each case, containing obligations of such Transferred Company in excess of $50,000 or which are otherwise material to the business of such Transferred Company taken as a whole
(taken together, the “Transferred Companies Contracts”).
Schedule 4.11 and the definition of the term “Transferred Companies Contracts” exclude Existing Reinsurance Agreements, Producer Agreements and any other agreements set forth specifically in any other schedules to this Agreement. True and correct copies of the Transferred Companies Contracts, including amendments thereto, have been made available or provided to the Reinsurer. Each such contract is in full force and effect and enforceable against HealthMarkets or its relevant Affiliate or either Transferred Company, as applicable and, except as set forth on Schedule 4.11, neither HealthMarkets nor either of the Transferred Companies is in default under any of the Transferred Companies Contracts and no party thereto has received or provided written notice to or from the other party thereto of any termination or cancellation thereof, and, to the Knowledge of HealthMarkets, no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by the Transferred Companies with material consequences to the Transferred Companies, or would permit material modification, acceleration or termination or cancellation thereof by the other parties thereto. Except as set forth on Schedule 4.11, no notice to, or consent, approval or waiver is required from, any other Person under the Transferred Companies Contracts in connection with the consummation of the transactions contemplated hereby.
ARTICLE V
REINSURER REPRESENTATIONS AND WARRANTIES
The Reinsurer represents and warrants to the Companies and HealthMarkets as follows:
5.1 Reinsurer’s Corporate Existence and Authority.

     (a) The Reinsurer is a stock life insurance company duly organized, existing and in good standing under the laws of the State of Minnesota and is duly qualified and possesses all licenses, permits, approvals, authorizations and consents necessary to transact life, accident, and health insurance and/or reinsurance on an authorized basis, and possesses a certificate of authority, permit or license (or is exempted from such requirements) to act as a third party administrator in each of the jurisdictions in the United States shown on Schedule 5.1(a). All of such licenses, permits, approvals, authorizations and consents are valid and in full force and effect, except where the failure of which to be in full force and effect would not reasonably be expected to cause a Material Adverse Effect. The Reinsurer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) The Reinsurer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Reinsurer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Reinsurer. This Agreement has been duly and validly executed and delivered to the Ceding Companies and HealthMarkets by the Reinsurer and assuming due authorization, execution, delivery and performance by the other parties hereto, constitutes, and each Ancillary Agreement, when executed and delivered by the Reinsurer (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, the valid and legally binding obligation of the Reinsurer, enforceable in accordance with its terms except as the same may be limited by the Enforceability Exception.
     (c) The execution, delivery and performance by the Reinsurer of this Agreement and the Ancillary Agreements does not and will not (1) subject to obtaining the consents, approvals and authorizations set forth in Schedule 5.1(d), conflict with or result in any breach or violation of or any default under (or give rise to any right of termination, cancellation or acceleration under) (i) the bylaws or certificate of incorporation of the Reinsurer or (ii) any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which the Reinsurer is a party or by which the Reinsurer is or may be bound, excluding from the foregoing such breaches, violations or defaults that would not have a Material Adverse Effect; and (2) subject to obtaining the Required Closing Date Approvals, violate any Applicable Law to which the Reinsurer is subject.
     (d) Except as set forth in Schedule 5.1(d), no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Authority or any other Person is required on the part of the Reinsurer in connection with the execution and delivery of this Agreement or the

Ancillary Agreements or the consummation by the Reinsurer, of the transactions contemplated hereby and thereby.
     5.2 Availability of Funds; Financial Impact. At Closing, the Reinsurer will have sufficient cash or immediately available funds necessary to enable it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Reinsurer has sufficient capital and surplus as reported on its SAP financial statements filed with any Governmental Authority so that, after giving effect to the capital contribution provided to the Reinsurer as described on Schedule 5.2 and the receipt of assets from the Ceding Companies at Closing as contemplated by the Coinsurance Agreements, the establishment of the Statutory Reserves and Liabilities related to the Policies would not result in a reduction of its RBC Ratio (as defined in the Coinsurance Agreements) below 200%.
     5.3 Financial Statements. The Reinsurer has previously delivered or made available to HealthMarkets and the Ceding Companies true, complete and correct copies of the following financial statements of the Reinsurer (collectively, the “Reinsurer Financial Statements”):
     (a) the annual audited financial statements as of and for each of the fiscal years ended December 31, 2006 and December 31, 2007, together with the exhibits, schedules and notes thereto (including the audit reports thereon);
     (b) the annual statements of the Reinsurer filed with the insurance regulatory authorities in its state of domicile for each of the fiscal years ended December 31, 2006 and December 31, 2007 (including the supporting memoranda to the actuarial opinions given in connection with such annual statements);
     (c) any annual statements of the Reinsurer that were filed for the year ended December 31, 2007 in any jurisdiction which differ in any material respect from the annual statements for the year ended December 31, 2007 referred to above in clause (b); and
     (d) the unaudited quarterly statements of the Reinsurer for the calendar quarter ended March 31, 2008, as filed with the insurance regulatory authorities in its state of domicile.
Except as set forth in Schedule 5.3, the Reinsurer Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Reinsurer as of and for the period specified therein, and were prepared in accordance with SAP, applied on a consistent basis for the periods presented; provided, however, that the unaudited statutory balance sheet and statement of income of the Reinsurer, as of and for the period ended March 31, 2008, are subject to normal recurring year-end adjustments.
     5.4 Ratings. As of the date hereof, the Reinsurer has a claims-paying ability or financial strength rating from A.M. Best & Co. of at least “A-.” The Reinsurer has no reason to believe as of the date hereof that such rating will be adversely affected by the consummation of the transactions contemplated by this Agreement or any of the

Ancillary Agreements, or by any other event, fact or circumstance of which the Reinsurer is aware as of the date hereof.
     5.5 Absence of Certain Changes. Except as set forth in Schedule 5.5, since December 31, 2007, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Material Adverse Effect on the Reinsurer. Except as set forth in Schedule 5.5, since December 31, 2007, the Reinsurer has conducted its business in the ordinary course consistent with past practice.
     5.6 Compliance with Applicable Law. The Reinsurer is (and, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, the Reinsurer will be) in compliance with all Applicable Law with respect to the conduct of its business and operations (including capital requirements), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
     5.7 Litigation Against Reinsurer. There are no actions, suits, investigations or proceedings pending or (to the Knowledge of the Reinsurer) threatened against the Reinsurer at law or in equity, in, before, or by any Person, that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect.
     5.8 Reinsurer’s Brokers. Except for the persons or entities identified on Schedule 5.8 hereto (and for whose compensation the Reinsurer shall be solely responsible), no broker or finder has acted directly or indirectly for the Reinsurer, nor has the Reinsurer incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with this Agreement and the transactions contemplated hereby.
     5.9 Non-Reliance. The Reinsurer is an informed and sophisticated purchaser, and has undertaken such investigation with respect to the Business and the Transferred Assets as it has deemed necessary to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements.
     5.10 Investment Intent. Reinsurer is acquiring the Offshore Assets for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.
     5.11 No Knowledge of Material Adverse Effect. As of the date hereof, to the Knowledge of the Reinsurer, no Material Adverse Affect exists as to the ability of the Reinsurer to enter into this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.
ARTICLE VI
COVENANTS OF THE PARTIES
     The Companies, HealthMarkets and the Reinsurer hereby covenant and agree as follows:
     6.1 Maintenance of Business by the Ceding Companies and the Transferred Companies.

     (a) From the date of this Agreement until the Closing Date, each of the Ceding Companies shall, and HealthMarkets shall cause each of the Transferred Companies to: (i) carry on its business in the ordinary course and consistent with past practice, using reasonable efforts, equivalent in all material respects to those business methods and practices historically followed by the respective Ceding Company or Transferred Company, to maintain its relationships with those customers, Policyholders, Producers and others with whom it has business relationships with respect to the Policies; (ii) preserve intact each Ceding Company’s and Transferred Company’s present business organization and Policyholder relations; (iii) maintain all licenses, qualifications and authorizations of each Ceding Company and Transferred Company to do business in each jurisdiction in which it is presently licensed, qualified or authorized; and (iv) use reasonable efforts, equivalent in all material respects to those business methods and practices historically followed by each Ceding Company or Transferred Company, to service and conserve the Policies and maintain them in full force and effect.
     (b) Without limiting the generality of Section 6.1(a), during the period from the date of this Agreement to the Closing Date, to the extent it affects either Transferred Company or the Business and except as set forth on Schedule 6.1 or as expressly permitted by this Agreement, HealthMarkets and the Ceding Companies shall not, and HealthMarkets shall cause the Transferred Companies not to, without the prior written consent of the Reinsurer:
          (i) (A) terminate, transfer or otherwise dispose of any Transferred Assets, (B) reallocate any assets currently owned, used or held for use by either Transferred Company or for the Business to any other line of business, unit or division of either HealthMarkets or any Affiliate of HealthMarkets, (C) distribute or dispose of any asset of the Transferred Companies; provided, however, that the provisions of this Section 6.1(b)(i) shall not apply to the acquisition or disposition of investment securities by any Ceding Company or Transferred Company in the ordinary course of business consistent with past practice;
          (ii) (A) enter into, modify or make any substantial change to any Material Contract or any Transferred Companies Contract or (B) acquire any assets related to the Business or for either Transferred Company the cost of which in the aggregate exceeds $50,000; provided, however, that the provisions of this Section 6.1(b)(ii) shall not apply to the acquisition or disposition of investment securities by any Ceding Company or either Transferred Company in the ordinary course of business consistent with past practice;
          (iii) (A) permit or allow any of the Transferred Assets to become subject to any lien, or (B) waive any claims or rights relating to either Transferred Company or the Business, except in the ordinary course of business consistent with past practices;

          (iv) with respect to either Transferred Company, pay any dividend or make any distribution with respect to its stock, or split, combine, reclassify or otherwise amend the terms of such stock, or make any direct or indirect redemption, purchase or other acquisition of shares of such stock;
          (v) with respect to either Transferred Company, (A) issue any equity securities (including, but not limited to, additional shares of its authorized but not issued capital stock) or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell, pledge or otherwise dispose of any of its equity securities, (B) make any loan or advance under any loan to or guarantee any obligation of any Person, or (C) issue any note, bond, or other debt security, or create, incur, assume, refinance, or guarantee any indebtedness or any material capitalized lease obligation;
          (vi) maintain or cause any Ceding Company or Transferred Company to maintain the Books and Records other than in the same manner and with the same care that such Books and Records have been maintained prior to the execution of this Agreement;
          (vii) request any ruling from, or enter into any agreement with, any Governmental Authority with respect to either Transferred Company or the Business, insofar as such ruling or agreement relates to Taxes for which either Transferred Company may be liable;
          (viii) with respect to either Transferred Company, (1) make or terminate any Tax election or take any Tax Return position inconsistent with past practices, or (2) authorize or effect any amendment to or change its certificate of incorporation, memorandum of association or other similar organizational documents in any respect;
          (ix) make any change in its historical practices in timing of the processing of student loans required to be made by or on behalf of any Ceding Company pursuant to any Policy;
          (x) undertake any action that would cause any of the representations and warranties contained in Section 3.14 or Section 4.10 to be untrue; or
          (xi) agree in writing or otherwise to take any of the actions described above in this Section 6.1(b).
     6.2 No Change in Reserving Policies, Methods or Assumptions. From the date of this Agreement until the Closing Date, (a) each Ceding Company shall make no material change in its accounting, underwriting or reserving policies, practices or procedures applicable to the Policies, (b) HealthMarkets shall cause each Transferred Company not to make any material change in its accounting, underwriting or reserving policies, practices or procedures and (c) except as provided in the Coinsurance Agreement, will not issue any new policies on any of the forms of the Policies.

     6.3 Existing Reinsurance Agreements. Except as contemplated in Schedule 6.3, from and after the date of this Agreement, each Ceding Company shall not, and HealthMarkets shall cause each Transferred Company not to, terminate any Existing Reinsurance Agreements with respect to the Policies. From the date of this Agreement to the Closing Date, each of the Ceding Companies and the Reinsurer shall use commercially reasonable efforts to cause each counterparty reinsurer under an Existing Reinsurance Agreement identified under “Required Closing Date Approvals” on Schedule 3.1(d) to confirm in writing that the reinsurance under such Existing Reinsurance Agreements will remain in force following the consummation of the transactions contemplated by this Agreement. From and after the date of this Agreement and continuing on and after the Closing Date, each of the Ceding Companies and the Reinsurer shall use commercially reasonable efforts to request any counterparty reinsurer under an Existing Reinsurance Agreement (other than any Existing Reinsurance Agreement between any Ceding Company and a reinsurer that is an Affiliate of the Ceding Company as of the date hereof) to agree to a novation or transfer or assignment of such Existing Reinsurance Agreement to the Reinsurer (or a recapture of the business reinsured thereunder by such Ceding Company followed by a cession of such business to the Reinsurer and a retrocession thereof to the relevant counterparty reinsurer, all on terms having the same net economic effect as a novation of such Existing Reinsurance Agreement to the Reinsurer) subject to the Closing of the transactions contemplated by this Agreement, provided, that in no event shall the obligation to use commercially reasonable efforts under this Section be deemed to require the Reinsurer to accept either economic or contractual terms that are less beneficial to the Reinsurer in any material respect than those included in the relevant Existing Reinsurance Agreement. The obligations of the Reinsurer and each Company under this Section shall continue until such time as (i) all of the Existing Reinsurance Agreements (other than any Existing Reinsurance Agreement between any Ceding Company and a reinsurer that is an Affiliate of the Ceding Company as of the date hereof) are novated or otherwise transferred or assigned in accordance with this Section, or (ii) the Reinsurer and the Companies agree that further efforts would not be likely to succeed. Following the novation or other transfer or assignment of any Existing Reinsurance Agreement in accordance with this Section, such agreement shall no longer be deemed an Existing Reinsurance Agreement for the purposes of this Agreement.
     6.4 Continued Access to Books and Records Retained by the Ceding Companies. In addition to the Books and Records transferred to the Reinsurer pursuant to the provisions of Section 2.3 of this Agreement, the Ceding Companies shall retain historical Books and Records relating to the Policies in accordance with the Ceding Companies’ generally applicable records retention policies, as in effect at the date hereof, including, without limitation, advertising materials, complaint files, loss ratio data, closed claims files, and other records relating to the Coinsured Policies or representing compilations of data with respect thereto (“Retained Books and Records”). On and after the Closing Date, the Ceding Companies shall provide the Reinsurer with access to all non-privileged information in the possession or control of the Ceding Companies which pertains to, and which the Reinsurer reasonably requests in connection with, any claim, loss or obligation arising out of any of the Coinsured Policies, provided, however, that the Reinsurer shall comply with all Applicable Laws with respect to the use and disclosure of such information. Such access shall be provided by the Ceding Companies during normal business hours of the Ceding Companies upon forty-eight (48) hours advance written notice or as otherwise reasonably requested by the Reinsurer or its employees, accountants, actuaries, attorneys and other agents for any reasonable purpose including, without limitation, the preparation or examination of Tax Returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, the compliance by each Ceding Company with any obligations it has under this Agreement and the Ancillary Agreements, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of Policies, or the servicing of the Policies by the Ceding Companies.
     6.5 Notice of Actions Received by the Ceding Companies. On and after the Closing Date, the Ceding Companies shall promptly provide the Reinsurer with notice of the receipt by the Ceding Companies of (a) any inquiry, complaint, notice or other communication, whether oral or written, from any Governmental Authority that is related to the Coinsured Policies or to this Agreement or the Ancillary Agreements, including, without limitation, an alleged violation of any Applicable Law, or a threat of any other action or proceeding against the any of the Ceding Companies or the Reinsurer; and (b) any notice, including service of process, summons or other litigation document, indicating the commencement or threatened commencement of any litigation or arbitration proceeding against any of the Ceding Companies or the Reinsurer related to any loss arising under the Coinsured Policies or any matter contemplated under this Agreement or the Ancillary Agreements.
     6.6 Continued Access to Books and Records Transferred to the Reinsurer. On and after the Closing Date, the Reinsurer agrees to provide the Ceding Companies with access to all information in the possession or control of the Reinsurer which the Ceding Companies reasonably request in connection with the Coinsured Policies. Such access shall be provided by the Reinsurer during normal business hours of the Reinsurer upon forty-eight (48) hours advance written notice or as otherwise reasonably requested by the Ceding Companies or their employees, accountants, actuaries, attorneys or other agents for any reasonable purpose including, without limitation, the preparation or examination of Tax Returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, the compliance by the Reinsurer with any obligations it has under this Agreement or the Ancillary Agreements, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of the Coinsured Policies or the servicing of the Coinsured Policies by the Reinsurer following the Closing Date. The Reinsurer shall maintain all books, records, files and other information related to the Coinsured Policies for such period of time as specified by Applicable Law regulating the preservation of books and records or such longer period of time as determined by the Reinsurer in accordance with its standard documentation retention practices.
     6.7 Access prior to Closing. Subject to Section 12.7 hereof, prior to Closing, upon reasonable prior written notice, HealthMarkets and each of the Ceding Companies shall cause its officers, managers, directors, employees, auditors and other agents to afford the officers, managers, directors, employees, subcontractors, auditors and other agents of the Reinsurer reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of (i) the Transferred Companies and (ii) the Ceding Companies and their Books and Records relating to the Business, and shall furnish the Reinsurer with such financial, operating and other data and information with respect to the Business, as the Reinsurer, through its officers, employees, subcontractors or agents, may reasonably request. In exercising its rights hereunder, the Reinsurer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Ceding Companies and the Transferred Companies prior to Closing. The Reinsurer and the Ceding Companies shall undertake measures reasonably designed to preserve any relevant privilege or confidentiality obligations that might otherwise be lost or breached in connection with such access.
     6.8 Filings, Consents and Approvals. The parties shall cooperate and use commercially reasonable efforts to obtain all approvals and consents to the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the Required Closing Date Approvals and the consents of third parties under the assigned contracts included in the Transferred Assets, and shall cooperate with each other and provide such information and communications to such Governmental Authorities as the party responsible for obtaining such approvals may reasonably request; provided that the Reinsurer shall not bear any cost or assume additional risk with respect to the assignment of any assigned contract included in the Transferred Assets (including without limitation any such assignment as to which a counter-party consent is a Required Closing Date Approval), and HealthMarkets and the Ceding Companies shall not be required to bear any cost or undertake any additional obligation, risk or arrangement in connection with obtaining Required Closing Date Approvals, other than any consent or approval that relate to the assignment of any contract included in the Transferred Assets that is a Required Closing Date Approval. In the event and to the extent that the parties are unable to obtain any required approval or consent of one or more Persons to any such assigned contracts, (i) HealthMarkets and the Ceding Companies shall use commercially reasonable efforts in cooperation with the Reinsurer to (a) cause to be provided to the Reinsurer the benefits of any such agreement, (b) cooperate in any arrangement, reasonable and lawful as to HealthMarkets and the Ceding Companies and the Reinsurer, designed to provide such benefits to the Reinsurer and (c) enforce for the account of the Reinsurer any rights of the Ceding Companies or HealthMarkets arising from such agreements, including the right to elect to terminate in accordance with the terms thereof on the advice of the Reinsurer, and (ii) the Reinsurer shall use commercially reasonable efforts to perform the obligations of HealthMarkets and the Ceding Companies arising under such agreements and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement, the Ancillary Agreements or otherwise, the Reinsurer is placed in the same position as the Ceding Companies under such agreements. Following Closing, HealthMarkets and the Ceding Companies shall continue to use commercially reasonable efforts to obtain such consents, and if and when any such approval or consent shall be obtained or such agreement or license shall otherwise become assignable, HealthMarkets and each of the Ceding Companies shall promptly assign all of its rights and obligations thereunder to the Reinsurer without the payment of further consideration and the Reinsurer shall, without the payment of any further consideration therefor, assume such rights and obligations and HealthMarkets and the Ceding Companies shall be relieved of any and all obligation or liability thereunder.
     6.9 Conduct Pending Closing. From the date of this Agreement to the Closing Date, (a) the Ceding Companies and HealthMarkets shall use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement or the Ancillary Agreements, the representations and warranties of the Ceding Companies and HealthMarkets contained in Article III and Article IV hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; (b) the Reinsurer shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement or the Ancillary Agreements, the representations and warranties of the Reinsurer contained in Article V hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; (c) the Ceding Companies and HealthMarkets shall notify the Reinsurer promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of such party contained herein untrue in any material respect; and (d) the Reinsurer shall notify the Ceding Companies and HealthMarkets promptly of any event, condition or circumstance which, if existing or known on the date hereof, would have been required to be set forth in any schedule or disclosed pursuant to this Agreement or of any fact which, if existing or known on the date hereof, would have made any of the representations of the Reinsurer contained herein untrue in any material respect. No such information shall impact any representation or warranty of the party disclosing such information in connection with any breach of any representation or warranty; provided that a breach of this Section 6.9 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article XI if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VII or would not result in the ability of such non-breaching Party to terminate this Agreement under Article XI, as the case may be.
     6.10 Further Assurances. Subject to the terms and conditions of this Agreement, the Ceding Companies, HealthMarkets and the Reinsurer will use their best efforts to take, or cause to be taken, all actions or to do, or cause to be done, all things or execute any documents reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. On and after the Closing Date, the Ceding Companies, HealthMarkets and the Reinsurer will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof or the Ancillary Agreements.
     6.11 Use by the Reinsurer of HealthMarkets’ or the Ceding Companies’ Name, Logo or Service Marks. Except as otherwise agreed upon in writing or under the terms and provisions of this Agreement or the Coinsurance Agreements, the Reinsurer has not acquired by means of this Agreement or any of the Ancillary Agreements or by any other means, the right to use the names, “HealthMarkets,” “The Chesapeake Life Insurance Company,” “Mid-West National Life Insurance Company of Tennessee,” or “The MEGA Life and Health Insurance Company,” “Fidelity First Insurance Company,” or any of HealthMarkets’ or the Ceding Companies’ service marks, trademarks, designs or logos related to that name. The Reinsurer agrees that it will not use such name, service marks, trademarks, designs or logos unless HealthMarkets and the Ceding Companies shall have agreed in writing to such use; provided, however, that the Reinsurer may utilize existing forms of the Policies in processing Permitted Transactions under the Policies.
     6.12 Communications with Policyholders. All communications (other than ordinary course communication regarding on-going servicing of the Policies under the Coinsurance Agreements) with Policyholders by either the Ceding Companies or the Reinsurer relating specifically to the reinsurance of Policies under the Coinsurance Agreements or the other transactions contemplated hereby, including without limitation the Service Notices, shall be in such form as shall be mutually agreed upon by the parties hereto prior to any release thereof. The Ceding Companies and the Reinsurer agree to cooperate fully and promptly regarding the preparation and distribution of any such communications to Policyholders.
     6.13 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements, including without limitation all fees and expenses of counsel, actuaries and accountants.
     6.14 Closing Adjustments; Intercompany Balances and Agreements. HealthMarkets and the Reinsurer agree that the transfers, payments and intercompany transactions between the Transferred Companies and HealthMarkets and its Affiliates as of the Closing Date described in Part A of Schedule 6.14 (the “Closing Adjustments”), will be settled and paid within thirty (30) days after the net amount thereof as of the Closing Date has been determined. Following the conclusion of such settlement process, except as provided in Article VIII, there shall be no outstanding receivables or payables for intercompany expense allocations or Taxes between either Transferred Company, on the one hand, and HealthMarkets and Affiliates of HealthMarkets, on the other hand, and all commitments with respect thereto shall have been terminated without any payment by the Transferred Companies except as provided in Part B of Schedule 6.14. Except as provided in Part B of Schedule 6.14, all intercompany agreements (including any Tax-allocation, sharing, indemnity or similar agreement or arrangement) between either Transferred Company, on the one hand, and HealthMarkets and its Affiliates, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, neither Transferred Company shall be bound thereby or have any liability thereunder.
     6.15 Non-Compete. From the Closing Date through the second anniversary of the Closing Date, the Ceding Companies and HealthMarkets shall not, and shall use reasonable best efforts to cause The Blackstone Group and its controlled subsidiaries (excluding any portfolio company) not to, engage in any solicitation of Producers in the

NEAT Management Group with the intention of persuading such Producers to produce business substantially similar to that constituting the Business for any other Person.
     6.16 Internal Replacement. HealthMarkets and each Ceding Company covenants not to intentionally solicit, and not to support any Person in soliciting, and to cause each of its respective controlled subsidiaries to refrain from soliciting or supporting any Person in soliciting, owners, beneficiaries or Policyholders in connection with any program of internal replacement for any of the Policies absent the prior written consent of the Reinsurer. The term “program of internal replacement” shall mean any program sponsored or supported by HealthMarkets, any Ceding Company or any controlled subsidiary of HealthMarkets or any Ceding Company offered to a class of Policyholders in which a Policy or a portion of any Policy is exchanged for another policy not reinsured under any Coinsurance Agreement which is written by the Ceding Company or any controlled subsidiary of HealthMarkets or any Ceding Company, or any successor or assign of HealthMarkets or any Ceding Company or any such controlled subsidiary. For each risk reinsured hereunder that has been replaced under a program of internal replacement, in addition to any other remedies it may have at law or in equity, the Reinsurer shall have the option at its sole discretion of either treating the risks reinsured as recaptured on terms reasonably acceptable to the Reinsurer or continuing reinsurance on the new policy under the terms of the applicable Coinsurance Agreement without any additional ceding allowance therefor.
     6.17 Employee Matters.
     (a) Not later than 60 days after the date of this Agreement, Reinsurer shall identify the Business Employees to whom Reinsurer will make offers of employment for the Transition Period (“Transition Employees”) and those Business Employees to whom Reinsurer will make offers of employment not limited to the Transition Period (“Continuing Employees”).
     (b) Not later than 70 days after the date of this Agreement, Reinsurer shall offer to each Transition Employee and Continuing Employee employment with the Reinsurer effective as of, and conditioned upon, the Closing. Each Business Employee to whom Reinsurer has made an offer of employment pursuant to this Section 6.17(b) and who accepts Reinsurer’s employment offer shall be a “Transferred Employee.” Each Business Employee to whom Reinsurer does not make an offer of employment and each Transition and Continuing Employee who does not accept Reinsurer’s offer of employment shall be a “Non-Transferred Employee.”
     (c) HealthMarkets shall, or shall cause each Employer of any Business Employees to, establish a retention arrangement for the Business Employees that is reasonably agreeable to Reinsurer, and HealthMarkets shall be responsible for payment of amounts due under such retention arrangement except for payments to any Transition Employee who becomes a Continuing Employee.

     (d) Effective as of the Closing Date, HealthMarkets shall, or shall cause each employer of any Business Employees to, (i) terminate the employment of (A) each Transferred Employee, and (B) each other Transition Employee and Continuing Employee who does not accept Reinsurer’s offer of employment, and (ii) transfer to Reinsurer an electronic employment record for each Transferred Employee, with such record including the information set forth in Schedule 6.17(d).
     (e) At Closing, HealthMarkets shall, or shall cause the employer of each Transferred Employee to, pay to each Transferred Employee compensation for accrued paid time off and the pro rata portion of any committed bonus or incentive compensation due to such employee.
     (f) HealthMarkets shall be responsible for payment of any severance and related benefits to Non-Transferred Employees in accordance with the terms of its severance policy, as set forth on Schedule 6.17(f). Reinsurer shall be responsible for payment of severance and related benefits to Transferred Employees in accordance with the terms of the severance arrangements maintained by Reinsurer covering such employees (which in the case of Transition Employees who become Transferred Employees shall reflect the terms described in Schedule 2.1).
     (g) The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement. HealthMarkets shall be responsible for providing any notification that may be required under the WARN Act with respect to the Business Employees to the extent such obligation arises prior to the Closing Date. From and after the Closing Date, Reinsurer shall be responsible for providing any notification that may be required under the WARN Act with respect to its employees, including the Transferred Employees.
     (h) Nothing in this Section 6.17 is intended to or shall require either HealthMarkets or Reinsurer to employ or continue to employ any employee for any period of time following the Closing Date or to continue to maintain any term or condition of employment, including, without limitation, the position, title, compensation, location or employer, with respect to any such employee or otherwise to treat any such employee on any basis other than as an employee-at-will.
     (i) Prior to the third anniversary of the Closing Date, Neither HealthMarkets nor any Ceding Company shall, and shall not permit any of their Affiliates to, solicit or employ any Transition Employee or Continuing Employee without the prior written consent of the Reinsurer; provided that the foregoing provision shall not prohibit either HealthMarkets or its Affiliates (i) from engaging in a general solicitation or advertisement that is not specifically directed only to the Transferred Employees or (ii) from offering employment to or employing persons whose employment has been involuntarily terminated by the Reinsurer or any of its Affiliates.
     6.18 Certain Collateral Requirements. MEGA Life hereby waives any obligation on the part of the Transferred Companies to fund a trust or otherwise provide collateral prior to November 30, 2008 to secure reserve credit for MEGA Life with respect to the business ceded by MEGA Life to either of the Transferred Companies. In consideration for the foregoing waiver, the Reinsurer shall pay to MEGA Life on November 30, 2008 an amount equal to 2.25% (on an annualized basis) of any amount not so funded by either Transferred Company for the period from and including the Coinsurance Effective Date through November 30, 2008.
     6.19 Oklahoma City Sublease. Following the execution of this Agreement, Mega Life and the Reinsurer shall negotiate in good faith the Oklahoma City Sublease, which shall be consistent with the terms set forth on Schedule 6.19 and otherwise shall include reasonable terms customarily included in similar subleases for commercial office space, and shall cooperate with each other and use commercially reasonable efforts to obtain the consent of the landlord for the Oklahoma City Sublease. Not later than 60 days following the execution of this Agreement, the Reinsurer will provide a written notice to Mega Life specifying the amount of space it will initially sublease.
     6.20 Separate Account Contracts. Following the execution of this Agreement, the Ceding Companies and the Reinsurer shall use commercially reasonable efforts to negotiate in good faith amendments to the form of the relevant Coinsurance Agreements or this Agreement to provide for the reinsurance by the Ceding Companies of the separate account contracts listed on the Annual Statement of the Separate Accounts of Mega Life as of December 31, 2007 (the "Separate Account Contracts"), and the administration by the Reinsurer of these contracts.
     6.21 Quarterly Financial Information.
     (a) From the date hereof through the Closing Date, within forty-five (45) days following the end of each fiscal quarter, (i) the Ceding Companies shall make available to Reinsurer, (A) the unaudited statutory financial statements of each Ceding Company and (B) unaudited quarterly financial statements with respect to the Business in the same format and prepared using the same methodologies as were used in the preparation of the Life-Only Statutory Statements, and the Reinsurer shall make available to the Ceding Company the unaudited statutory financial statements of the Reinsurer, as of the end of, and for, each fiscal quarter (collectively, the “Quarterly Statutory Statements”).
     (b) From the date hereof through the Closing Date, within forty-five (45) days following the end of each fiscal quarter, HealthMarkets shall make available to the Reinsurer, the unaudited financial statements of the Transferred Companies, as of the end of, and for, each fiscal quarter (collectively, the “Quarterly Financial Statements”).

     (c) The Quarterly Statutory Statements when completed, will present fairly, in all material respects, the financial condition and results of operations of each Ceding Company or the Reinsurer, as the case may be, as of and for the dates and periods therein specified, and will be prepared in accordance with SAP, except as expressly set forth within the subject financial statements, including the notes thereto (subject to normal year-end audit adjustments). The Quarterly Financial Statements when completed, will present fairly, in all material respects, the financial condition and results of operations of each Transferred Company, as of and for the dates and periods therein specified, and will be prepared in accordance with GAAP, except as expressly set forth within the subject financial statements, including the notes thereto (subject to normal year-end audit adjustments).
     6.22 Certain Claims. Following the execution of this Agreement, at the option of MEGA Life, Mid-West may reinsure the policies identified on Schedule 6.22 issued by Fidelity First Insurance Company, a Texas property and casualty company (the “Fidelity First Policies”) on terms reasonably satisfactory to the Reinsurer, and Mid-West and the Reinsurer will negotiate in good faith any amendments to the Coinsurance Agreement to be executed by Mid-West appropriate or necessary to cause the Fidelity First Policies to be “Policies” as defined in that Coinsurance Agreement. If Mid-West reinsures the Fidelity First Policies as provided in this Section, the Fidelity First Policies shall be deemed to be included in the Business for the purposes of this Agreement.
     6.23 Administration of Business Not Assumed. If the Closing occurs, and if, for any reason, any part of the Business is not ceded to or reinsured by the Reinsurer under the Coinsurance Agreements, including, without limitation, the Fidelity First Policies, and the Separate Account Contracts, the Reinsurer agrees to provide the Ceding Company with Administrative Services relative to those policies and contracts at the Reinsurer’s actual cost, without allocation of any overhead. The Reinsurer also agrees to provide on the same terms Administrative Services with respect to contracts with segregated asset accounts on a transitional basis for a reasonable period of time following the Closing.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to the Reinsurer’s Obligations to Close. The obligation of the Reinsurer to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Reinsurer to the extent permitted by law:
     7.1.1. Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals shall have been received without any material conditions, restrictions or limitations, and each Ceding Company shall have delivered to the Reinsurer a copy of any Required Closing Date Approval issued by the insurance regulatory authorities in its State of domicile if required by such authorities.

     7.1.2. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement and the Ancillary Agreements not be consummated as herein or therein provided.
     7.1.3. Truth of Representations and Warranties of the Ceding Companies and HealthMarkets. The representations and warranties of the Ceding Companies and HealthMarkets contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date.
     7.1.4. Performance of Covenants and Obligations of the Ceding Companies and HealthMarkets. The Ceding Companies and HealthMarkets shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Ceding Companies and HealthMarkets at or before the Closing.
     7.1.5. Receipt of the Settlement Amount. The Estimated Settlement Amount (as defined in the Coinsurance Agreement) shall have been paid to the Reinsurer.
     7.1.6. Execution and Delivery of Agreements. Each of the Ancillary Agreements to which HealthMarkets or any of the Ceding Companies is a party shall have been executed by a duly authorized executive officer of HealthMarkets or such Ceding Company, as applicable, and delivered to the Reinsurer.
     7.1.7. Transfer of Assets. The Ceding Companies shall have delivered to the Reinsurer the Bill of Sale evidencing transfer of the Assets to the Reinsurer.
     7.1.8. Transfer of Transferred Companies. HealthMarkets shall have delivered to the Reinsurer stock certificates representing the Offshore Assets, in proper form for transfer, or accompanied by stock powers executed by an authorized officer of HealthMarkets.
     7.1.9. Release. HealthMarkets shall have delivered to the Reinsurer a release, in the form set forth as Schedule 7.1.9, and dated as of the Closing Date, of all claims against either Transferred Company by HealthMarkets or any Affiliate of HealthMarkets, other than claims to be settled pursuant to Section 6.14 hereof.
     7.1.10. Amendments to Certain Reinsurance Agreements. MEGA Life and each Transferred Company shall have amended each of the Reinsurance Agreements effective January 1, 2008 and January 1, 2005 between MEGA Life and the relevant Transferred Company, on terms reasonably satisfactory to the Reinsurer, to allow such Transferred Company to provide one or more letters of credit to support its collateral requirement under each such Reinsurance Agreement.
     7.2 Conditions to the Ceding Companies’ and HealthMarkets’ Obligations to Close. The obligation of the Ceding Companies and HealthMarkets to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Ceding Companies and HealthMarkets to the extent permitted by law:
     7.2.1. Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals shall have been obtained without any material conditions, restrictions or limitations.
     7.2.2. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement and the Ancillary Agreements not be consummated as herein or therein provided.
     7.2.3. Truth of Representations and Warranties of Reinsurer. The representations and warranties of the Reinsurer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date.
     7.2.4. Performance of Covenants and Obligations of Reinsurer. The Reinsurer shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Reinsurer at or before the Closing.
     7.2.5. Receipt of Purchase Price. The Purchase Price shall have been duly credited to the Ceding Companies in the calculation of the Estimated Settlement Amount transferred to the Reinsurer.
     7.2.6. Receipt of Asset Purchase Price. The Asset Purchase Price shall have been paid by the Reinsurer to the Ceding Companies.
     7.2.7. Receipt of Transferred Companies Purchase Price. The Estimated Transferred Companies Purchase Price shall have been paid by the Reinsurer to HealthMarkets.
     7.2.8. Execution and Delivery of Agreements. The Ancillary Agreements shall have been executed by a duly authorized executive officer of the Reinsurer and delivered to the Ceding Companies and HealthMarkets.
ARTICLE VIII
TAX MATTERS
     8.1 Access to Tax Records; Cooperation. After the Closing, HealthMarkets and the Reinsurer shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, and will each afford (or cause the Transferred Companies and their respective Affiliates to afford) to the other or to such other’s representatives or agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of the party or parties of which access is sought) to the records and all other data and information relating to Taxes of the Transferred Companies pertaining to taxable periods ending on or prior to the Closing Date (and any Straddle Period) for the purpose of obtaining information relating to Taxes of the Transferred Companies, to the extent such cooperation or access is reasonably necessary: (i) to prepare, complete and file any Tax Returns (including amended Tax Returns and claims for refunds or credits); (ii) to prosecute or defend on behalf of the Transferred Companies litigation or administrative controversies controlled by HealthMarkets or the Reinsurer, as the case may be, under this Agreement; (iii) to comply with requests made by any Governmental Authority conducting a Tax audit, investigation or inquiry relating to the Transferred Companies’ activities, assets or capital stock; and (iv) to satisfy any other request of HealthMarkets or the Reinsurer, as the case may be, that is reasonable under the circumstances.
     8.2 Liability for Taxes and Related Matters.
     8.2.1. HealthMarkets’ Liability for Taxes. HealthMarkets shall be liable for (i) in the case of all Taxes imposed on the Transferred Companies for taxable periods for which the applicable Tax Return is filed or due to be filed on or before the Closing Date (taking into account extensions), all Taxes required to be shown on such Tax Returns, (ii) in the case of all Taxes imposed on the Transferred Companies for any other taxable period that ends on or before the Closing Date, except to the extent reflected in the Transferred Company Financial Statements, all Taxes required to be shown on such Tax Returns, (iii) except to the extent reflected in the Transferred Company Financial Statements, all Taxes attributable to the Pre-Closing Period of any Straddle Period of the Transferred Companies, (iv) all Taxes imposed on or attributable to HealthMarkets or its Affiliates (other than the Transferred Companies) with respect to the Business (other than premium Taxes with respect to the Policies that are Insurance Liabilities under the Coinsurance Agreements) for any taxable period and (v) all Taxes or Tax-related liabilities imposed on the Transferred Companies with respect to taxable periods or portions thereof ending on or before the Closing Date as a consequence of the Transferred Companies’ liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or operation of law or otherwise.
     8.2.2. Taxes for Short Taxable Year of Transferred Companies. To the extent such action is permitted by applicable law, HealthMarkets and the Reinsurer shall close all relevant taxable periods of the Transferred Companies as of the close of business on the Closing Date. In any case in which a taxable period of the Transferred Companies cannot be closed as of the Closing Date, then, for purposes of this Agreement, the determination of Taxes of the Transferred Companies for each of the Pre-Closing Period and the Post-Closing Period of any resulting Straddle Period shall be determined on the basis of an interim closing of the books of the Transferred Companies as of the close of business on the Closing Date, except that exemptions, allowances, deductions or similar amounts that are calculated on an annual basis, such as the deduction for depreciation, and Taxes that are imposed ratably during a taxable period, shall be ratably apportioned on a per diem basis.
     8.2.3. Preparation and Filing of Tax Returns.

     (a) HealthMarkets shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all Tax Returns of the Transferred Companies (or Tax Returns in which the Transferred Companies are required to be included) that are due to be filed (taking into account extensions) on or before the Closing Date. HealthMarkets represents, warrants and covenants that (i) all such Tax Returns shall be prepared consistent with past practices and shall be true, accurate and complete in all material respects, and (ii) it shall pay or cause to be paid to the appropriate Governmental Authority on a timely basis the full amount of Taxes required to be shown on such Tax Returns. HealthMarkets shall provide the Reinsurer a copy of each such Tax Return or portion thereof related to the Transferred Companies, as filed.
     (b) The Reinsurer shall cause to be prepared and timely filed (taking into account extensions) (i) all Tax Returns of the Transferred Companies that are due to be filed (taking into account extensions) after the Closing Date and (ii) all Tax Returns of the Transferred Companies for any Straddle Period. The Reinsurer represents, warrants and covenants that (i) all such Tax Returns shall be prepared consistent with past practices and shall be true, accurate and complete in all material respects, and (ii) it shall pay or cause to be paid to the appropriate Governmental Authority on a timely basis the full amount of Taxes required to be shown on such Tax Returns. Reinsurer shall provide to HealthMarkets a copy of such Tax Return at least 30 days prior to the due date thereof for HealthMarkets’ review and approval, which approval shall not be unreasonably withheld. HealthMarkets shall provide the Reinsurer its comments within 20 days of the receipt of such Tax Return. HealthMarkets shall remit to the Reinsurer no later than 3 days prior to the filing of any such Tax Return the portion of the Taxes shown on such Tax Return for which HealthMarkets is liable under this Agreement.
     (c) HealthMarkets shall have the right to file (or cause to be filed or require the Reinsurer to file or cause to be filed) any amended Tax Return with respect to the Transferred Companies to the extent that such amended Tax Return (i) is in respect of any taxable period or portion thereof ending on or before the Closing Date and (ii) does not have an adverse effect on the Transferred Companies or the Reinsurer for any taxable period or portion thereof beginning after the Closing Date. The Reinsurer may only file amended Tax Returns in respect of any taxable period or portion thereof ending on or before the Closing Date following receipt of HealthMarkets’ written approval, which approval shall not be unreasonably withheld.
     8.2.4. Tax Proceedings.
     (a) Each party hereto shall provide the other with prompt notice of any Tax adjustment proposed by any Governmental Authority or other claim which could give rise to a claim for indemnification under Article VIII or Article X; provided that the failure to provide such notice shall not affect any right to indemnification under this Agreement except to the extent the party not receiving notice is materially prejudiced thereby. If the resolution of any Tax proceeding would be grounds for indemnification under this Agreement by the party not in control of the conduct of such Tax proceeding pursuant to this Section 8.2.4 (the "Non-Controlling Party"), (A) the party in control of such Tax proceeding (the "Controlling Party") shall keep the Non-Controlling Party fully informed of any proceedings, events and developments relating to or in connection with such Tax Proceeding; (B) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents relating to such Tax proceeding; and (C) at its own cost and expense, the Non-Controlling Party shall have the right to participate in (but not control) the conduct of such Tax proceeding. Notwithstanding any such control (1) the Reinsurer shall not, and shall not permit the Transferred Companies to, enter into any settlement or admit any fault or liability with respect to any Tax proceeding that could give rise to a claim for indemnification hereunder without HealthMarkets’ express written prior consent, which consent shall not be unreasonably withheld or delayed, and (2) HealthMarkets shall not enter into any settlement or admit any fault or liability that is or purports to be binding on the Transferred Companies for any taxable period that could have any adverse effect on the liability of the Reinsurer or the Transferred Companies for Taxes for any period (or portion thereof) beginning after the Closing Date, without the Reinsurer’s express written prior consent, which consent shall not be unreasonably withheld or delayed.
     (b) HealthMarkets shall have the sole right to control any Tax proceeding relating to taxable periods of the Transferred Companies ending on or before the Closing Date, and to employ counsel of its choice and expense.
     (c) With respect to Straddle Periods, the parties shall jointly control any Tax proceedings, and neither party shall admit any fault or liability, or settle or compromise any matter, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
     (d) The Reinsurer shall have the sole right to control any Tax proceeding relating to taxable periods of the Transferred Companies beginning on or after the Closing Date.
          8.2.5. Record Retention. Any tax books, records and information of or relating to the Transferred Companies shall be retained by HealthMarkets and the Reinsurer until the expiration of the relevant statute of limitations applicable to the Taxes at issue. If HealthMarkets or the Reinsurer shall desire to dispose of any of such Tax books, records and information after the expiration of such period, such disposing party shall, prior to such disposition, give the other party a reasonable opportunity, at the other party’s expense, to segregate and remove such books, records and information as the other party may select.
     8.3 Survival of Obligations. The obligations of the parties set forth in Article VIII shall remain in effect until the later of (i) the closing of the period of the relevant statute of limitations applicable to the Taxes at issue or (ii) resolution of any claims made pursuant to Article VIII prior to such date.
     8.4 Tax Sharing Agreement. All Tax sharing agreements, Tax allocation agreements or similar agreements relating to Taxes (other than this Agreement) with respect to or involving the Transferred Companies shall be terminated as of the Closing, and, after the Closing Date, neither the Reinsurer and the Transferred Companies nor HealthMarkets (or any of its direct or indirect Affiliates) shall be bound thereby or have any liability thereunder.
     8.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by the Reinsurer on the one hand and HealthMarkets on the other hand, and the Reinsurer and HealthMarkets shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable legal requirements, the Reinsurer and HealthMarkets will join in the execution of any such Tax Returns and other documentation. The Reinsurer or HealthMarkets, as the case may be, shall promptly, but in no case later than the due date for payment, reimburse HealthMarkets or the Reinsurer, as the case may be, in full for the reimbursing party’s one-half share of any amounts paid by the other party in connection with any such Taxes or Tax Returns.
     8.6 Allocation. Unless otherwise required by a determination (as defined in Section 1313 of the Code), neither the Reinsurer (or its Affiliates) nor HealthMarkets (or its Affiliates) shall file any Tax Return or take a position before any Governmental Authority that is inconsistent with the allocation of consideration as reasonably determined by the HealthMarkets and the Ceding Companies, with the approval of the Reinsurer, such approval not to be unreasonably withheld or delayed.
     8.7 Tax Treatment of Payments. HealthMarkets and the Reinsurer shall treat any indemnity payments made pursuant to Article X and this Article VIII as adjustments to the relevant portion of the Total Consideration for Tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a similar or analogous provision of state, local or foreign Tax law.
     8.8 Refunds. The Reinsurer shall pay (or cause to be paid) to HealthMarkets any refunds or credits of Taxes received or realized by the Reinsurer with respect to which HealthMarkets has agreed to provide indemnification under this Agreement (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund).

ARTICLE IX
ARBITRATION
     9.1 Agreement to Arbitrate. It is the intention of the parties that customs and usages of the business of insurance shall be given full effect in the interpretation of this Agreement and the Ancillary Agreements. All disputes (other than disputes relating to the Calculations which shall be resolved in accordance with Article II hereof and any disputes under Sections 3.1 and 3.2 of each Coinsurance Agreement) between the Reinsurer, on the one hand, and HealthMarkets or the Companies, on the other hand, arising out of or relating to this Agreement or the Ancillary Agreements, including the formation and validity thereof, on which an amicable understanding cannot be reached will be decided by arbitration between the parties. Notwithstanding any other provision of this Article IX, if either the Reinsurer, HealthMarkets or any of the Ceding Companies seeks, consents to, or acquiesces in the appointment of or otherwise becomes subject to any trustee, receiver, liquidator or conservator (including any state insurance regulatory agency or authority acting in such a capacity), the other party shall not be obligated to resolve any claim, dispute or cause of action under this Agreement by arbitration. Notwithstanding any other provision of this Article IX, nothing contained in this Agreement shall require arbitration of any issue for which equitable or injunctive relief, including specific performance, is sought.
     9.2 Method. The parties intend this Article IX to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted, notwithstanding any other choice of law provision set forth in this Agreement or the Ancillary Agreements. In the event that either party refuses to submit to arbitration as required herein, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators. Arbitration shall be conducted before a three-person arbitration panel appointed as follows: to initiate arbitration, either party shall notify the other in writing in the manner set forth in this Agreement for sending notices to the parties of its desire to arbitrate, stating the nature of the dispute and the remedy sought, and designating an arbitrator. The party to which the notice is sent shall respond thereto in writing within thirty (30) days of its receipt of such notice. In such response, the party shall also assert any claim, defense and other dispute it may have against the party initiating arbitration, and which arises out of or relates in any way to this Agreement or the Ancillary Agreements, and designate its arbitrator. If the second party fails to respond within the time period set forth in this Section 9.2, or fails to designate its arbitrator in its response, the party initiating arbitration shall appoint a second arbitrator. The two arbitrators shall select an umpire within thirty (30) days of the designation of the second arbitrator. If they are unable to agree upon the selection of the umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS-US Umpire Selection Procedure. The arbitrators and umpire shall be either present or former executive officers of life or health insurance or reinsurance companies, be certified to act as arbitrators or umpires by ARIAS-US, shall not be under the control of either party and shall have no financial interest in the outcome of the arbitration. The arbitrators shall have the power to determine all procedural rules for the conduct of the arbitration, including but not limited to the production and inspection of documents, the examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators and the umpire shall interpret this Agreement and the Ancillary Agreements as an honorable engagement and not merely as legal obligations between the parties. In so far as not in conflict with the express terms of this Agreement or the Ancillary Agreements, it is the intent of the parties hereto that customs and practices of the life and reinsurance industries may be considered by the arbitrators and the umpire in resolving any ambiguities inherent in this Agreement or the Ancillary Agreements or, the operation thereof. In the absence of any such ambiguity, the express terms of this Agreement and the Ancillary Agreements will control. The arbitrators and umpire may abstain from following the strict rules of law; provided, however, that the arbitrators shall have no authority to award equitable relief or punitive damages against or in favor of either party (except to reimburse a party for extra-contractual or punitive damages that either the Ceding Companies or the Reinsurer has paid or is legally obligated to pay to third parties). Unless the arbitration panel orders otherwise, each party shall pay: (1) the fees and expenses of its own arbitrator; and (2) an equal share of the fees and expenses of the umpire and the other expenses of the arbitration. Each party shall pay its own legal fees in connection with the arbitration, unless the arbitrators award legal fees and expenses of the prevailing party as part of any award. Except as otherwise specifically provided herein, the arbitration shall be conducted in accordance with the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, April 2004. The arbitration shall be held in Dallas, Texas, or at such other location as may be designated by the arbitrators. The decision, in writing, of the arbitrators shall be final and binding upon both of the parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. The arbitration will be conducted on a confidential basis and no matters discussed or disclosed by any party at the arbitration, or any decision or award of the arbitrators, will be admitted into evidence or otherwise disclosed or used before any court or other legal, regulatory or administrative body, authority or forum for any purpose except as and to the extent necessary for entry of final judgment on the award of the arbitrators in any court having jurisdiction.
ARTICLE X
INDEMNIFICATION
     10.1 Indemnification Under Ancillary Agreements. Each of the Ceding Companies, severally but not jointly, agrees to indemnify and defend the Reinsurer, and its officers, employees, directors, agents and representatives (the “Reinsurer Indemnified Parties”) against, and hold each of them harmless from and against all Losses sustained or incurred by, or asserted against, the Reinsurer Indemnified Parties as and to the extent provided under the Ancillary Agreements. The Reinsurer agrees to indemnify and defend each of Ceding Companies and their respective officers, employees, directors, agents and representatives (the “Ceding Company Indemnified Parties”) against, and hold each of them harmless from and against all Losses sustained or incurred by, or asserted against, the Ceding Company Indemnified Parties as and to the extent provided under the Ancillary Agreements.
     10.2 Indemnification Under this Agreement. In addition to the indemnification provided at Section 10.1 of this Agreement, and subject to the limitations set forth in this Article X:
     10.2.1. Each of the Ceding Companies, severally but not jointly, agrees to indemnify and defend the Reinsurer Indemnified Parties and hold each of them harmless from and against Losses based upon or arising out of
          (i) subject to Section 10.6 of this Agreement, any breach of any representation or warranty of the Ceding Companies (ignoring for purposes of this Section 10.2.1(i) any materiality or Material Adverse Effect qualifier therein),
          (ii) any nonfulfillment of any agreement or covenant on the part of the Ceding Companies under this Agreement,
          (iii) the failure of any Policy to have complied in all material respects with Applicable Laws and regulations at the time of its issuance or thereafter due to facts or circumstances extant on or before the Closing Date, including, without limitation, satisfying at any time the criteria set forth in the Code as may be required thereunder for qualification of one or more of the Policies as life insurance for purposes of the Code, including without limitation Sections 72, 7702 and 7702A, other than to the extent that any such Losses shall arise as a result of acts taken or omissions made by or on behalf of the Reinsurer in administering the Coinsured Policies,
          (iv) (A) changes in cost of insurance charges or other similar charges with respect to the Policies prior to the Closing Date based upon any claim that any such changes were illegal or violated the terms of the relevant Policies or any representations made by any Ceding Company or any representative or agent of any Ceding Company, (B) any increase in cost of insurance charges with respect to Policies issued under product series C-2, C-100 or UGA/Cornerstone universal life, and (C) the inability of the Reinsurer to change cost of insurance or other similar charges in accordance with the terms of any Policy due to statements, representations or commitments made by any Ceding Company or any representative of any Ceding Company prior to the Closing Date, and
          (v) any Excluded Liabilities.
     10.2.2. HealthMarkets agrees to indemnify and defend the Reinsurer Indemnified Parties and hold each of them harmless from and against Losses based upon or arising out of

          (i) subject to Section 10.6 of this Agreement, any breach of any representation or warranty of HealthMarkets (ignoring for purposes of this Section 10.2.2(i) any materiality or Material Adverse Effect qualifier therein),
          (ii) any nonfulfillment of any agreement or covenant on the part of HealthMarkets under this Agreement,
          (iii) any claim by or with respect to any Business Employee other than as expressly provided for in Section 10.2.3(iii), and
          (iv) any claim asserted by any Affiliate of HealthMarkets that was released by HealthMarkets on behalf of its Affiliates in accordance with Section 7.1.9.
For the avoidance of doubt, for the purposes of Section 10.2.2(ii), a “Loss” with respect to any nonfulfillment by HealthMarkets of its obligation to pay any Tax under Section 8.2.1 shall be the amount of such Tax.
          10.2.3. The Reinsurer agrees to indemnify and defend each of the Ceding Company Indemnified Parties and HealthMarkets and hold each of them harmless from and against Losses based upon or arising out of
          (i) subject to Section 10.6 of this Agreement, any breach of any representation or warranty of the Reinsurer (ignoring for purposes of this Section 10.2.3(i) any materiality or Material Adverse Effect qualifier therein),
          (ii) any nonfulfillment of any agreement or covenant on the part of the Reinsurer under this Agreement, and
          (iii) any claim by or with respect to any Transferred Employee arising out of post-Closing actions or omissions of Reinsurer or any claim by or with respect to any Business Employee that is solely attributable to Reinsurer’s selection of Transition Employees and Continuing Employees.
          10.2.4. Notwithstanding anything in this Article X to the contrary, HealthMarkets and/or the Ceding Companies shall not have any indemnification liability under Sections 10.2.1(i) or 10.2.2(i) hereof or Section 9.2(a) of the Student Loan Purchase Agreement (a) if the Loss arising from any particular act, circumstance, development, event, fact, occurrence or omission is less than fifteen thousand dollars ($15,000) (the “Mini Threshold”); provided that all Losses arising from similar or related underlying facts, events or circumstances shall be aggregated in determining whether the Mini Threshold is met, and (b) unless the aggregate of all Losses (without counting any Losses not exceeding the Mini Threshold but including the full amount of Losses if such Losses exceed the Mini Threshold) for which HealthMarkets and/or the Ceding Companies would otherwise be liable hereunder and thereunder exceeds one and one-half percent (1.5%) of the sum of the Total Consideration and the Purchase Price as defined in the Student Loan Purchase Agreement (the “Indemnification Threshold”), in which event HealthMarkets and/or the Ceding Companies, as applicable, shall be obligated to indemnify the Reinsurer Indemnified Parties for the full amount of such Losses without regard to the Indemnification Threshold, and the maximum amount for which HealthMarkets and the Ceding Companies shall be liable in the aggregate under Sections 10.2.1(i) and 10.2.2(i) hereof and Section 9.2(a) of the Student Loan Purchase Agreement shall not exceed thirty-five percent (35.0%) of the Total Consideration plus the Purchase Price as defined in the Student Loan Purchase Agreement; provided, however, that the foregoing limitation shall not apply, expressly or by implication, to claims based on Sections 3.1, 3.10, 3.11, 4.1, 4.2 or 4.3 hereof or Sections 5.1, 5.2, 5.3 or 5.13 of the Student Loan Purchase Agreement.
     10.2.5. Notwithstanding anything in this Article X to the contrary, the Reinsurer shall not have any indemnification liability under Section 10.2.3(i) hereof or Section 9.3(a) of the Student Loan Purchase Agreement (a) if the Loss arising from any particular act, circumstance, development, event, fact, occurrence or omission is less than the Mini Threshold; provided that all Losses arising from similar or related underlying facts, events or circumstances shall be aggregated in determining whether the Mini Threshold is met, and (b) unless the aggregate of all Losses (without counting any Losses not exceeding the Mini Threshold but including the full amount of Losses if such Losses exceed the Mini Threshold) for which the Reinsurer would otherwise be liable hereunder and thereunder exceeds the Indemnification Threshold, in which event the Reinsurer shall be obligated to indemnify the Ceding Company Indemnified Parties or HealthMarkets, as applicable, for the amount of such Losses without regard to the Indemnification Threshold, and the maximum amount for which the Reinsurer shall be liable in the aggregate under Section 10.2.3(i) hereof and Section 9.3(a) of the Student Loan Purchase Agreement shall not exceed thirty-five Percent (35.0%) of the sum of the Total Consideration and the Purchase Price as defined in the Student Loan Purchase Agreement; provided, however, that the foregoing limitation shall not apply, expressly or by implication, to claims based on Sections 5.1 or 5.8 hereof or Sections 6.1 or 6.6 of the Student Loan Purchase Agreement.
     10.3 Notice of Claim. As soon as reasonably possible, but in no event subsequent to thirty (30) days after receipt by an indemnified party hereunder of written notice of any demand, claim or circumstances which, upon the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a “Claim”) that may result in a Loss, such indemnified party shall give notice thereof (“Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party. The failure of the indemnified party to give the Claims Notice within in the time provided for herein shall not affect the indemnifying party’s obligation under this Article X except if, and then only to the extent that, such failure materially prejudices the indemnifying party or its ability to defend such Claim.
     10.4 Opportunity to Defend. Within thirty (30) days of receipt of any Claims Notice given pursuant to Section 10.3, the indemnifying party shall notify the indemnified party in writing of the acceptance of or objection to the Claim and whether the indemnifying party will indemnify the indemnified party and defend the same at the expense of the indemnifying party with counsel selected by the indemnifying party (who shall be approved in writing by the indemnified party, such approval not to be unreasonably withheld); provided that the indemnified party shall at all times have the right to fully participate in the defense of the Claim at its own expense or, as provided hereinbelow, at the expense of the indemnifying party. Failure by the indemnifying party to object in writing within such thirty (30) day period shall be deemed to be acceptance of the Claim by the indemnifying party. In the event that the indemnifying party objects to a Claim within said thirty (30) days or does not object but fails to meet its indemnification obligations hereunder, the indemnified party shall have the right, but not the obligation, to undertake the defense, and to compromise and/or settle (in the exercise of reasonable business judgment) the Claim, all at the risk and expense (including, without limitation, reasonable attorneys fees and expenses) of the indemnifying party. Except as provided in the preceding sentence, the indemnified party shall not compromise and/or settle any Claim without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld. If the Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request, provided that any associated expense shall be paid by the indemnifying party.
     10.5 Limitation on Indemnification. Neither party shall be entitled to indemnification unless the party seeking indemnification makes claim therefore pursuant to the procedures set forth in Section 10.3 of this Agreement. All indemnification payments under this Article X shall be treated by the parties as adjustments to the relevant portion of the Total Consideration.
     10.6 Survival of Representations and Warranties. Except as otherwise expressly provided herein or therein, the representations and warranties made by the Ceding Companies, HealthMarkets and the Reinsurer in this Agreement and the Ancillary Agreements, or in any certificate delivered by the Ceding Companies, HealthMarkets or the Reinsurer pursuant hereto or thereto, and the indemnification obligations of the Ceding Companies, HealthMarkets and the Reinsurer with respect thereto, shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties made by the Ceding Companies, HealthMarkets and the Reinsurer in Sections 3.1(a), 3.1(b), 3.10, 3.11, 4.1, 4.2, 4.3, 5.1 and 5.8 shall survive indefinitely, and the representations and warranties of the Ceding Companies and HealthMarkets with respect to Taxes in Sections 3.5 and 4.2 shall survive until the expiration of any statute of limitations applicable to the Taxes at issue. Notwithstanding the foregoing, any representation or warranty, and the indemnification obligations with respect thereto, that would otherwise terminate in accordance with this Section 10.6 shall continue to survive, if notice of a claim shall have been timely given under Section 10.3 on or prior to the date such representation or warranty would otherwise expire, until such claim has been satisfied or otherwise resolved as provided in this Agreement. All covenants and agreements made by the parties to the extent that the foregoing, by their express terms, are to have effect or be performed after the Closing Date, shall survive the Closing in accordance with their terms.

     10.7 Exclusive Remedy. Except with respect to intentional fraud, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X. Notwithstanding the foregoing, this Section 10.7 shall not limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
ARTICLE XI
TERMINATION
     11.1 Termination. This Agreement may be terminated as provided in this Section 11.1.
     11.1.1. This Agreement may be terminated at any time before the Closing, by mutual written agreement of the Ceding Companies, HealthMarkets and the Reinsurer.
     11.1.2. The Reinsurer may terminate this Agreement at any time prior to Closing for material breach by the Ceding Companies or HealthMarkets of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the control of the Ceding Companies or HealthMarkets; provided, however, that the Ceding Companies and HealthMarkets shall have twenty (20) business days to cure such breach or satisfy such condition after receipt of proper written notice by the Ceding Companies and HealthMarkets from the Reinsurer.
     11.1.3. The Ceding Companies and HealthMarkets may terminate this Agreement at any time prior to Closing for material breach by the Reinsurer of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the Reinsurer’s control; provided, however, that the Reinsurer shall have twenty (20) business days to cure such breach or satisfy such condition after receipt of proper written notice by the Reinsurer from the Companies and HealthMarkets.
     11.1.4. Either the Ceding Companies and HealthMarkets or the Reinsurer may terminate this Agreement at any time prior to Closing for failure of any condition to Closing, the satisfaction of which is not within either the Ceding Companies’, HealthMarkets’ or the Reinsurer’s control, or otherwise chargeable to any act or omission to act on the part of either party.
     11.1.5. Either the Ceding Companies and HealthMarkets or the Reinsurer may terminate this Agreement if Closing hereunder has not occurred by November 30, 2008, unless the failure of Closing to occur by such date arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that if Closing has not occurred due to the lack of receiving all Required Closing Date Approvals, the parties shall extend the Closing Date an additional sixty (60) days.
     11.2 Effect of Termination. If this Agreement is terminated pursuant to Sections 11.1.1, 11.1.4 or 11.1.5, this Agreement will forthwith become null and void, and there will be no liability on the part of the Ceding Companies, HealthMarkets or the Reinsurer to the other hereunder. In the event of termination under Sections 11.1.2 or 11.1.3, the parties shall be deemed to have reserved all of their respective rights and remedies hereunder and at law or in equity.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Notice. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) received by the receiving party if mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier, in each case to the parties at the following addresses:
If to the Ceding Companies or to HealthMarkets, to:
HealthMarkets, LLC
9151 Boulevard 26
North Richland Hills, TX 76180
Attention: General Counsel
FAX No.: (817) 255-5391
With a copy to (which shall not constitute notice):
Thompson, Coe, Cousins & Irons, L.L.P.
701 Brazos Street, 1500 Austin Centre
Austin, Texas 78701
Attention: David D. Knoll, Esquire
FAX No.: (512) 708-8777
If to the Reinsurer, to:
Wilton Reassurance Company
187 Danbury Rd.
Riverview Building, Third Floor
Wilton, Connecticut 06897-4122
Attention: Chief Executive Officer
FAX No.: (203) 762-4445

With a copy to (which shall not constitute notice):
David A. Massey
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC 20004-2415
FAX No.: 202-637-3593
Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 12.1.
     12.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto including without limitation the Ancillary Agreements, constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement.
     12.3 Assignment. This Agreement shall not be assigned by any of the parties hereto without the prior written approval of the other parties; provided however that: (i) the Ceding Companies may, without the consent of the Reinsurer: (A) designate one of the Ceding Companies to provide the Transition Services on behalf of all of the Ceding Companies; or (B) designate another Affiliate of HealthMarkets to provide the Transition Services on behalf of all of the Ceding Companies so long as such Affiliate is the entity principally responsible for servicing the insurance business of the Ceding Companies and employing the personnel involved in such servicing; and (ii) the Reinsurer may assign its rights and obligations hereunder relating to the purchase of the Transferred Companies to one or more of its Affiliates existing as of the date hereof.
     12.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of each Ceding Company, HealthMarkets and the Reinsurer, respectively.
     12.5 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Ceding Companies, HealthMarkets and the Reinsurer and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person.
     12.6 Public Announcements. At all times at or before the Closing, the Ceding Companies, HealthMarkets and the Reinsurer will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the form, content and timing of any public report, statement or release to be made solely on behalf of a party. If the Ceding Companies, HealthMarkets and the Reinsurer are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party wishing to issue or make such report, statement or release, required by Applicable Law or by legal disclosure obligations, then such party may make or issue the legally required report, statement or release.
     12.7 Confidentiality. Each of the Ceding Companies, HealthMarkets and the Reinsurer will hold, and will cause its respective officers, directors, employees, agents, consultants, attorneys and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining any Required Closing Date Approval) or by other requirements of Applicable Law (provided, however, that such disclosure shall be limited only to the extent that it is required by regulatory authorities or to satisfy such legal process, and the party having such obligation of disclosure notifies the other party of such process in a timely fashion sufficient to allow the party whose Confidential Information is the subject of such disclosure to take appropriate legal action to quash or limit such disclosure), all confidential documents and confidential information concerning the other party furnished to it by the other party or such other party’s officers, directors, employees, agents, consultants, attorneys or representatives in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of the receiving party, or later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Neither the Ceding Companies and HealthMarkets nor the Reinsurer will disclose or otherwise provide any such Confidential Information to any other person, except to that party’s respective auditors, actuaries, attorneys, financial advisors and other consultants who need access to such Confidential Information in connection with this Agreement and the transactions contemplated herein. Each of the Ceding Companies and HealthMarkets and the Reinsurer will be responsible for any breach of the terms of this Section 12.7 by its respective officers, directors, employees, agents, consultants, attorneys and other representatives. If this Agreement is terminated pursuant to Article XI, each of the parties will return to the other party all Confidential Information furnished to that party by the other party, and retrieve and destroy all copies of such Confidential Information distributed to any other person.
     12.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.
     12.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

     12.10 Headings. The headings in this Agreement (other than those in Article I) have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
     12.11 Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule for which it is readily apparent that the information in such Schedule is responsive notwithstanding any reference to a specific Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to (i) a possible breach or violation of any contract, Applicable Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred or (ii) a required consent shall be construed as an admission or indication that such consent is required in connection with the transactions contemplated hereby. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     12.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Companies, HealthMarkets or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
[Remainder of page intentionally left blank signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___ day of                     , 2008.

HEALTHMARKETS, LLC

By:	HEALTHMARKETS, INC., its sole member

By:
Name: David W. Fields Title: President and Chief Operating Officer

THE CHESAPEAKE LIFE INSURANCE COMPANY

By:
David W. Fields Title: President and Chief Executive Officer

THE MEGA LIFE AND HEALTH INSURANCE COMPANY

By:
David W. Fields Title: President and Chief Executive Officer

MID-WEST NATIONAL LIFE INSURANCE COMPANY OF TENNESSEE

By:
David W. Fields Title: President and Chief Executive Officer

WILTON REASSURANCE COMPANY

By:

Title: Chief Executive Officer

EXHIBIT A
COINSURANCE AGREEMENT
between
THE CHESAPEAKE LIFE INSURANCE COMPANY
(Ceding Company)
and
WILTON REASSURANCE COMPANY
(Reinsurer)

TABLE OF CONTENTS

ARTICLE I DEFINITION OF TERMS	1
1.1 Administrative Services	1
1.2 Agreement	1
1.3 Applicable Law	1
1.4 Appraisal Rate	1
1.5 Ceding Company Indemnified Parties	2
1.6 Ceding Company Infrastructure	2
1.7 Closing	2
1.8 Closing Date	2
1.9 Code	2
1.10 Coinsurance Effective Date	2
1.11 Coinsured Policy	2
1.12 Dedicated Agent Commission Schedules	2
1.13 Dedicated Agent Commission Payments	2
1.14 Dispute Notice	2
1.15 Estimated Settlement Amount	2
1.16 Excluded Liabilities	2
1.17 Existing Reinsurance Agreements	3
1.18 Extra Contractual Liabilities	3
1.19 Final Settlement Amount	4
1.20 Funds Withheld Account	4
1.21 Governmental Authority	4
1.22 Insurance Liabilities	4
1.23 Legal Proceedings	4
1.24 New Policies	4
1.25 Non-Guaranteed Elements	4
1.26 Policies	4
1.27 Policyholder	4
1.28 Post-Effective Date Accounting	4
1.29 Producer	4
1.30 Producer Agreement	4
1.31 Producer Payments	4
1.32 Proposed Settlement Amount	4
1.33 Purchase Price	4
1.34 Qualified United States Financial Institution	4
1.35 RBC Ratio	4
1.36 Reconciliation Amount	4
1.37 Regulation	4
1.38 Reinsurer Indemnified Parties	4
1.39 Required Trust Balance	4
1.40 Service Fee	4
1.41 Settlement Amount	4
1.42 Statutory Reserves and Liabilities	4
1.43 Taxes	4

i

1.44 Transition Date	4
1.45 Transition Period	4
1.46 Transition Services	4
1.47 Trust Account	4
1.48 Trust Agreement	4
1.49 Trustee	4

ARTICLE II BASIS OF COINSURANCE	4
2.1 Coinsurance	4
2.2 Duration of Coinsurance; Recapture	4
2.3 Existing Reinsurance Agreements	4
2.4 Parties to Coinsurance	4

ARTICLE III CLOSING AND CONSIDERATION	4
3.1 Settlement Amount	4
3.2 Post Coinsurance Effective Date Accounting	4
3.3 Books and Records	4

ARTICLE IV UNDERTAKINGS OF THE REINSURER FOLLOWING CLOSING	4
4.1 Administration of Coinsured Policies	4
4.2 Transition Period	4
4.3 Premium Payments, Negotiation of Checks	4
4.4 Notice to Policyholders	4
4.5 Notice of Excluded Liability Claims	4
4.6 Producer Payments	4
4.7 Reserves	4
4.8 Reserve Credits; Security	4
4.9 Premium Taxes	4
4.10 Guaranty Fund Assessments	4
4.11 Quarterly Reports	4
4.12 License	4
4.13 Audit	4

ARTICLE V UNDERTAKINGS OF CEDING COMPANY FOLLOWING CLOSING	4

5.1 Transition Services	4
5.2 Service Fee	4
5.3 New Policies	4

ARTICLE VI INDEMNIFICATION	4
6.1 Indemnification by the Ceding Company	4
6.2 Indemnification by the Reinsurer	4
6.3 Extra Contractual Liabilities	4
6.4 Indemnification and Arbitration Procedures	4
6.5 Cooperation	4

ii

ARTICLE VII INSOLVENCY	4
7.1 Payment of Benefits under an Insolvency	4
7.2 Required Notice of and Defense against Claims	4
ARTICLE VIII PRIVACY RIGHTS	4
8.1 Compliance with Laws	4
8.2 USA Patriot Act	4
8.3 Gramm-Leach-Bliley Act	4
8.4 Health Insurance Portability and Accountability Act of 1996 (the “HIPAA”)	4
8.5 Privacy Practices	4

ARTICLE IX GENERAL PROVISIONS	4
9.1 Regulatory Complaints and Proceedings	4
9.2 Legal Proceedings	4
9.3 Notice to Reinsurer	4
9.4 Final Authority	4
9.5 Notice Generally	4
9.6 Confidentiality	4
9.7 Misunderstandings and Oversights	4
9.8 Reinstatements	4
9.9 Entire Agreement	4
9.10 Waivers and Amendments	4
9.11 No Third Party Beneficiaries	4
9.12 Assignment; Subcontractors	4
9.13 Governing Law	4
9.14 Counterparts	4
9.15 Severability	4
9.16 Exhibits and Paragraph Headings	4
9.17 Tax Provisions	4
9.18 Student Loans	4

iii

COINSURANCE AGREEMENT
          THIS COINSURANCE AGREEMENT (the “Agreement”) dated                                          2008, is made and entered into by and between THE CHESAPEAKE LIFE INSURANCE COMPANY, an Oklahoma stock life insurance company (hereinafter referred to as the “Ceding Company”) and WILTON REASSURANCE COMPANY, a Minnesota stock life insurance company (hereinafter referred to as the “Reinsurer”).
          WHEREAS, the Ceding Company has issued or assumed certain insurance Policies (as defined herein), which are identified by policy form number and/or plan code at Schedule 1.26 hereto; and
          WHEREAS, the Ceding Company and the Reinsurer have entered into a certain Agreement for Reinsurance and Purchase and Sale of Assets dated as of June 12, 2008 (the “Master Agreement”), a copy of which is attached as Exhibit A hereto, pursuant to which the Ceding Company and the Reinsurer have mutually agreed to enter into this Agreement under which the Ceding Company desires to cede or retrocede its Insurance Liabilities (as defined below) under the Policies to the Reinsurer on a one hundred percent (100%) quota share reinsurance basis, and the Reinsurer desires to provide indemnity reinsurance of such Insurance Liabilities on the terms and conditions stated herein;
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Master Agreement, and intending to be legally bound hereby, the Ceding Company and the Reinsurer hereby agree as follows:
ARTICLE I
DEFINITION OF TERMS
          Capitalized terms used and not otherwise defined herein shall have the meaning given in the Master Agreement. Other capitalized terms used herein shall have the meaning given below.
     1.1 Administrative Services. The services to be provided by the Reinsurer in connection with the Coinsured Policies as set forth in Section 4.1.
     1.2 Agreement. This Coinsurance Agreement between Ceding Company and Reinsurer.
     1.3 Applicable Law. Any domestic or foreign federal, state or local statute, law, ordinance, code or common law or any rules, regulations, publicly available administrative interpretations, or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, administrative interpretation, judgment or decree applicable to a Person or such Person’s business, subsidiaries, properties, assets, officers, directors, employees or agents.
     1.4 Appraisal Rate. 5.75% per annum based on a 365-day year.

     1.5 Ceding Company Indemnified Parties. As defined in Section 6.2 of this Agreement.
     1.6 Ceding Company Infrastructure. As defined in Section 4.2 of this Agreement.
     1.7 Closing. The closing of the transactions contemplated in Article III of this Agreement, including the payment of the Purchase Price and the transfer of the Estimated Settlement Amount which shall take place at the offices of HealthMarkets, LLC, 9151 Boulevard 26, North Richland Hills, Texas 76180, unless the parties agree to close by facsimile transmission and wire transfer.
     1.8 Closing Date. As defined in the Master Agreement.
     1.9 Code. As defined in Section 9.17 of this Agreement.
     1.10 Coinsurance Effective Date. The date upon which the coinsurance of the Policies by the Reinsurer under the terms of this Agreement shall be effective, which shall be 12:01 a.m. Central time, on July 1, 2008.
     1.11 Coinsured Policy. Each Policy reinsured by the Reinsurer under this Agreement.
     1.12 Dedicated Agent Commission Schedules. The commission fee schedules setting forth amounts payable to Producers in the Ceding Company’s UGA Association Field Services and Cornerstone America divisions. Complete and accurate copies of the Dedicated Agent Commission Schedules are attached as Schedule 1.12 hereof.
     1.13 Dedicated Agent Commission Payments. Payments pursuant to the Dedicated Agent Commission Schedules with respect to the Coinsured Policies, subject to any offsets to which the Ceding Company is entitled with respect to any such payments.
     1.14 Dispute Notice. As defined in Section 3.1(c) of this Agreement.
     1.15 Estimated Settlement Amount. As defined in Section 3.1(a) of this Agreement.
     1.16 Excluded Liabilities. Any claim or liability under, in connection with or with respect to the Policies, for:
     (a) premium Taxes, including any litigation or expenses concerning premium Taxes, to the extent arising with respect to premiums collected on the Coinsured Policies attributable to all periods before the Coinsurance Effective Date, and/or to the extent based upon assessments relating to all periods prior to the Coinsurance Effective Date, and all other Tax liabilities arising out of or relating to the Coinsured Policies other than premium Taxes;
     (b) any liability or other obligation in connection with participation by the Ceding Company, whether voluntary or involuntary, in any guaranty fund or other residual market mechanism established or governed by any state or jurisdiction to the extent arising with respect to premiums attributable to all periods prior to the
COINSURANCE AGREEMENT

2

Coinsurance Effective Date and/or to the extent based upon regulatory fines or assessments relating to all periods prior to the Coinsurance Effective Date;
     (c) Extra Contractual Liabilities, and any related attorneys’ fees and expenses, that are based upon, relate to or arise out of any act, error or omission of the Ceding Company or any of its officers, directors, agents, or employees, whether intentional or otherwise, (but excluding any act, error or omission of any Producer solely in connection with New Policies or any other act or omission of any Producer at the Reinsurer’s written request), including, without limitation, any such act, omission or error of the Ceding Company or its designated Affiliate, or any of their respective officers, directors, agents or employees in performing its obligations during the Transition Period, unless such act, omission or error was at the written direction of the Reinsurer or otherwise ratified by the Reinsurer;
     (d) escheat liabilities for checks issued by the Ceding Company for all periods prior to the Coinsurance Effective Date;
     (e) all Producer Payments to the extent attributable to premiums collected under the Coinsured Policies in all periods prior to the Coinsurance Effective Date;
     (f) all liabilities relating to legal proceedings against the Ceding Company in connection with the Coinsured Policies that are identified or required to be identified on Schedule 3.9 of the Master Agreement;
     (g) Any change made in the Non-Guaranteed Elements of the Coinsured Policies not attributable to a written direction or request of an officer of the Reinsurer under this Agreement; and
     (h) Any obligation to make any student loan pursuant to the requirements of any Policy the making of which would cause the aggregate par value of such loans made following the Coinsurance Effective Date by or on behalf of MEGA Life and Mid-West to exceed $10,000,000.00. [Note to draft: This section will only will appear in the MEGA and Mid-West coinsurance agreements, not the Chesapeake coinsurance agreement.]
     1.17 Existing Reinsurance Agreements. All contracts, agreements and treaties of reinsurance between the Ceding Company and any third-party reinsurer (whether affiliated or not) that (i) are in force and effect as of the Coinsurance Effective Date and (ii) cover any risks associated with the Policies. For the avoidance of doubt, any Existing Reinsurance Agreement novated to the Reinsurer in accordance with Section 6.3 of the Master Agreement shall, on the effective date of such novation, cease to be an Existing Reinsurance Agreement.
     1.18 Extra Contractual Liabilities. All liabilities and obligations, (other than those arising under the express terms and conditions of the Policies) whether to Policyholders, Governmental Authorities or any other Person, which liabilities and obligations shall include any liability for punitive, exemplary, special or any other form of extra contractual damages relating
COINSURANCE AGREEMENT

3

to the Policies which arise from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of or relating to the Policies, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.
     1.19 Final Settlement Amount. As defined in Section 3.1(c) of this Agreement.
     1.20 Funds Withheld Account. As defined in Section 4.8.4 of this Agreement.
     1.21 Governmental Authority. Any federal, state or local governmental or regulatory authority, agency, commission, court or other legislative, executive or judicial governmental authority.
     1.22 Insurance Liabilities. The following liabilities and obligations arising under or related to the Coinsured Policies, other than Excluded Liabilities:
     (a) all gross liabilities and obligations arising prior to or after the Coinsurance Effective Date under the terms of the Coinsured Policies, including (i) any right to purchase additional coverage, (ii) any obligation to fund loans in accordance with the terms of the Policies (which obligation may be satisfied by causing an Affiliate of the Reinsurer to, directly or indirectly, fund such loans) and (iii) obligations arising under legal or regulatory requirements, including all such liabilities relating to actions, suits or claims instituted at or after the Coinsurance Effective Date by a Policyholder or beneficiary of a Coinsured Policy under the terms of a Coinsured Policy.
     (b) Extra Contractual Liabilities, and any related attorneys’ fees and expenses, that are based upon, relate to or arise out of any act, error or omission of the Reinsurer or any of its officers, directors, agents or employees, whether intentional or otherwise, including without limitation any written direction given by the Reinsurer under Sections 2.1.4 or 4.6 hereof, and including any Producer’s act, error or omission solely in connection with the producing of New Policies or other actions or omission of any Producer at the Reinsurer’s written request;
     (c) all premium Taxes, to the extent arising with respect to premiums attributable to periods on or after the Coinsurance Effective Date, and/or to the extent based upon assessments arising relating to periods on or after the Coinsurance Effective Date;
     (d) any assessment amount in connection with participation by the Ceding Company, whether voluntary or involuntary, in any guaranty fund or other residual market mechanism established or governed by any state or jurisdiction to the extent arising with respect to premiums attributable to periods on or after the Coinsurance Effective Date and/or to the extent based upon regulatory fines or assessments relating to periods on or after the Coinsurance Effective Date;
COINSURANCE AGREEMENT

4

     (e) escheat liabilities for checks issued by the Reinsurer on or after the Coinsurance Effective Date;
     (f) all Producer Payments to the extent attributable to premiums collected under the Coinsured Policies for all periods on or after the Coinsurance Effective Date; and
     (g) all liabilities for amounts payable on or after the Coinsurance Effective Date for returns or refunds of premiums under the Coinsured Policies.
     1.23 Legal Proceedings. As defined in Section 9.2(a) of this Agreement.
     1.24 New Policies. Policies issued by the Ceding Company following the Coinsurance Effective Date pursuant to Section 5.3 of this Agreement.
     1.25 Non-Guaranteed Elements. All cost of insurance charges, loads and expense charges, credited interest rates, Policy loan interest rates and other loan terms, mortality and expense charges, administrative expense risk charges, variable premium rates and variable paid-up amounts, each as applicable under the Coinsured Policies; provided, that for the purposes of this Agreement Non-Guaranteed Elements shall exclude, solely in the case of student loans issued under the terms of any of the Coinsured Policies, the terms of any such loans that will not be funded by the Reinsurer as a result of the limitations in Section 1.16(h) and 9.18(a) hereof.
     1.26 Policies. All of those insurance policy contracts issued or assumed by the Ceding Company and contracts of assumed reinsurance that are (i)(A) identified by policy form number and/or plan code and policy count or otherwise on Schedule 1.26 hereto, with exceptions noted thereon, and (B) in force and effect as of the Coinsurance Effective Date, and (ii) the New Policies. On the Closing Date, the Ceding Company will provide the Reinsurer with a bordereau listing of the Policies as of the Closing Date, by policy number, in electronic format.
     1.27 Policyholder. Any individual or entity which (i) is the owner of a Policy or which has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy or (ii) in the case of a Policy that is an assumed reinsurance contract, the ceding company thereunder.
     1.28 Post-Effective Date Accounting. As defined in Section 3.2 of this Agreement.
     1.29 Producer. Any agent, broker, representative, or subagent of any person who is contractually entitled to receive any compensation for the solicitation, sale, marketing, production or servicing of any of the Policies.
     1.30 Producer Agreement. Any written agreement, contract, understanding or arrangement between the Ceding Company (or any agent of the Ceding Company) and any Producer, including any assignment of commissions or compensation thereunder, relating to the solicitation, sale, marketing, production or servicing of any of the Policies issued through NEAT
COINSURANCE AGREEMENT

5

Management Group, Life Professionals Reinsurance Holding Company, LLC, or any other agreement with a Producer, in each case listed on Schedule 3.7 of the Master Agreement.
     1.31 Producer Payments. Any expense allowance, commission, override commission, service fee or other compensation payable by any Ceding Company to a Producer pursuant to (i) a Producer Agreement, (ii) the Dedicated Agent Commission Schedules, or (iii) any other commission schedule listed on Schedule 3.7 of the Master Agreement, subject to any offsets to which the Ceding Company is entitled with respect to any such payments.
     1.32 Proposed Settlement Amount. As defined in Section 3.1(c) of this Agreement.
     1.33 Purchase Price. The ceding allowance or purchase price payable by the Reinsurer to the Ceding Company in connection with the reinsurance of the Policies under this Agreement. The Purchase Price shall be                      Dollars ($                    .00) plus interest thereon at the Appraisal Rate from the Coinsurance Effective Date to but excluding the Closing Date and shall be credited to the Ceding Company as a reduction in the amount that would otherwise be payable by the Ceding Company to the Reinsurer at Closing as reflected in Section 3.1 of this Agreement.
     1.34 Qualified United States Financial Institution. An institution that: (a) is organized or, in the case of a United States office of a foreign banking organization, licensed under the laws of the United States, or any state thereof and has been granted the authority to operate with fiduciary powers; and (b) is regulated, supervised, and examined by United States federal or state authorities having regulatory authority over banks and trust companies.
     1.35 RBC Ratio. The ratio, as of the date of determination, of an insurer’s “total adjusted capital” over its “authorized control level” of risk-based capital as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners and regulations adopted by the insurance regulatory authorities in the Reinsurer’s and Ceding Company’s state of domicile which are in effect as of the date hereof, calculated as of the end of each calendar quarter, and using reserving methodologies and asset classifications that are in accordance with generally accepted statutory accounting principles and practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities in the Reinsurer’s state of domicile, consistently applied throughout the specified period and in the immediately prior comparable period. When an RBC Ratio is calculated for any period that is not based on data contained in the annual financial statement of the Reinsurer, “premium” (as defined in the instructions for preparing the RBC Ratio as promulgated by the National Association of Insurance Commissioners) for such year-to-date period will be reasonably estimated and annualized wherever required in such calculation.
     1.36 Reconciliation Amount. As defined in Section 3.1(d) of this Agreement.
     1.37 Regulation. As defined in Section 9.17 of this Agreement.
     1.38 Reinsurer Indemnified Parties. As defined in Section 6.1 of this Agreement.
     1.39 Required Trust Balance. As defined in Section 4.8 of this Agreement.
COINSURANCE AGREEMENT

6

     1.40 Service Fee. As defined in Section 5.2 of this Agreement.
     1.41 Settlement Amount. The amount of the initial premium payment to be made at Closing by the Ceding Company to the Reinsurer in consideration of the coinsurance of the Policies under this Agreement, which shall be in an amount calculated pursuant to Schedule 3.1 attached hereto and made a part hereof.
     1.42 Statutory Reserves and Liabilities. The sum of all of the reserves, deposit fund liabilities (i.e., pre-paid premium, death benefits left on deposit) and liabilities maintained by the Ceding Company for or in respect of the Coinsured Policies, including liabilities for dividends and coupons which are required under (a) the terms of the Coinsured Policies and (b) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Ceding Company under the laws of its state of domicile, and consistent with the methodologies and assumptions used by the Ceding Company in calculating reserves and liabilities for the Coinsured Policies on its latest annual statutory financial statements filed with the insurance regulatory authority in its state of domicile. Except as otherwise specifically provided herein or on Schedule 3.1, Statutory Reserves and Liabilities shall be net of amounts for which the Ceding Company is able to take statutory reserve credit for ceded reinsurance under the Existing Reinsurance Agreements.
     1.43 Taxes. All forms of taxation, whether of the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, related to the Coinsured Policies, including, without limitation, premium taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.
     1.44 Transition Date. The date upon which the Transition Period will end which shall be a date, not later than the first anniversary of the Closing Date, upon which the Reinsurer shall specify in a written notice delivered to the Ceding Company at least thirty (30) days in advance, specifying the date as of which the Reinsurer shall undertake to provide all Administrative Services under the terms and provisions of Section 4.1 of this Agreement without the need for any further Transition Services.
     1.45 Transition Period. The period commencing on the Closing Date and ending on the Transition Date.
     1.46 Transition Services. The services to be provided by the Ceding Company, or a designated Affiliate of the Ceding Company, to the Reinsurer during the Transition Period, as set forth on Schedule 5.1.
     1.47 Trust Account. The reinsurance trust account that may be established pursuant to Section 4.8 of this Agreement.
     1.48 Trust Agreement. The trust agreement that may be entered into between the Reinsurer, the Ceding Company and the Trustee pursuant to Section 4.8 of this Agreement.
     1.49 Trustee. The trustee of the Trust Account that may be established pursuant to Section 4.8 of this Agreement.
COINSURANCE AGREEMENT

7

ARTICLE II
BASIS OF COINSURANCE
     2.1 Coinsurance. Subject to the terms and conditions of this Agreement, effective as of the Coinsurance Effective Date, the Ceding Company hereby cedes or retrocedes to the Reinsurer and the Reinsurer hereby accepts reinsurance and coinsures on a one hundred percent (100%) quota share basis the Ceding Company’s Insurance Liabilities under the Policies, by means of indemnity reinsurance. Subject to Section 2.1.4, the Ceding Company and the Reinsurer mutually agree that the Ceding Company will act at the Reinsurer’s written direction (and shall not act without such direction) in exercising all contractual rights and privileges of the Ceding Company under the Coinsured Policies, including, without limitation, Non-Guaranteed Elements, in accordance with the terms, provisions and conditions of such Coinsured Policies. The Reinsurer agrees to be responsible for one hundred percent (100%) of the Statutory Reserves and Liabilities applicable to Insurance Liabilities with respect to the Coinsured Policies, and shall be fully responsible, at its sole expense, for administration of the Coinsured Policies in all respects in the name, and on behalf, of the Ceding Company in accordance with the terms and conditions of Article IV of this Agreement.
     (a) In no event shall such coinsurance with respect to a particular Policy be in force and binding unless such underlying Policy as issued by the Ceding Company is in force and binding or has lapsed but would be entitled to reinstatement by its terms as of the Coinsurance Effective Date.
     (b) With respect to each of the Coinsured Policies, the amount of coinsurance hereunder shall be maintained in force without reduction so long as the Coinsured Policy remains in force without reduction. If there is a reduction with respect to a Coinsured Policy, the Reinsurer’s liability with respect thereto shall be equally reduced. All coinsurance for which the Reinsurer is liable hereunder shall be subject to the same rates, terms, conditions, limitations and restrictions as are contained in the Coinsured Policy.
     (c) On or after the Coinsurance Effective Date, the Reinsurer shall bear and shall have responsibility for the adjudication and payment of all claims for benefits arising under the Coinsured Policies (excluding any Excluded Liability) on behalf of the Ceding Company.
     (d) The Ceding Company shall comply with any written directions from the Reinsurer on all matters affecting the Reinsurer’s obligations with respect to the Coinsured Policies.
     2.2 Duration of Coinsurance; Recapture. The coinsurance provided under this Agreement shall remain continuously in force. The Coinsured Policies are not eligible for recapture by the Ceding Company.
     2.3 Existing Reinsurance Agreements. The Reinsurer will reimburse the Ceding Company for, or pay on behalf of the Ceding Company, all premiums and other charges, if any,
COINSURANCE AGREEMENT

8

under the Existing Reinsurance Agreements due for all periods on or after the Coinsurance Effective Date. The Ceding Company shall not be entitled to, and shall pay over to the Reinsurer all payments from the reinsurers under the Existing Reinsurance Agreements received by the Ceding Company on and after the Coinsurance Effective Date. The Reinsurer, on behalf of the Ceding Company, will assume all responsibility for administration of the Existing Reinsurance Agreements (in accordance with the terms thereof) at the same time as Reinsurer assumes responsibility for the administration of such Coinsured Policies pursuant to this Agreement. With the consent of the Reinsurer, the Ceding Company may, and, at the Reinsurer’s reasonable request the Ceding Company shall, exercise any right it may have to recapture risks now subject to the Existing Reinsurance Agreements; provided that the Reinsurer shall reimburse the Ceding Company for reasonable out of pocket costs incurred thereby in complying with any such request by the Reinsurer, and the Ceding Company shall pay over to the Reinsurer any amounts received from any third party reinsurer in connection with any such recapture.
     2.4 Parties to Coinsurance. Article II of this Agreement provides for indemnity reinsurance solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance under this Article II shall not create any right or legal relation between the Reinsurer and any Policyholder, insured, claimant or beneficiary under a Coinsured Policy, and the Ceding Company shall be and remain solely liable to such Policyholder under the Coinsured Policy.
ARTICLE III
CLOSING AND CONSIDERATION
     3.1 Settlement Amount.
     (a) No later than three (3) days prior to the Closing Date, the Ceding Company shall provide to the Reinsurer its good faith estimate of the Settlement Amount in the form of and calculated in accordance with Schedule 3.1, based upon the life-only statutory financial statements of the Ceding Company as of the Coinsurance Effective Date (the “Estimated Settlement Amount”) together with a certification of the chief accounting officer of the Ceding Company certifying that all items included in the Estimated Settlement Amount were calculated (i) based on the Books and Records of the Ceding Company, (ii) in a manner consistent with SAP and the methodologies utilized in preparing the Ceding Company’s Statutory Statements and using the same methodologies as were used in the preparation of the Life-Only Statutory Statements. On the Closing Date, the Ceding Company agrees to pay the Reinsurer an amount, in cash, equal to the Estimated Settlement Amount as set forth on Schedule 3.1, which shall be remitted by the Ceding Company to the Reinsurer by wire transfer of immediately available funds to an account designated by the Reinsurer. The Reinsurer shall provide the Ceding Company with wire transfer instructions and bank routing numbers for the payment of the Estimated Settlement Amount at least forty-eight (48) hours prior to the Closing Date.
     (b) The Estimated Settlement Amount shall reflect the transfer by the Ceding Company to the Reinsurer of all rights, title and interest in any and all assets and all obligations arising out of liabilities identified on Schedule 3.1.
COINSURANCE AGREEMENT

9

     (c) Following Closing, the parties agree to make appropriate adjustments to the Estimated Settlement Amount to reflect items that should have been included in such calculation in accordance with Schedule 3.1 but were erroneously or inadvertently omitted, included or miscalculated in determining the Estimated Settlement Amount or which are reinstated after the Coinsurance Effective Date and omitted in the calculation of the Estimated Settlement Amount as of the Closing Date. Within sixty (60) days after the Closing Date, the Reinsurer shall deliver to the Ceding Company its good faith calculation of the Settlement Amount in the form of and calculated in accordance with Schedule 3.1 (the “Proposed Settlement Amount”) based upon the data contained in the statutory financial statements of the Ceding Company as of June 30, 2008 filed with the insurance department of its state of domicile and reflecting any adjustments pursuant to the first sentence of this Section 3.1(c), together with a certification of the chief financial officer of the Reinsurer certifying that all items included in the Proposed Settlement Amount were calculated (i) based on the Books and Records, (ii) in a manner consistent with SAP and the methodologies utilized in preparing the Ceding Company’s Statutory Statements and the Estimated Settlement Amount, (iii) using the same methodologies as were used in the preparation of the Life-Only Statutory Statements, and (iv) specifying in reasonable detail the reasons for any differences between the Reinsurer’s calculation of the Proposed Settlement Amount and the Estimated Settlement Amount. The Ceding Company shall have sixty (60) days to review the Reinsurer’s calculation of the Proposed Settlement Amount and the amounts set forth therein, and provide written notice to the Reinsurer of any dispute regarding the Reinsurer’s calculation of such amount, specifying the reasons therefor in reasonable detail (a “Dispute Notice”). The Ceding Company and the Reinsurer shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, any adjustments to the calculation of any amount contained in the Reinsurer’s calculation of the Proposed Settlement Amount shall be made with the agreement of the Ceding Company and the Reinsurer. If the Ceding Company and the Reinsurer are unable to resolve any such dispute within thirty (30) days (or such longer period as the Ceding Company and the Reinsurer shall mutually agree in writing) of the Ceding Company’s delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination by the Independent Accounting Firm shall be final and binding on the parties; provided that the Reinsurer and the Ceding Company shall submit to the Independent Accounting Firm statements with respect to their respective positions on disputed issues and will cooperate with the Independent Accounting Firm by promptly providing any requested information. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 3.1(c) shall be shared fifty percent (50%) by the Reinsurer and fifty percent (50%) by the Ceding Company. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty days of submission by the Reinsurer and the Ceding Company of their respective statements with respect to the disputes and, in any case, as promptly as practicable after such submission. If no Dispute Notice is timely delivered by the Ceding Company, the Reinsurer’s calculation of the Proposed Settlement Amount shall be the “Final Settlement Amount”. If a Dispute Notice is timely delivered by the Ceding Company, the amount determined
COINSURANCE AGREEMENT

10

pursuant to the resolution of such dispute in accordance with this Section 3.1(c), shall be the “Final Settlement Amount”.
     (d) If there is a difference between the Final Settlement Amount and the Estimated Settlement Amount (the “Reconciliation Amount”), the Reconciliation Amount shall be paid by the Ceding Company to the Reinsurer, or refunded by the Reinsurer to the Ceding Company, as the case may be, with interest thereon at the Appraisal Rate from the Closing Date to the date the Reconciliation Amount is paid, which shall be within ten (10) days the calculation of the Final Settlement Amount is completed, or any disputes with respect to such calculation have been resolved.
     3.2 Post Coinsurance Effective Date Accounting. Cash flows arising out of the Policies between the Coinsurance Effective Date and the Closing Date, together with interest on the Final Settlement Amount and on the cash flows of the Business during such period, in each case calculated in accordance with Schedule 3.2, shall be calculated in an accounting delivered by the Reinsurer to the Company (the “Post-Effective Date Accounting”). The Post-Effective Date Accounting will be in the form attached as Schedule 3.2. The Reinsurer shall provide to the Ceding Company on a preliminary basis the calculation required by this Section within thirty (30) days of the Closing. The Reinsurer shall have until the sixtieth (60th) day following the Closing Date to submit its final Post-Effective Date Accounting. The Post-Effective Date Accounting shall be accompanied by a certification of the chief financial officer of the Reinsurer that all items reflected in the Post-Effective Date Accounting were calculated (i) in good faith by the Reinsurer for the period from Coinsurance Effective Date to the Closing Date, (ii) based upon the Books and Records, and (iii) consistent with past practices. The expense allowance to be included in the Post-Effective Date Accounting will be the total amount of expenses the Ceding Companies actually incurred, excluding costs incurred with respect to the non-Transferred Employees, and excluding any severance payments or retention bonuses, in the administration of the Policies during the period from the Coinsurance Effective Date to the Closing Date. The Reinsurer agrees to supply the Ceding Company with a copy of all computer runs, work papers and supporting data used in preparing the Post-Effective Date Accounting. If the Post-Effective Date Accounting reflects a balance due the Ceding Company, such balance shall be paid by the Reinsurer to the Ceding Company in cash simultaneously with the delivery of the Post-Effective Date Accounting. If the Post-Effective Date Accounting reflects a balance due the Reinsurer, such balance shall be paid by the Ceding Company to the Reinsurer in cash not later than three (3) Business Days following its receipt of the Post-Effective Date Accounting. Any dispute with respect to the Post-Effective Date Accounting shall be resolved by the dispute resolution mechanism described in Section 3.1(c).
     3.3 Books and Records. On the Closing Date, the Ceding Company will transfer the Books and Records relating to the Coinsured Policies to the Reinsurer. The Reinsurer agrees that, on and after the Closing Date, and for such period of time as may be required under the Reinsurer’s standard record retention practices and procedures, and in accordance with Applicable Law, it will maintain true and accurate books and records of all reinsurance hereunder, including, without limitation, all such records as may pertain to the Administrative Services described in Article IV. So long as any Coinsured Policies are in force and subject to coinsurance hereunder pursuant to Article II, the Reinsurer shall make available for inspection
COINSURANCE AGREEMENT

11

and copying by the Ceding Company any financial or other books and records pertaining to the Coinsured Policies that may reasonably be required by the Ceding Company for financial statement preparation or any other reasonable business purpose, as provided in Section 6.6 of the Master Agreement. For as long as any Administrative Services are provided by the Reinsurer hereunder, the Reinsurer shall maintain backup, business continuation and disaster recovery plans similar to any such plans as are in effect by the Reinsurer on the date hereof (or other substantially similar backup, business continuation and disaster recovery plans).
ARTICLE IV
UNDERTAKINGS OF THE REINSURER FOLLOWING CLOSING
     4.1 Administration of Coinsured Policies. On and after the Closing Date, and subject to the Transition Services to be provided by the Ceding Company, or a designated Affiliate of the Ceding Company, to the Reinsurer during the Transition Period, the Ceding Company hereby appoints the Reinsurer to provide, and the Reinsurer shall undertake and provide to the Ceding Company, all administrative services necessary with respect to the proper administration of the Coinsured Policies, including, without limitation, the services described on Schedule 4.1. Notwithstanding any other provision of this Agreement or Schedule 4.1 to the contrary, the Ceding Company shall have the right to direct the Reinsurer to perform any action necessary for the Coinsured Policies or the administration thereof to comply with Applicable Law or to cease performing any action that constitutes a violation of Applicable Law, provided, however, that in no event will the Reinsurer be obligated to provide a service with respect to the Coinsured Policies that would need to be provided by the Ceding Company, even if the Coinsured Policies were no longer on its books provided, further, that the administrative services to be provided by the Reinsurer with respect to student loans issued pursuant to the terms of any Coinsured Policy shall be limited as described in Section 9.18(b)(i) and Item number 15 in Schedule 4.1 under the circumstances described therein. Subject to the Transition Services to be provided by the Ceding Company to the Reinsurer during the Transition Period, (a) the Administrative Services shall be provided in all material respects in accordance with the terms of the Coinsured Policies, and (b) the Reinsurer shall provide the Administrative Services (i) in accordance with the applicable terms of this Agreement; (ii) in compliance with Applicable Law; (iii) in a professional, competent and workmanlike manner; and (iv) in accordance with the Reinsurer’s own standards in providing services with respect to similar policies and contracts administered by the Reinsurer. No compensation shall be payable by the Ceding Company to the Reinsurer for the Administrative Services.
     4.2 Transition Period. During the Transition Period, the Ceding Company and the Reinsurer shall use commercially reasonable efforts to cooperate with and assist each other in connection with the transition from the performance of the administrative services in connection with the Policies by the Ceding Company to the performance of such services by the Reinsurer, and in assigning, transferring, or removing, as applicable, the systems environment, operations, functions and applications, if any, from the infrastructure of the Ceding Company and its Affiliates (“Ceding Company Infrastructure”) to the extent necessary to complete the transfer of administration of the Coinsured Policies to the Reinsurer, taking into account the goal of minimizing both the cost of such transition and the disruption to the ongoing business operations
COINSURANCE AGREEMENT

12

of the parties. The Ceding Company shall provide the Transition Services set forth on Schedule 5.1 to the Reinsurer during the Transition Period. The Reinsurer may have reasonable access, solely to the extent such access is required in connection with the transition of any administrative service, to the Ceding Company Infrastructure as reasonable times upon providing advance written notice to the Ceding Company.
     4.3 Premium Payments, Negotiation of Checks. Upon and after the Coinsurance Effective Date, (i) all premium payments and other amounts payable to or chargeable by the Ceding Company under the Coinsured Policies shall be the sole property of the Reinsurer, and (ii) any premium payment or other such amount received by the Ceding Company on and after the Coinsurance Effective Date shall be remitted to the Reinsurer. The Reinsurer shall be authorized to endorse for payment all checks, drafts, and money orders payable to the Ceding Company with respect to premiums and other amounts payable to or chargeable by the Ceding Company under the Coinsured Policies. The Ceding Company hereby assigns, to the extent permitted by law, to the Reinsurer all of its rights and privileges to draft or debit the accounts of any Policyholders for premiums or other amounts due under the Coinsured Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Ceding Company and such Policyholders.
     4.4 Notice to Policyholders. As and when required by Applicable Law, the Reinsurer shall send to each Policyholder of the Coinsured Policies a service notice which shall provide adequate notice to the Policyholders that the Coinsured Policies will be administered by the Reinsurer. The form of the service notice shall be provided by the Reinsurer to the Ceding Company for its review and written approval (which approval shall not be unreasonably withheld or delayed) prior to distribution to Policyholders and shall comply with Applicable Law. The service notices shall be mailed to each Policyholder’s last known address of record furnished by the Ceding Company to the Reinsurer.
     4.5 Notice of Excluded Liability Claims. In the event that a claim or liability constituting an Excluded Liability becomes known to the Reinsurer on or after the Closing Date, the Reinsurer shall, in accordance with Section 10.3 of the Master Agreement, notify the Ceding Company of such claim or liability, shall provide the Ceding Company with all supporting documentation and records in the possession or control of the Reinsurer pertaining to such claim or liability, and shall provide the Ceding Company with reasonable assistance in recovering any reinsurance payable by a Person other than the Reinsurer with respect thereto, all subject to the Reinsurer’s indemnification rights under Article X of the Master Agreement. The terms of this Section 4.5 shall survive termination of this Agreement.
     4.6 Producer Payments. The Reinsurer hereby assumes the liability of the Ceding Company and agrees that it shall be financially responsible for Producer Payments due in respect of premiums collected and received by the Reinsurer under the Coinsured Policies for periods on or after the Coinsurance Effective Date. With respect to Producer Payments other than Dedicated Agent Commission Payments, the Ceding Company hereby designates the Reinsurer as “paying agent” to make such Producer Payments directly to the applicable Producers from and after the Closing Date. With respect to the Dedicated Agent Commission Payments, the Reinsurer’s only obligation under this Agreement shall be to calculate and pay to the Ceding
COINSURANCE AGREEMENT

13

Company the aggregate amount of the Dedicated Agent Commission Payments. On and after the Closing Date, the Ceding Company shall act at the Reinsurer’s written direction and cost to exercise all rights of the Ceding Company relating to the Coinsured Policies under the terms of the Producer Agreements, including without limitation, any rights to suspend or terminate Producer Payments which relate to the Coinsured Policies to such Producers for any reason or cause set forth in the Producer Agreements, provided that the Ceding Company shall be indemnified and held harmless by the Reinsurer for any such actions taken at the Reinsurer’s direction. Any liability for Producer compensation not set forth in the forms of Producer Agreements, commission schedules identified on Schedule 3.7 of the Master Agreement or in the Dedicated Agent Commission Schedules shall remain the obligation of the Ceding Company, and the Reinsurer shall be indemnified and held harmless by the Ceding Company for any compensation to Producers in excess of that set forth in the Producer Agreements, the commissions schedules identified on Schedule 3.7 of the Master Agreement or the Dedicated Agent Commission Schedules.
     4.7 Reserves. The Reinsurer agrees that, on or after the Closing Date, it will establish and maintain all Statutory Reserves and Liabilities as may be required with respect to the Insured Liabilities under the terms of the Coinsured Policies and Applicable Law, including, without limitation, the applicable statutes and regulations of its state of domicile.
     4.8 Reserve Credits; Security. If, as of the end of any calendar quarter following the Closing Date, (a) the Ceding Company becomes unable to take full reserve credit with respect to the reinsurance by the Reinsurer of the Coinsured Policies, or (b) the Reinsurer fails to maintain an RBC Ratio of at least 200% (or, if and to the extent that the Reinsurer grants to any of its other ceding companies a financial impairment trigger at an RBC Ratio higher than 200%, if Reinsurer fails to maintain an RBC Ratio of at least such higher percentage), the Reinsurer shall, to ensure that the Ceding Company is permitted to take such reserve credit on the Ceding Company’s statutory financial statements, and to provide additional security to the Ceding Company for the performance of the Reinsurer’s obligations under this Agreement, take prompt action to establish and maintain a custodial or trust account (“Trust Account”) with a Qualified United States Financial Institution (the “Trustee”), at the sole cost and expense of the Reinsurer, and shall enter into a trust agreement with the Ceding Company and the Trustee in substantially the form attached hereto as Schedule 4.8 (the “Trust Agreement”), to secure the payment of amounts due the Ceding Company and/or the holders of the Coinsured Policies under this Agreement. The Reinsurer shall pay into, and shall thereafter maintain in the Trust Account, cash in United States currency; securities issued by or backed by the United States of America and designated as Class 1 securities by the Securities Valuation Office of the National Association of Insurance Commissioners; certificates of deposit issued by a bank organized under the laws of the United States or located in the United States, and payable in United States legal tender and/or investments of the types permitted under the Applicable Law in the Ceding Company’s state of domicile; having a current fair market value equal to no less than 102% of the then current Statutory Reserves and Liabilities associated with the Coinsured Policies (“Required Trust Balance”).
     4.8.1. The Reinsurer shall have investment authority with respect to the assets held in the Trust Account, provided, however, that such assets shall (i) not consist of
COINSURANCE AGREEMENT

14

investments in, or loans to, affiliates of the Ceding Company or the Reinsurer, and (ii) otherwise qualify as admitted assets under the insurer investment rules applicable to the Reinsurer pursuant to the applicable statutes and regulations of its state of domicile.
     4.8.2. The Required Trust Balance shall be calculated on a calendar quarter basis. The Reinsurer shall make such further deposits to the Trust Account as are required from time to time in order to restore the Required Trust Balance. Any excess assets in the Trust Account shall be released from time to time to the Reinsurer.
     4.8.3. Unless otherwise agreed upon in writing by the Ceding Company, the Reinsurer shall maintain such Trust Account until all obligations of the Reinsurer under this Agreement have been fully satisfied, as determined by the Ceding Company in its sole reasonable discretion. Notwithstanding the foregoing, the Reinsurer may terminate the Trust Agreement and close the Trust Account or terminate any letter of credit at any time when the Required Trust Balance is less than Two Million Dollars ($2,000,000.00), provided that if the Trust Account or any letter of credit is created or maintained because of the conditions set forth in Section 4.8(a), the Trust Account or letter of credit shall not be closed or terminated.
     4.8.4. The Ceding Company may withdraw the assets held in the Trust Account at any time and from time to time, notwithstanding any other provisions of this Agreement, and assets withdrawn from the Trust Account shall be applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company), without diminution because of insolvency on the part of the Ceding Company or the Reinsurer; provided, however, that following any such withdrawal the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only apply such assets for one or more of the following purposes:
               (i) to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to any Policyholders of Coinsured Policies on account of cancellation of the Coinsured Policies;
               (ii) to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Coinsured Policies hereunder;
               (iii) in the event of notice of termination of the Trust Account, to fund an account of the Ceding Company in an amount equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Coinsured Policies, such account to include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premium reserves; or
               (iv) to pay other amounts due the Ceding Company under this Agreement.
COINSURANCE AGREEMENT

15

               (v) The Ceding Company shall return to the Trust Account amounts withdrawn under Sections 4.8.4(i) through (iv) in excess of the actual amounts required under Sections 4.8.4(i) through (iii), and in excess of the amounts subsequently determined to be due under Section 4.8.4(iv), and shall pay the Reinsurer interest earned for amounts held pursuant to Section 4.8.4(iii); unless a higher rate of interest has been awarded by any court of competent jurisdiction or arbitration panel, and any net court or arbitration expenses, including attorneys’ fees and other reasonable expenses awarded by such arbitration panel or court (in which case such higher rate, costs and expenses shall apply).
               (vi) Any assets withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) pursuant to Section 4.8.4(iii) and any assets withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) under Sections 4.8.4(i), (ii) and (iv) in excess of the actual amounts required thereunder and not returned to the Trust Account under Section 4.8.4(v), and interest or any other earnings thereon shall be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust, subject to the Ceding Company’s right to apply such assets to amounts due and payable by the Reinsurer to the Ceding Company under this Agreement, and shall at all times be maintained, separate and apart from any assets of the Ceding Company in a designated account of the Ceding Company which is communicated to the Reinsurer (the “Funds Withheld Account”), for the sole purpose of funding the payments and reimbursements described in Sections 4.8.4(i), (ii) and (iv). All dividends, interest and other income on such amounts shall be credited to such account for purposes of determining the amount of funding provided thereby. The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) shall ensure that any assets held in trust pursuant to this Agreement comply with the provisions of this Section 4.8.4 in accordance with its fiduciary obligations as trustee with respect to such amounts.
     4.8.5. At the Reinsurer’s request, and with the approval of the Ceding Company, which shall not be unreasonably withheld, conditioned or delayed, the Reinsurer may withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer; provided:
               (i) the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other eligible assets having a market value equal to the market value of the assets withdrawn, or
               (ii) after such withdrawals and transfers, the aggregate of the market value of the eligible assets in the Trust Account plus the aggregate amount of the
COINSURANCE AGREEMENT

16

Funds Withheld Account pursuant to Section 4.8.4 (iii) is equal to or greater than the 100% of the Required Trust Balance.
     4.8.6. The Reinsurer may, in its sole discretion, elect to utilize letters of credit to collateralize all or any portion of the Required Trust Balance (in lieu of maintaining assets in trust) to the extent that such letters of credit would be sufficient to provide the Ceding Company with reinsurance reserve credit under the laws of the Ceding Company’s state of domicile.
     4.8.7. Notwithstanding the foregoing, in the event that after the Trust Account or any letter of credit has been established pursuant to this Section 4.8, the Reinsurer has an RBC Ratio in excess of the level set forth in this Section 4.8, such Trust Account or letter of credit shall be terminated and the assets therein returned to the Reinsurer. If the Reinsurer shall thereafter fail to maintain such RBC Ratio, the provisions of paragraphs Section 4.8 shall apply once again.
     4.9 Premium Taxes. The Ceding Company shall be liable for all premium taxes on premiums received in connection with the Coinsured Policies prior to the Coinsurance Effective Date and shall remain liable for payment of premium taxes on premiums received under the Coinsured Policies. The Reinsurer shall pay to the Ceding Company a provision for premium taxes incurred in connection with premiums received under the Coinsured Policies on or after the Coinsurance Effective Date. The provision for premium taxes shall be estimated at two and one-half of one percent (2.5%) of premiums collected, as calculated on a quarterly basis, and shall be paid by the Reinsurer to the Ceding Company within seventy-five (75) days of the end of each calendar quarter and adjusted annually to the actual amount within seventy-five (75) days after the end of each calendar year. The difference between actual and estimated premium taxes shall be paid by the owing party to the other party within seventy-five (75) days after the end of each calendar year.
     4.10 Guaranty Fund Assessments.
     4.10.1. Ceding Company-Paid Assessments. In the event the Ceding Company is required to pay an assessment in respect of the Coinsured Policies to any insurance guaranty, insolvency or other similar fund maintained by any jurisdiction and such assessment is based on premiums collected or policies in force in any period on or after the Coinsurance Effective Date, the portion, if any, of such assessment that relates to such Coinsured Policies shall be reimbursed by the Reinsurer to the extent that no premium tax offsets are available for use by the Ceding Company.
     4.10.2. Reinsurer-Paid Assessments. In the event the Reinsurer is required to pay any assessment in respect of the Coinsured Policies to any insurance guaranty, insolvency or other similar fund maintained by any jurisdiction and such assessment is based on premiums collected or policies in force in any period prior to the Coinsurance Effective Date, the portion, if any, of such assessment that relates to such Coinsured Policies shall be reimbursed by the Ceding Company to the extent that no premium tax offsets are available for use by the Reinsurer.
COINSURANCE AGREEMENT

17

     4.11 Quarterly Reports. Within a time period mutually agreeable to the Ceding Company and the Reinsurer, but in no event more than thirty (30) days after the close of each calendar quarter after the Closing Date, the Reinsurer will provide the Ceding Company with information needed by the Ceding Company for reporting with respect to the Coinsured Policies in its statutory, GAAP and tax financial statements; provided, that if any such information cannot be readily obtained or validated within that time period, the Reinsurer shall provide good faith estimates within that time period and provide actual information as promptly as practicable thereafter and in no event more than forty-five (45) days after the close of the relevant calendar quarter. The form of the report and the information to be provided is set forth on Schedule 4.11. If any such report indicates an amount payable by the Reinsurer to the Ceding Company, such amount will be paid by the Reinsurer on the date it delivers such report. If any such report indicates an amount payable by the Ceding Company, such amount will be paid by the Ceding Company to the Reinsurer not later than ten (10) business days following the date of its receipt of such report. Any payment required by this Section 4.11 shall be made by means of a wire transfer of immediately available funds.
     4.12 License. The Reinsurer shall have the right to use the trademarks and trade names of the Ceding Company for purposes of providing the Administrative Services, but for no other purposes.
     4.13 Audit. Each party shall have the right to audit, at its sole expense, at the office of the other during regular business hours and upon at least ten (10) days prior written notice, all records and procedures relating to the Coinsured Policies.
ARTICLE V
UNDERTAKINGS OF CEDING COMPANY FOLLOWING CLOSING
     5.1 Transition Services.
     (a) During the Transition Period, the Ceding Company or a designated Affiliate of the Ceding Company agrees to provide to the Reinsurer the Transition Services set forth on Schedule 5.1, and the Ceding Company and the Reinsurer shall cooperate with each other and use their commercially reasonable efforts to effect an orderly transition of each Transition Service from the Ceding Company to the Reinsurer. More specifically, prior to the Transition Date, the Ceding Company will (i) maintain staff adequate to provide the Transition Services consistent with the Ceding Company’s historical service and operating standards, (ii) make available sufficient support staff experienced in the Ceding Company’s historical operations and systems as may be required to assist the Reinsurer in developing a credible and efficient conversion plan, (iii) use commercially reasonable efforts to make available to the Reinsurer adequate resources as may be reasonably required to develop and implement such plan; and (iv) work with the Reinsurer to develop a description of the arrangements it intends to implement to ensure that the Ceding Company will have adequate knowledgeable resources to assist in the transition. Subject to Section 5.2 below, the Ceding Company and the Reinsurer shall each bear its own costs and expenses associated with the
COINSURANCE AGREEMENT

18

conversion/transition of the administration of the Coinsured Policies from the Ceding Company’s current systems in accordance with the provisions of this Agreement.
     (b) On and after the date of this Agreement, absent the Reinsurer’s prior written consent or as otherwise provided in this Agreement or the Master Agreement, the Ceding Company will make no amendment or modification to (i) any of the Coinsured Policies or riders attached thereto or amendments thereof or (ii) any of the Existing Reinsurance Agreements or amendments thereof.
     5.2 Service Fee. In consideration of the Ceding Company’s performance of the Transition Services, the Reinsurer shall pay the Ceding Company a service fee in an amount equal to the Ceding Company’s actual cost not including any allocation of “overhead” (the “Service Fee”), plus an hourly rate of $100 per hour for the performance by the employees of the Ceding Company of Extraordinary Transition Services at the request of the Reinsurer. For purposes of this Section 5.2, “Extraordinary Transition Services” shall mean any special projects or undertakings requested by the Reinsurer during the Transition Period that are not Transition Services and require a commitment of time by any employees of the Ceding Company in excess of four (4) hours, and that involve activities, by way of illustration, related to the design, development or implementation of systems conversions or conversion plans, the preparation of special reports or data for the Reinsurer, “de-bugging” systems or modifications thereto, and similar activities. The Ceding Company shall render a monthly statement to the Reinsurer, in arrears, covering the Transition Services and Extraordinary Transition Services provided in the previous monthly period. Payment shall be due within ten (10) business days of the Reinsurer’s receipt of the Ceding Company’s statement. Late payments shall bear interest at the Appraisal Rate.
     5.3 New Policies. From and after the Coinsurance Effective Date, the Ceding Company shall issue in its name (i) new insurance policies for which applications were received by the Ceding Company on or before the Closing Date utilizing the same policy forms and underwriting standards in use for the Policies prior to the Closing Date, (ii) new insurance policies issued or reinstated through Permitted Transactions, (iii) new insurance policies for which applications were received by the Ceding Company through the NEAT Management Group after the Closing Date but on or before the first anniversary of the Closing Date utilizing the same policy forms and underwriting standards in use for the Policies prior to the Closing Date, and (iv) new insurance policies for which applications were received by the Ceding Company through the Life Professionals Reinsurance Holding Company, LLC after the Closing Date but on or before the effective date of termination of new production by Life Professionals Reinsurance Holding Company, LLC utilizing the same policy forms and underwriting standards in use for the Policies prior to the Closing Date. Each of the policies, renewals, endorsements, amendments or restatements referred to in this Section 5.3 shall be reinsured hereunder by the Reinsurer and are referred to herein as the “New Policies”.
COINSURANCE AGREEMENT

19

ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification by the Ceding Company. From and after the Closing Date, the Ceding Company shall indemnify and defend the Reinsurer, and its officers, employees, directors, agents and representatives (the “Reinsurer Indemnified Parties”) against, and hold each of them harmless from all Losses sustained or incurred by, or asserted against, the Reinsurer Indemnified Parties which arise out of (a) any Excluded Liabilities, (b) any breach or nonfulfillment by the Ceding Company of, or any failure by the Ceding Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, and (c) any enforcement of this indemnity.
     6.2 Indemnification by the Reinsurer. From and after the Closing Date, the Reinsurer shall indemnify and defend the Ceding Company, and its officers, employees, directors, agents and representatives (the “Ceding Company Indemnified Parties”) against, and hold each of them harmless from all Losses sustained or incurred by, or asserted against, the Ceding Company Indemnified Parties (a) with respect to the Insurance Liabilities, or (b) which arise out of (i) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement; or (ii) any action or inaction of the Reinsurer under or with respect to any of the Coinsured Policies (including, without limitation, any Extra Contractual Liabilities the Ceding Company may have incurred or may incur by reason of any actions, inactions or misconduct of the Reinsurer in connection with such Coinsured Policies occurring on or after the Closing Date); or (iii) written instructions of the Reinsurer given pursuant to Section 2.1 and Section 4.6 hereof, or (c) which arise out of any enforcement of this indemnity.
     6.3 Extra Contractual Liabilities. The Reinsurer assumes no liability of any kind hereunder for any Extra Contractual Liabilities that are Excluded Liabilities. The Ceding Company assumes no liability of any kind hereunder for any Extra Contractual Liabilities that are Insurance Liabilities.
     6.4 Indemnification and Arbitration Procedures. The indemnification and arbitration procedures under Articles IX and X of the Master Agreement (excluding any indemnification thresholds or caps set forth in Section 10.2.5 of the Master Agreement), shall apply to indemnity claims and disputes arising out of, or relating to, this Agreement, whether such dispute arises before or after the termination of this Agreement, and whether in contract or in tort, and are incorporated herein by reference.
     6.5 Cooperation. Each party agrees that it will cooperate fully with the other party in the satisfactory settlement of any and all claims, insofar as possible.
COINSURANCE AGREEMENT

20

ARTICLE VII
INSOLVENCY
     7.1 Payment of Benefits under an Insolvency. The obligations of the Reinsurer under this Agreement shall be without diminution or in any way affected or diminished because of the insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company and the appointment of a conservator, liquidator, receiver or statutory successor of the Ceding Company while coinsurance under this Agreement is in effect as to any Coinsured Policy, all coinsurance made, ceded, renewed or otherwise becoming effective shall be payable directly to such conservator, liquidator, receiver or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims.
     7.2 Required Notice of and Defense against Claims. In the event of the insolvency of the Ceding Company while coinsurance as to any Coinsured Policy is in effect under this Agreement, the conservator, liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim against the Ceding Company on a Coinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may, at its own expense, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be payable, subject to court approval, out of the estate of the Ceding Company as a part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company in conservation or liquidation solely as a result of the defense undertaken by the Reinsurer.
ARTICLE VIII
PRIVACY RIGHTS
     8.1 Compliance with Laws. Each of the Ceding Company and the Reinsurer, in performing its services hereunder, agrees to comply with all Applicable Law with respect to the Coinsured Policies in the performance of its obligations under this Agreement. The Reinsurer will indemnify the Ceding Company for all Losses arising from any actions of any nature whatsoever, whether legal or regulatory, as a result of the Reinsurer’s failure to comply as set forth in this Section 8.1 and as specifically delineated hereafter in Sections 8.2 through 8.5.
     8.2 USA Patriot Act. Each of the Ceding Company and the Reinsurer, in performing its services hereunder, agrees to comply with the provisions and obligations of the USA Patriot Act of 2001 and such rules and regulations as may from time to time be promulgated in relation thereto as applicable to the Coinsured Policies.
COINSURANCE AGREEMENT

21

     8.3 Gramm-Leach-Bliley Act. Each of the Ceding Company and the Reinsurer, in performing its services hereunder, agrees to protect the privacy of each of the Ceding Company’s employees, Producers, Policyholders, licensors and contractors. All personal information relating to any such individual which may be shared with, or obtained by, the Reinsurer in its performance under this Agreement shall be considered confidential personal information. Therefore, each of the Ceding Company and the Reinsurer shall comply with all applicable provisions of the Gramm-Leach-Bliley Act with respect to this Agreement.
     8.4 Health Insurance Portability and Accountability Act of 1996 (the “HIPAA”). Each of the Company and the Reinsurer, in performing its services hereunder, agrees to comply with the provisions and obligations of the HIPAA and such rules and regulations as may from time to time be promulgated in relation thereto, including but not limited to the obligations under the Administrative Simplification Provisions of the HIPAA relating to privacy, security and electronic transactions (including the ability to receive and transmit all required electronic transactions), all as applicable to the Coinsured Policies. The Ceding Company and the Reinsurer shall execute a Business Associate Agreement substantially in the form set forth in Schedule 8.4 attached hereto.
     8.5 Privacy Practices. The Reinsurer agrees to undertake and perform the obligations of the Ceding Company to provide notice of privacy practices in substantially the form set forth in Schedule 8.5 attached hereto.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Regulatory Complaints and Proceedings. From and after the Closing Date, the Reinsurer shall:
     (a) respond to any Policyholder claims payment or related complaints or inquiries made or forwarded to the Reinsurer by any Governmental Authority with respect to the Coinsured Policies other than those relating to the Excluded Liabilities within the time frame agreed upon by the Governmental Authority and the Reinsurer for response or, if no such time frame is agreed upon, within the time frame as allowed by Applicable Law, and upon request by the Ceding Company promptly provide a copy of such response to the Ceding Company;
     (b) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, promptly notify the Ceding Company of any Policyholder complaints or inquiries made or forwarded to the Reinsurer by any Governmental Authority with respect to the Excluded Liabilities;
     (c) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, upon request by the Ceding Company promptly notify the Ceding Company of any non-claims payment related complaints or inquiries initiated by a Governmental Authority on or after the Closing Date with respect to the Coinsured Policies other than those relating to the
COINSURANCE AGREEMENT

22

Excluded Liabilities, and subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, prepare and send to the Governmental Authority, a response within the time frame agreed upon by the Governmental Authority and the Reinsurer for response or, if no such time frame is agreed upon, within the time frame as allowed by Applicable Law, and upon request by the Ceding Company promptly provide a copy of such response to the Ceding Company; provided, that, subject to meeting such time frames, upon request of the Ceding Company, the Reinsurer shall provide any response to the non-claims related complaints or inquires to the Ceding Company for its prior review and comment.
     (d) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, promptly notify the Ceding Company of any non-claims payment related complaints or inquiries initiated by a Governmental Authority on or after the Closing Date with respect to the Coinsured Policies with respect to the Excluded Liabilities.
     (e) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, supervise, assume and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Authorities to the extent related to the Coinsured Policies at its own cost and expense, and in the name of the Ceding Company when necessary (subject to its indemnification rights under Article X of the Master Agreement); and
     (f) at the Ceding Company’s request, provide to the Ceding Company a report in a form mutually agreed by the parties summarizing (to the extent permitted by Applicable Law) the nature of any such complaints, inquiries or proceedings by Governmental Authorities, the alleged actions or omissions giving rise to such complaints, inquiries or proceedings and copies of any files or other documents that the Ceding Company may reasonably request in connection with its review of these matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Reinsurer, lead to the loss or waiver of legal privilege; provided, however, the Ceding Company shall reimburse the Reinsurer for all reasonable out-of-pocket expenses paid by the Reinsurer in providing such reports to the Ceding Company.
     9.2 Legal Proceedings. From and after the Closing Date, the Reinsurer shall:
     (a) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, upon request by the Ceding Company promptly notify the Ceding Company of any lawsuit, action, arbitration or other dispute resolution proceedings to the extent known to the Reinsurer that are instituted or threatened by any Person (including any Governmental Authority) with respect to any matter relating to the Coinsured Policies (“Legal Proceeding(s)”) that relates to an Insurance Liability;
COINSURANCE AGREEMENT

23

     (b) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, notify the Ceding Company promptly of any Legal Proceeding with respect to any matter relating to the Coinsured Policies that relates to an Excluded Liability;
     (c) subject to and in compliance with the procedures set forth in Section 10.3 of the Master Agreement regarding third party claims, supervise, assume and control the investigation, contest, defense and/or settlement of all such Legal Proceedings (other than those relating to Excluded Liabilities at its own cost and expense, and in the name of the Ceding Company when necessary; and
     (d) promptly respond to any reasonable request by the Ceding Company for information on the progress of any Legal Proceedings handled by the Reinsurer in which the Ceding Company is named a party and, at the Ceding Company’s request, provide to the Ceding Company a report summarizing the nature of such Legal Proceedings, the alleged actions or omissions giving rise to such Legal Proceedings and copies of any files or other documents that the Ceding Company may reasonably request in connection with its review of these matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Reinsurer, lead to the loss or waiver of legal privilege.
     9.3 Notice to Reinsurer. The Ceding Company shall give prompt notice to the Reinsurer of any Legal Proceeding made or brought against the Ceding Company after the Closing Date arising under or in connection with the Coinsured Policies, to the extent known to it and not made against or served on the Reinsurer as administrator hereunder within such time as to permit timely response by the Reinsurer, and in no event more than ten (10) business days after receipt of notice thereof, and shall promptly furnish to the Reinsurer copies of all pleadings in connection therewith.
     9.4 Final Authority. Notwithstanding the foregoing, the parties recognize that, as the issuing company, the Ceding Company retains the final authority with respect to the resolution of inquiries by Governmental Authorities and Policyholder complaints, with respect to which it shall take into account the recommendations of the Reinsurer provided to the Ceding Company hereunder, which the Ceding Company shall only reject in good faith and in light of the intent of the parties to the Master Agreement and this Agreement. Notwithstanding anything to the contrary herein, none of the provisions of Sections 9.1 through 9.4 shall be a limitation on the provisions of Article X of the Master Agreement.
     9.5 Notice Generally. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (i) received by the receiving party if mailed by United States registered or certified mail, return receipt requested, (ii) received by the receiving party if mailed by United States overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by United States first-class mail or overnight express mail, or (iv) delivered in person to the parties, in each case at the addresses set forth in the Master Agreement.
COINSURANCE AGREEMENT

24

     9.6 Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Coinsured Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement to the extent required by and subject to all of the terms and provisions of Section 12.7 of the Master Agreement.
     9.7 Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required of either party under this Agreement is shown to be unintentional and caused by misunderstanding, oversight or clerical error, then this Agreement shall not be deemed in breach thereby, but such error shall be corrected by restoring both parties to the positions they would have occupied had the error not occurred.
     9.8 Reinstatements. If a Policy that was reduced, terminated, or lapsed, is reinstated, the reinsurance for such Policy under this Agreement will be reinstated automatically to the amount that would have been in force if the Policy had not been reduced, terminated, or lapsed.
     9.9 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement and the Master Agreement, including the Schedules attached hereto and thereto, contain the sole and entire agreement between the parties with respect to the subject matter hereof.
     9.10 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Ceding Company and the Reinsurer, respectively.
     9.11 No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other person.
     9.12 Assignment; Subcontractors. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party; provided, however, that the Ceding Company may, without the consent of the Reinsurer: (i) designate one of the other Ceding Companies (as defined in the Master Agreement) to provide the Transition Services on behalf of the Ceding Company; or (ii) designate another Affiliate to provide the Transition Services on behalf of the Ceding Company, so long as such Affiliate is the entity principally responsible for servicing the insurance business of the Ceding Company and employing the personnel involved in such servicing. In addition, the Reinsurer may subcontract with third parties to perform elements of its obligation to provide Administrative Services hereunder. Notwithstanding the foregoing, the Reinsurer shall remain liable to the Ceding Company in accordance with the terms and provisions of this Agreement for any work performed by such subcontractors. The Reinsurer shall be responsible for any additional costs incurred as a result of
COINSURANCE AGREEMENT

25

its subcontracting the Administrative Services to be provided under this Agreement. Subject to the foregoing, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective transferees, successors and assigns.
     9.13 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law doctrine.
     9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     9.15 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
     9.16 Exhibits and Paragraph Headings. Exhibits attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.
     9.17 Tax Provisions. The parties hereby agree to make the election in accordance with Internal Revenue Regulation 1.848-2(g)(8) (the “Regulation”) under Section 848 of the Internal Revenue Code of 1986 (the “Code”), as amended, to comply with all of the requirements of such Regulation regarding such election, including, without limitation, the election statement and tax return reporting requirements of Regulation Sections 1.848-2(g)(8)(ii) and 1.848-2(g)(8)(iii), and further agree:
     (a) to exchange information pertaining to the amount of “net consideration” under this Agreement as defined in the Regulation;
     (b) that the Reinsurer shall submit its calculation of the “net consideration” for purposes of that Regulation to the Ceding Company not later than May 1st for each and every taxable year for which this Agreement is in effect;
     (c) that the Ceding Company may challenge such calculation within ten (10) business days of its receipt of the Reinsurer’s calculation;
     (d) that should the Ceding Company challenge the Reinsurer’s calculation of the “net consideration” and the parties be unable to agree as to the appropriate methodology to determine the “net consideration” for purposes of the Regulation, they shall refer such dispute to an outside tax consultant unrelated to either of the parties, in lieu of the arbitration provisions of this Agreement, and the parties agree to be bound by the decision of that consultant;
COINSURANCE AGREEMENT

26

     (e) that, pursuant to such election, the party with net positive consideration with respect to this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code; and
     (f) that the first taxable year for which such election shall be effective is taxable year 2008.
     9.18 Student Loans.
     (a) For the avoidance of doubt, any student loan funding made by the Reinsurer or any Affiliate thereof, directly or indirectly through the arrangements with Richland State Bank under which such funding was effectuated as of the date of the Master Agreement or some other successor arrangement, shall be deemed to constitute performance pro tanto of the Reinsurer’s student loan funding obligations hereunder. The parties further acknowledge and agree that the Reinsurer’s obligation to fund student loans hereunder is limited to the amount that would not cause the aggregate par value of such loans made by or on behalf of the Ceding Company and [Mid-West; MEGA Life] following the Coinsurance Effective Date to exceed $10 million.
     (b) If the Student Loan Purchase Agreement (as defined in the Master Agreement) is terminated:
               (i) The Reinsurer’s funding obligation with respect to student loans will be performed through periodic settlements under the terms of this Agreement and the Coinsurance Agreement between the Reinsurer and [Mid-West; MEGA Life] and, in connection with such settlements, the Reinsurer will receive the full economic benefit of all interest, earnings, payments, fees and other considerations received by the Ceding Company and any of its Affiliates or designees in respect of any such loans as are so funded by the Reinsurer.  Student loan-related settlements shall be effected on a monthly basis and otherwise in accordance with the information and other requirements set forth on Schedule 4.11 with respect thereto.
               (ii) The Ceding Company or any of its Affiliates shall retain all responsibility for servicing student loans funded by Reinsurer hereunder on terms (including pricing and service standards) substantially identical to the terms under which the other student loans owned by the Ceding Company or any of its Affiliates are serviced, and the Reinsurer or an Affiliate of the Reinsurer will reimburse the Ceding Company for the incremental servicing cost directly attributable to such student loans funded by the Reinsurer or any Affiliate of the Reinsurer (without any allocation of corporate overhead). [Note to draft: This section will only will appear in the MEGA and Mid-West coinsurance agreements, not the Chesapeake coinsurance agreement.]
COINSURANCE AGREEMENT

27

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this ___ day of                     , 2008.

THE CHESAPEAKE LIFE INSURANCE COMPANY
By:
	Name:	David W. Fields
	Title:	President and Chief Executive Officer

WILTON REASSURANCE COMPANY
By:
Title: Chief Executive Officer

COINSURANCE AGREEMENT

28